                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                                 Date of Report
                       (Date of earliest event reported):
                                 June 14, 2000

                       CLEAR CHANNEL COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)

           Texas                         1-9645                  74-1787536
(State or other jurisdiction      (Commission File Number)     (IRS Employer
       incorporation)                                        Identification No.)

200 East Basse Road
 San Antonio, Texas                                                78209
(Address of principal                                            (Zip Code)
 executive offices)

       Registrant's telephone number, including area code: (210) 822-2828

ITEM 5.  OTHER EVENTS.

     On October 2, 1999, Clear Channel Communications, Inc., a Texas corporation (the "Company"), AMFM Inc., a Delaware corporation ("AMFM"), and CCU Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company ("Sub"), entered into an Agreement and Plan of Merger (the "AMFM Merger Agreement"), pursuant to which Sub will be merged (the "AMFM Merger") with and into AMFM, with AMFM surviving the AMFM Merger and continuing its operations as a wholly-owned subsidiary of the Company. The AMFM Merger will be a tax-free, stock-for-stock transaction.

     Upon the terms and subject to the conditions set forth in the AMFM Merger Agreement, upon consummation of the AMFM Merger, each share of AMFM common stock will be converted into the right to receive .94 shares of the Company's common stock.

     On February 28, 2000, the Company, SFX Entertainment, Inc., a Delaware corporation ("SFX"), and CCU II Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company ("Sub II"), entered into an Agreement and Plan of Merger (the "SFX Merger Agreement"), pursuant to which Sub II will be merged (the "SFX Merger") with and into SFX, with SFX surviving the SFX Merger and continuing its operations as a wholly-owned subsidiary of the Company. The SFX Merger will be a tax-free, stock-for-stock transaction.

     Upon the terms and subject to the conditions set forth in the SFX Merger Agreement, upon consummation of the SFX Merger, SFX Class A shareholders will receive 0.6 shares of Clear Channel Communications, Inc. common stock for each SFX share and SFX Class B shareholders will receive one share of Clear Channel Communications, Inc. common stock for each SFX share, on a fixed exchange basis. Company's common stock.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

     (a) Historical Financial Statements of business acquired.

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Stockholders of
AMFM Inc.:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and of cash flows present fairly, in all material respects, the financial position of AMFM Inc. (formerly Chancellor Media Corporation) and its subsidiaries at December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                            PRICEWATERHOUSECOOPERS LLP

Dallas, Texas
March 13, 2000

                           AMFM INC. AND SUBSIDIARIES
            (FORMERLY CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES)

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1999
                 (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                     ASSETS

                                                                 1998         1999
                                                              ----------   -----------
Current assets:
  Cash and cash equivalents.................................  $   12,256   $    59,277
  Accounts receivable, less allowance for doubtful accounts
     of $15,580 in 1998 and $21,428 in 1999.................     352,646       531,818
  Other current assets......................................      59,909        92,324
                                                              ----------   -----------
          Total current assets..............................     424,811       683,419
Property and equipment, net.................................   1,388,156       471,508
Intangible assets, net......................................   5,056,047    10,346,005
Investments in non-consolidated affiliates..................          --     1,103,442
Other assets, net...........................................     358,893       261,434
                                                              ----------   -----------
                                                              $7,227,907   $12,865,808
                                                              ==========   ===========

                         LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses.....................  $  236,618   $   293,155
Long-term debt..............................................   4,096,000     5,890,217
Deferred tax liabilities....................................     453,134     1,707,023
Other liabilities...........................................      50,325        60,154
                                                              ----------   -----------
          Total liabilities.................................   4,836,077     7,950,549
                                                              ----------   -----------
Commitments and contingencies (notes 2, 3, 9 and 13)
Minority interest in consolidated subsidiary................          --         3,694
Redeemable preferred stock:
  Redeemable senior exchangeable preferred stock of
     subsidiary, par value $.01 per share; 10,000,000 shares
     authorized, 1,254,616 shares issued and outstanding;
     liquidation preference of $132,989.....................          --       151,982
Stockholders' equity:
  Preferred stock, $.01 par value. 2,200,000 shares of 7%
     convertible preferred stock authorized, issued and
     outstanding............................................     110,000       110,000
  Preferred stock, $.01 par value. 6,000,000 shares
     authorized in 1998; 5,990,000 shares of $3.00
     convertible exchangeable preferred stock issued and
     outstanding in 1998....................................     299,500            --
  Common stock, $.01 par value. 200,000,000 shares and
     750,000,000 shares authorized in 1998 and 1999,
     respectively; 142,847,674 shares and 210,158,922 shares
     issued and outstanding in 1998 and 1999,
     respectively...........................................       1,428         2,102
  Paid-in capital...........................................   2,259,583     5,115,785
  Accumulated deficit.......................................    (278,681)     (468,304)
                                                              ----------   -----------
          Total stockholders' equity........................   2,391,830     4,759,583
                                                              ----------   -----------
                                                              $7,227,907   $12,865,808
                                                              ==========   ===========

          See accompanying notes to consolidated financial statements.

                           AMFM INC. AND SUBSIDIARIES
            (FORMERLY CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              1997        1998         1999
                                                            --------   ----------   ----------
Gross revenues............................................  $663,804   $1,440,357   $2,232,765
  Less agency commissions.................................    81,726      166,501      254,877
                                                            --------   ----------   ----------
     Net revenues.........................................   582,078    1,273,856    1,977,888
                                                            --------   ----------   ----------
  Operating expenses......................................   316,248      682,061    1,048,711
  Depreciation and amortization...........................   185,982      446,338      732,233
  Corporate general and administrative....................    21,442       36,722       57,559
  Non-cash compensation...................................        --       16,000        6,443
  Merger and non-recurring costs..........................        --       47,661       81,829
                                                            --------   ----------   ----------
     Operating income.....................................    58,406       45,074       51,113
                                                            --------   ----------   ----------
  Interest expense........................................    85,017      217,136      426,681
  Interest income.........................................    (1,922)     (15,650)     (10,644)
  Gain on disposition of assets...........................   (18,380)    (123,845)    (221,312)
  Gain on disposition of representation contracts.........        --      (32,198)     (18,173)
  Other (income) expense, net.............................       383       (3,221)          --
                                                            --------   ----------   ----------
     Income (loss) before income taxes....................    (6,692)       2,852     (125,439)
Income tax expense (benefit)..............................     7,802       33,751       (6,391)
Dividends and accretion on preferred stock of
  subsidiaries............................................    12,901       17,601       11,846
                                                            --------   ----------   ----------
  Loss before equity in net loss of affiliates and
     minority interest and extraordinary item.............   (27,395)     (48,500)    (130,894)
Equity in net loss of affiliates and minority interest....        --           --       27,651
                                                            --------   ----------   ----------
  Loss before extraordinary item..........................   (27,395)     (48,500)    (158,545)
Extraordinary loss, net of income tax benefit.............     4,350       47,089       15,142
                                                            --------   ----------   ----------
          Net loss........................................   (31,745)     (95,589)    (173,687)
Preferred stock dividends.................................    12,165       25,670       15,936
                                                            --------   ----------   ----------
  Net loss attributable to common stockholders............  $(43,910)  $ (121,259)  $ (189,623)
                                                            ========   ==========   ==========
Basic and diluted loss per common share:
  Before extraordinary item...............................  $   (.41)  $     (.54)  $    (1.01)
  Extraordinary item......................................      (.05)        (.34)        (.09)
                                                            --------   ----------   ----------
          Net loss........................................  $   (.46)  $     (.88)  $    (1.10)
                                                            ========   ==========   ==========
Weighted average common shares outstanding................    95,636      137,979      172,967
                                                            ========   ==========   ==========

          See accompanying notes to consolidated financial statements.

                           AMFM INC. AND SUBSIDIARIES
            (FORMERLY CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES)

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999
                     (IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                          CONVERTIBLE                                            CLASS B
                                        PREFERRED STOCK             COMMON STOCK               COMMON STOCK
                                     ----------------------   -------------------------   ----------------------    PAID-IN
                                       SHARES      AMOUNT       SHARES        AMOUNT        SHARES      AMOUNT      CAPITAL
                                     ----------   ---------   -----------   -----------   ----------   ---------   ----------
Balances at December 31, 1996......          --   $      --    78,077,696   $       781    6,232,132   $      62   $  662,080
  Issuance of $3.00 convertible
    preferred stock................   5,990,000     299,500            --            --           --          --      (11,692)
  Issuance of common stock in
    merger.........................          --          --    34,617,460           346           --          --      536,225
  Issuance of common stock options
    in merger......................          --          --            --            --           --          --       34,977
  Issuance of 7% preferred stock in
    merger.........................   2,200,000     110,000            --            --           --          --           --
  Conversion of class B common
    stock..........................          --          --     6,232,132            62   (6,232,132)        (62)          --
  Exercise of common stock
    options........................          --          --       994,526            10           --          --        5,340
  Convertible preferred stock
    dividends......................          --          --            --            --           --          --           --
  Net loss.........................          --          --            --            --           --          --           --
                                     ----------   ---------   -----------   -----------   ----------   ---------   ----------
Balances at December 31, 1997......   8,190,000     409,500   119,921,814         1,199           --          --    1,226,930
  Issuance of common stock.........          --          --    21,850,000           219           --          --      994,423
  Exercise of common stock
    options........................          --          --     1,075,860            10           --          --       22,230
  Stock option compensation........          --          --            --            --           --          --       16,000
  Convertible preferred stock
    dividends......................          --          --            --            --           --          --           --
  Net loss.........................          --          --            --            --           --          --           --
                                     ----------   ---------   -----------   -----------   ----------   ---------   ----------
Balances at December 31, 1998......   8,190,000     409,500   142,847,674         1,428           --          --    2,259,583
  Issuance of common stock for
    Capstar merger.................          --          --    53,553,966           536           --          --    2,420,182
  Conversion of preferred stock....  (5,990,000)   (299,500)   11,979,800           120           --          --      299,375
  Assumption of stock options and
    warrants -- Capstar merger.....          --          --            --            --           --          --       81,481
  Exercise of common stock
    options........................          --          --     1,777,482            18           --          --       58,059
  Stock option compensation........          --          --            --            --           --          --        6,443
  Convertible preferred stock
    dividends......................          --          --            --            --           --          --           --
  Net loss.........................          --          --            --            --           --          --           --
  Other............................          --          --            --            --           --          --       (9,338)
                                     ----------   ---------   -----------   -----------   ----------   ---------   ----------
Balances at December 31, 1999......   2,200,000   $ 110,000   210,158,922   $     2,102           --   $      --   $5,115,785
                                     ==========   =========   ===========   ===========   ==========   =========   ==========


                                                       TOTAL
                                     ACCUMULATED   STOCKHOLDERS'
                                       DEFICIT        EQUITY
                                     -----------   -------------
Balances at December 31, 1996......   $(113,512)    $  549,411
  Issuance of $3.00 convertible
    preferred stock................          --        287,808
  Issuance of common stock in
    merger.........................          --        536,571
  Issuance of common stock options
    in merger......................          --         34,977
  Issuance of 7% preferred stock in
    merger.........................          --        110,000
  Conversion of class B common
    stock..........................          --             --
  Exercise of common stock
    options........................          --          5,350
  Convertible preferred stock
    dividends......................     (12,165)       (12,165)
  Net loss.........................     (31,745)       (31,745)
                                      ---------     ----------
Balances at December 31, 1997......    (157,422)     1,480,207
  Issuance of common stock.........          --        994,642
  Exercise of common stock
    options........................          --         22,240
  Stock option compensation........          --         16,000
  Convertible preferred stock
    dividends......................     (25,670)       (25,670)
  Net loss.........................     (95,589)       (95,589)
                                      ---------     ----------
Balances at December 31, 1998......    (278,681)     2,391,830
  Issuance of common stock for
    Capstar merger.................          --      2,420,718
  Conversion of preferred stock....          --             (5)
  Assumption of stock options and
    warrants -- Capstar merger.....          --         81,481
  Exercise of common stock
    options........................          --         58,077
  Stock option compensation........          --          6,443
  Convertible preferred stock
    dividends......................     (15,936)       (15,936)
  Net loss.........................    (173,687)      (173,687)
  Other............................          --         (9,338)
                                      ---------     ----------
Balances at December 31, 1999......   $(468,304)    $4,759,583
                                      =========     ==========

          See accompanying notes to consolidated financial statements.

                           AMFM INC. AND SUBSIDIARIES
            (FORMERLY CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999
                             (DOLLARS IN THOUSANDS)

                                                                1997          1998          1999
                                                             -----------   -----------   -----------
Cash flows from operating activities:
  Net loss.................................................  $   (31,745)  $   (95,589)  $  (173,687)
  Adjustments to reconcile net loss to net cash provided by
    operating activities:
    Depreciation...........................................       14,918        47,027       123,850
    Amortization...........................................      171,064       399,311       608,383
    Non-cash compensation..................................           --        16,000         6,443
    Non-cash interest......................................           --            --        10,546
    Provision for doubtful accounts........................        5,174         5,684        12,518
    Deferred income tax expense (benefit)..................       (3,829)       28,718       (20,491)
    Gain on disposition of representation contracts........           --       (32,198)      (18,173)
    Gain on disposition of assets..........................      (18,380)     (123,845)     (221,312)
    Write-off of costs related to terminated
       acquisitions........................................           --            --        16,783
    Dividends and accretion on preferred stock of
       subsidiaries........................................       12,901        17,601        11,846
    Equity in net loss of affiliates and minority
       interest............................................           --            --        27,651
    Extraordinary loss, net of income tax benefit..........        4,350        47,089        15,142
    Other..................................................           --            --        (1,511)
    Changes in certain assets and liabilities, net of
       effects of acquisitions:
       Accounts receivable.................................      (29,977)      (89,392)     (101,285)
       Other current assets................................          733        (7,964)       (2,933)
       Accounts payable and accrued expenses...............       20,004        58,027       (54,063)
       Other assets........................................       (4,283)       (6,461)       19,992
       Other liabilities...................................       (1,416)        3,623       (12,619)
                                                             -----------   -----------   -----------
         Net cash provided by operating activities.........      139,514       267,631       247,080
                                                             -----------   -----------   -----------
Cash flows from investing activities:
  Acquisitions, net of cash acquired.......................   (1,631,505)   (1,995,991)     (498,694)
  Issuance of note receivable from affiliate...............           --      (150,000)           --
  Escrow deposits on pending acquisitions..................       (4,655)           --            --
  Proceeds from sale of assets and outdoor advertising
    business...............................................      269,250            --       743,693
  Payments made for purchases of representation
    contracts..............................................      (31,456)      (32,410)      (43,915)
  Payments for cost basis investments......................           --       (30,000)           --
  Payments for equity basis investments....................           --            --        (6,500)
  Payments received from sales of representation
    contracts..............................................        9,296        26,500        24,033
  Purchases of property and equipment......................      (11,666)      (40,086)      (59,370)
  Construction of advertising structures...................           --        (3,375)      (14,345)
  Other....................................................      (22,273)      (65,807)      (15,390)
                                                             -----------   -----------   -----------
         Net cash provided by (used by) investing
           activities......................................   (1,423,009)   (2,291,169)      129,512
                                                             -----------   -----------   -----------
Cash flows from financing activities:
  Proceeds of long-term debt...............................    2,945,250     3,596,000     1,074,459
  Payments on long-term debt...............................   (1,901,250)   (2,476,217)   (1,411,475)
  Net proceeds from issuance of equity instruments.........      293,158     1,003,784        34,789
  Dividends on preferred stock.............................      (14,572)      (57,039)      (23,088)
  Payments for debt issuance costs.........................      (25,567)      (47,318)       (3,693)
  Repurchase of preferred stock............................           --            --        (1,359)
  Other....................................................           --            --           796
                                                             -----------   -----------   -----------
         Net cash provided by (used by) financing
           activities......................................    1,297,019     2,019,210      (329,571)
                                                             -----------   -----------   -----------
Increase (decrease) in cash and cash equivalents...........       13,524        (4,328)       47,021
Cash and cash equivalents at beginning of year.............        3,060        16,584        12,256
                                                             -----------   -----------   -----------
Cash and cash equivalents at end of year...................  $    16,584   $    12,256   $    59,277
                                                             ===========   ===========   ===========

          See accompanying notes to consolidated financial statements.

                           AMFM INC. AND SUBSIDIARIES
            (FORMERLY CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Description of Business

     AMFM Inc. together with its subsidiaries ("AMFM" or the "Company"), is a large national pure-play radio broadcasting and related media company with operations in radio broadcasting and media representation and growing Internet operations, which focus on developing the Company's Internet web sites, streaming online broadcasts of the Company's on-air programming and other media, and promoting emerging Internet and new media concerns. In addition, the Company owns an approximate 30% equity (11% voting) interest in Lamar Advertising Company ("Lamar"), one of the largest owners and operators of outdoor advertising structures in the United States. As of December 31, 1999, the AMFM Radio Group owned and operated, programmed or sold air time for 456 radio stations (330 FM and 126 AM) in 102 markets in the continental United States and in Puerto Rico, including 12 radio stations programmed under time brokerage ("LMA") or joint sales agreements. The AMFM Radio Group also includes a national radio network, The AMFM Radio Networks, which broadcasts advertising and syndicated programming shows to a national audience of approximately 68 million listeners in the United States (including approximately 59 million listeners from the Company's portfolio of stations) and Chancellor Marketing Group, a full-service sales promotion firm developing integrated marketing programs for Fortune 1000 companies. The media representation business consists of Katz Media Group, Inc. ("Katz"), a full-service media representation firm that sells national spot advertising time for its clients in the radio and television industries throughout the United States and for the Company's portfolio of stations.

  (b) Principles of Consolidation

     The consolidated financial statements include the accounts of AMFM and its wholly-owned and majority-owned subsidiaries. Significant intercompany balances and transactions have been eliminated in consolidation. Investments in which the Company owns 20% to 50% of the voting common stock or otherwise exercises significant influence over operating and financial policies of the investee are accounted for using the equity method.

  (c) Property and Equipment

     Property and equipment are stated at cost. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets. Repair and maintenance costs are charged to expense as incurred, whereas betterments which extend the useful lives of property and equipment are capitalized.

  (d) Intangible Assets

     Intangible assets consist primarily of broadcast licenses, goodwill and other identifiable intangible assets. Intangible assets resulting from acquisitions are valued based upon estimated fair values. The Company amortizes such intangible assets using the straight-line method over estimated useful lives ranging from one to 40 years. The Company continually evaluates the propriety of the carrying amount of goodwill and other intangible assets and related amortization periods to determine whether current events or circumstances warrant adjustments to the carrying value and/or revised estimates of amortization periods. These evaluations consist of the projection of undiscounted cash flows over the remaining amortization periods of the related intangible assets. The projections are based on historical trend lines of actual results, adjusted for expected changes in operating results. To the extent such projections indicate that undiscounted cash flows are not expected to be adequate to recover the carrying amounts of the related intangible assets, such carrying amounts are written down to fair value by charges to expense. At this time, the Company believes that no

                           AMFM INC. AND SUBSIDIARIES
            (FORMERLY CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

impairment of goodwill or other intangible assets has occurred and that no revisions to the amortization periods are warranted.

  (e) Barter Transactions

     The Company trades commercial air time for goods and services used principally for promotional, sales and other business activities. An asset and liability are recorded at the fair market value of the goods or services received. Barter revenue is recorded and the liability relieved when commercials are broadcast. Barter expense is recorded and the asset relieved when goods or services are received or used. Barter amounts are not significant to the Company's consolidated financial statements.

  (f) Income Taxes

     Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts more likely than not to be realized. Income tax expense is the total of tax payable for the period and the change during the period in deferred tax assets and liabilities which impacted operations.

  (g) Revenue Recognition

     Radio broadcast revenue is derived from the sale of advertising time to local and national advertisers and is recognized as advertisements are broadcast. Media representation revenue is derived from commissions on sales of advertising time for radio and television stations under representation contracts by the Company's media representation firm, Katz, and is recognized as advertisements are broadcast. Outdoor advertising revenue was derived from contracts with advertisers for the rental of outdoor advertising space and recognized on an accrual basis ratably over the terms of the contracts.

     Fees received or paid pursuant to time brokerage or joint sales agreements are recognized as gross revenues or expensed, respectively, over the term of the agreement.

  (h) Representation Contracts

     Representation contracts typically may be terminated by either party upon written notice. Upon termination, a buyout agreement is typically entered into for the purchase of the remaining term of such contracts by the successor representation firm. The purchase price paid by the successor representation firm is typically based upon the historical commission income projected over the remaining contract period, including the evergreen or notice period, plus two months.

     Costs of obtaining representation contracts are deferred and amortized over the related period of benefit. Amortization of costs of obtaining representation contracts included in depreciation and amortization was $380, $10,862 and $16,618 for the years ended December 31, 1997, 1998 and 1999, respectively. Gains on the disposition of representation contracts are recognized on the effective date of the buyout agreement as a component of other (income) expense.

  (i) Statements of Cash Flows

     For purposes of the statements of cash flows, the Company considers temporary cash investments purchased with original maturities of three months or less to be cash equivalents.

                           AMFM INC. AND SUBSIDIARIES
            (FORMERLY CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Company paid approximately $84,610, $191,674 and $404,102 for interest in 1997, 1998 and 1999, respectively. Cash payments (refunds) for income taxes were $11,079, ($79) and $8,418 for 1997, 1998 and 1999, respectively.

  (j) Derivative Financial Instruments

     The Company's derivative financial instruments are used to manage well-defined interest rate risks related to interest on the Company's outstanding debt and are not used for trading purposes.

     Under interest rate contracts, the differential to be paid or received is recognized in income over the life of the contract as an adjustment to interest expense. The Company's exposure to credit loss is minimal as the majority of its interest rate swap agreements are with participating banks under its senior credit facility.

  (k) Basic and Diluted Loss Per Common Share

     Loss per common share is based on the weighted average shares of common stock outstanding during each year. Stock options, the $3.00 Convertible Exchangeable Preferred Stock and the 7% Convertible Preferred Stock are not included in the calculation as their effect would be antidilutive. Weighted-average shares excluded from the calculation that related to potentially dilutive securities amounted to approximately 11.8 million, 23.7 million and 20.1 million for the years ended December 31, 1997, 1998 and 1999, respectively.

     On December 18, 1997, the Company declared a two-for-one stock split effected in the form of a stock dividend payable on January 12, 1998 to shareholders of record at the close of business on December 29, 1997. All share and per share data (other than authorized share data) has been adjusted to give effect to the stock dividend.

  (l) Disclosure of Certain Significant Risks and Uncertainties

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     In the opinion of management, credit risk with respect to trade receivables is limited due to the large number of diversified customers and the geographic diversification of the Company's customer base. The Company performs ongoing credit evaluations of its customers and believes that adequate allowances for any uncollectible trade receivables are maintained. At December 31, 1998 and 1999, no receivable from any customer exceeded 5% of stockholders' equity and no customer accounted for more than 10% of net revenues in 1997, 1998 or 1999.

  (m) Stock Option Plans

     The Company accounts for its stock-based award plans in accordance with Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, under which compensation expense is recorded to the extent that the current market price of the underlying stock exceeds the exercise price. Note 11(c) provides pro forma net income and pro forma earnings per share disclosures as if the stock-based awards had been accounted for using the provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation.

                           AMFM INC. AND SUBSIDIARIES
            (FORMERLY CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  (n) Recently Issued and Pending Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133, as amended by SFAS No. 137, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. Management does not anticipate that this statement will have a material impact on the Company's consolidated financial statements.

     The Financial Accounting Standards Board is expected to issue an interpretation of APB No. 25 Accounting for Stock Issued to Employees, during the second quarter of 2000. The provisions of this Interpretation are expected to be effective July 1, 2000 and will apply to grants of stock options or awards, modifications to outstanding grants of stock options or awards, and changes in employee status that occur after December 15, 1998. If the Clear Channel merger is completed prior to July 1, 2000, the expected effective date of the Interpretation, the Company would be required to record a significant non-cash charge related to certain amendments to the Company's stock option plans that are expected to be implemented prior to the consummation of the merger.

  (o) Reclassifications

     Certain reclassifications have been made to prior years' consolidated financial statements to conform to the current year presentation.

(2) CLEAR CHANNEL MERGER AGREEMENT

     On October 2, 1999, AMFM and Clear Channel Communications, Inc. ("Clear Channel") entered into a definitive merger agreement. Under the terms of the merger agreement, AMFM stockholders will receive 0.94 shares of Clear Channel common stock, on a fixed exchange basis, for each share of the Company's common stock held on the closing date of the transaction and AMFM will become a wholly-owned subsidiary of Clear Channel. Pursuant to the Telecommunications Act of 1996, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other regulatory guidelines, it is expected that, collectively, Clear Channel and the Company will need to divest between 110 and 115 radio stations in the aggregate in approximately 37 markets or geographical areas to obtain antitrust and Federal Communications Commission (the "FCC") approval for the merger. At March 13, 2000, AMFM and Clear Channel have signed definitive agreements to sell 110 of these stations for an aggregate sales price of approximately $4,300,000. Of these stations, 65 are owned and operated by AMFM. Completion of these sales is subject to the completion of the Clear Channel merger, obtaining regulatory approvals and other closing conditions. In addition, the Company may need to make further divestitures of radio stations or other assets or interests in order to gain the approval of the federal and state antitrust authorities for the merger. Consummation of the merger is also subject to stockholder approval by both companies and other conditions. Although there can be no assurance, the Company expects that the Clear Channel merger will be consummated during the second half of 2000.

(3) ACQUISITIONS AND DISPOSITIONS

  (a) Capstar Merger

     On July 13, 1999, the Company acquired Capstar Broadcasting Corporation ("Capstar Broadcasting"), a Delaware corporation, through the merger of a wholly-owned subsidiary of the Company into Capstar Broadcasting, with Capstar Broadcasting surviving as a wholly-owned subsidiary of the Company. Concurrent with the Capstar merger, the Company was renamed AMFM Inc. As a result of the Capstar merger, all of the then outstanding shares of Capstar Broadcasting common stock were converted, in a tax-free exchange, into 0.4955 of a share of the Company's common stock, or approximately 53.6 million shares of the Company's common stock in the aggregate. The Company added 338 radio stations (239 FM and 99 AM) to its portfolio

                           AMFM INC. AND SUBSIDIARIES
            (FORMERLY CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

and also assumed the outstanding options, warrants and other equity rights in Capstar Broadcasting, which represented up to an additional 3.2 million shares of the Company's common stock. Approximately $2,200,000 of Capstar Broadcasting's debt and preferred stock remained outstanding after the Capstar merger. The Company incurred direct acquisition costs of approximately $19,200 in connection with the Capstar merger.

  (b) Outdoor Activity and Sale of Outdoor Advertising Business to Lamar

     On July 31, 1998, the Company acquired Martin Media L.P., Martin & MacFarlane, Inc. and certain affiliated companies ("Martin") for a total purchase price of $615,117 which consisted of $612,848 in cash including various other direct acquisition costs and the assumption of notes payable of $2,270. Martin is an outdoor advertising company with over 13,700 billboards and outdoor displays in 12 states serving 23 markets. As part of the Martin transaction, the Company acquired an asset purchase agreement with Kunz & Company and paid an additional $6,000 in cash for a purchase option deposit previously paid by Martin.

     On November 13, 1998, the Company acquired approximately 1,000 billboards and outdoor display faces from Kunz & Company for $40,264 in cash, including the $6,000 deposit discussed above. The Company had previously been operating these properties under a management agreement effective July 31, 1998.

     On December 1, 1998, the Company acquired the assets and working capital of the outdoor advertising division of Whiteco Industries, Inc., including approximately 22,500 billboards and outdoor displays in 34 states, for $981,698 in cash including various other direct acquisition costs.

     Prior to the sale of the Company's outdoor advertising business, the Company also acquired approximately 700 billboards and outdoor displays in various transactions during 1998 for approximately $24,000 in cash and approximately 4,800 billboards and outdoor displays in various transactions during 1999 for approximately $51,000, including certain working capital and direct acquisition costs. On May 24, 1999, the Company sold 466 billboards and outdoor displays in various markets to PNE Media, LLC for approximately $25,600 in cash. These assets were accounted for as assets held for sale and no gain or loss was recognized by the Company upon consummation of the sale.

     On September 15, 1999, the Company completed the sale to Lamar of all of the outstanding common stock of the subsidiaries of the Company which held all of the Company's assets used in its outdoor advertising business. The Company received cash proceeds of approximately $720,000 and 26,227,273 shares of class A common stock, par value $.01 per share, of Lamar ("Lamar Common Stock"). The Company recognized a pre-tax gain of $209,970 related to the sale.

  (c) Other Completed Transactions

     On January 31, 1997, the Company acquired WWWW-FM and WDFN-AM in Detroit from affiliates of Chancellor Broadcasting Company ("CBC") for $30,000 in cash plus various other direct acquisition costs. The Company had previously provided certain sales and promotional functions to WWWW-FM and WDFN-AM under a joint sales agreement since February 14, 1996 and subsequently operated the stations under a time brokerage agreement since April 1, 1996.

     On January 31, 1997, the Company acquired KKSF-FM and KDFC-FM/AM in San Francisco from affiliates of the Brown Organization for $115,000 in cash plus various other direct acquisition costs. The Company had previously been operating KKSF-FM and KDFC-FM/AM under a time brokerage agreement since November 1, 1996. On July 21, 1997, the Company sold KDFC-FM to Bonneville International Corporation ("Bonneville") for $50,000 in cash. The assets of KDFC-FM were classified as assets held for sale in connection with the purchase price allocation of the acquisition of KKSF-FM and KDFC-FM/AM and no gain or loss was recognized by the Company upon consummation of the sale. The excess of the

                           AMFM INC. AND SUBSIDIARIES
            (FORMERLY CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

proceeds over the carrying amount at the date of sale approximated $739 and has been accounted for as an adjustment to the original purchase price of the acquisition of KKSF-FM and KDFC-FM/AM.

     On April 1, 1997, the Company acquired WJLB-FM and WMXD-FM in Detroit from Secret Communications, L.P. ("Secret") for $168,000 in cash plus various other direct acquisition costs. The Company had previously been operating WJLB-FM and WMXD-FM under time brokerage agreements since September 1, 1996.

     On April 3, 1997, the Company exchanged WQRS-FM in Detroit (which the Company acquired on April 3, 1997 from Secret for $32,000 in cash plus various other direct acquisition costs), to affiliates of Greater Media Radio, Inc. in return for WWRC-AM in Washington, D.C. and $9,500 in cash. The exchange was accounted for as a like-kind exchange and no gain or loss was recognized upon consummation of the transaction. The net purchase price to the Company of WWRC-AM was therefore $22,500. The Company had previously been operating WWRC-AM under a time brokerage agreement since June 17, 1996.

     On May 1, 1997, the Company acquired WDAS-FM/AM in Philadelphia from affiliates of Beasley FM Acquisition Corporation for $103,000 in cash plus various other direct acquisition costs.

     On May 15, 1997, the Company exchanged five of its six stations in Charlotte, North Carolina (WPEG-FM, WBAV-FM/AM, WRFX-FM and WFNZ-AM) for two FM stations in Philadelphia (WIOQ-FM and WUSL-FM) owned by EZ Communications, Inc. ("EZ") in Philadelphia (the "Charlotte Exchange"), and also sold the Company's sixth radio station in Charlotte, WNKS-FM, to EZ for $10,000 in cash and recognized a gain of $3,536. The Charlotte Exchange was accounted for as a like-kind exchange and no gain or loss was recognized upon consummation of the transaction.

     On May 30, 1997, the Company acquired WPNT-FM in Chicago from affiliates of Century Broadcasting Company for $75,740 in cash (including $1,990 for the purchase of the station's accounts receivable) plus various other direct acquisition costs. On June 19, 1997, the Company sold WPNT-FM in Chicago to Bonneville for $75,000 in cash and recognized a gain of $529.

     On June 3, 1997, the Company sold WEJM-FM in Chicago to affiliates of Crawford Broadcasting for $14,750 in cash and recognized a gain of $9,258.

     On July 2, 1997, the Company acquired WLTW-FM and WAXQ-FM in New York and WMZQ-FM, WJZW-FM, WZHF-AM and WBZS-AM in Washington, D.C. from Viacom International, Inc. for approximately $612,388 in cash including various other direct acquisition costs (the "Viacom Acquisition"). The Viacom Acquisition was financed with (i) bank borrowings under the senior credit facility of $552,559;
(ii) $53,750 in escrow funds paid by the Company on February 19, 1997 and (iii) $6,079 financed through working capital. In June 1997, the Company issued 5,990,000 shares of $3.00 Convertible Exchangeable Preferred Stock for net proceeds of $287,808 which were used to repay borrowings under the senior credit facility and subsequently were reborrowed on July 2, 1997 as part of the financing of the Viacom Acquisition. On July 7, 1997, the Company sold WJZW-FM in Washington, D.C. to affiliates of Capital Cities/ABC Radio for $68,000 in cash. The assets of WJZW-FM, as well as the assets of WZHF-AM and WBZS-AM, which were sold on August 13, 1997, were accounted for as assets held for sale in connection with the purchase price allocation of the Viacom Acquisition and no gain or loss was recognized by the Company upon consummation of the sales.

     On July 7, 1997, the Company sold the FCC authorizations and certain transmission equipment previously used in the operation of KYLD-FM in San Francisco to Susquehanna Radio Corporation ("Susquehanna") for $44,000 in cash and recognized a gain of $1,726. Simultaneously therewith, CBC sold the call letters "KSAN-FM" (which CBC previously used in San Francisco) to Susquehanna. On July 7, 1997, the Company and CBC entered into a time brokerage agreement to enable the Company to operate

                           AMFM INC. AND SUBSIDIARIES
            (FORMERLY CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

KYLD-FM on the frequency previously assigned to KSAN-FM, and on July 7, 1997, CBC changed the call letters of KSAN-FM to KYLD-FM.

     On July 14, 1997, the Company completed the disposition of WLUP-FM in Chicago to Bonneville for net proceeds of $80,000 which were held by a qualified intermediary pending the completion of the deferred exchange of WLUP-FM for KZPS-FM and KDGE-FM in Dallas. On October 7, 1997, the Company applied the net proceeds from the disposition of WLUP-FM of $80,000 in cash, plus an additional $3,500 and various other direct acquisition costs, in a deferred exchange of WLUP-FM for KZPS-FM and KDGE-FM in Dallas. The exchange was accounted for as a like-kind exchange and no gain or loss was recognized upon consummation of the transaction. The Company had previously operated KZPS-FM and KDGE-FM under time brokerage agreements effective August 1, 1997.

     On July 21, 1997, the Company entered into a time brokerage agreement with CBC whereby the Company began managing certain limited functions of CBC's stations KISQ-FM (formerly KBGG-FM), KNEW-AM and KABL-AM in San Francisco pending the consummation of the Chancellor Merger (as defined herein), which occurred on September 5, 1997.

     On August 13, 1997, the Company sold WBZS-AM and WZHF-AM in Washington, D.C. (acquired as part of the Viacom Acquisition) for $13,000 and KDFC-AM in San Francisco for $5,000 to affiliates of Douglas Broadcasting ("Douglas") for a total sales price of $18,000 in the form of a note receivable.

     On August 27, 1997, the Company sold WEJM-AM in Chicago to Douglas for $7,500 in cash and recognized a gain of $3,331.

     On September 5, 1997, pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of February 19, 1997 and amended and restated on July 31, 1997 (the "Chancellor Merger Agreement"), among CBC, Chancellor Radio Broadcasting Company ("CRBC"), Evergreen Media Corporation ("Evergreen"), Evergreen Mezzanine Holdings Corporation ("EMHC") and Evergreen Media Corporation of Los Angeles ("EMCLA"), (i) CBC was merged (the "Parent Merger") with and into EMHC, a direct, wholly-owned subsidiary of Evergreen, with EMHC remaining as the surviving corporation and (ii) CRBC was merged (the "Subsidiary Merger") with and into EMCLA, a direct, wholly-owned subsidiary of EMHC, with EMCLA remaining as the surviving corporation (collectively, the "Chancellor Merger"). Upon consummation of the Parent Merger, the combined company was renamed Chancellor Media Corporation and EMHC was renamed Chancellor Mezzanine Holdings Corporation. Upon consummation of the Subsidiary Merger, EMCLA was renamed Chancellor Media Corporation of Los Angeles ("CMCLA"). Consummation of the Chancellor Merger added 52 radio stations (36 FM and 16 AM) to the Company's portfolio of stations, including 13 stations in markets in which the Company previously operated. The total purchase price allocated to net assets acquired was approximately $1,998,383 which included (i) the conversion of each outstanding share of CBC common stock into 0.9091 shares of the Company's common stock, resulting in the issuance of 34,617,460 shares of the Company's common stock at $15.50 per share, (ii) the assumption of long-term debt of CRBC of $949,000 which included $549,000 of borrowings outstanding under the CRBC senior credit facility, $200,000 of CRBC's 9 3/8% Senior Subordinated Notes due 2004 and $200,000 of CRBC's 8 3/4% Senior Subordinated Notes due 2007 (iii) the issuance of 2,117,629 shares of CMCLA's 12% Exchangeable Preferred Stock in exchange for CRBC's substantially identical securities with a fair value of $215,570 including accrued and unpaid dividends of $3,807, (iv) the issuance of 1,000,000 shares of CMCLA's 12 1/4% Series A Senior Cumulative Exchangeable Preferred Stock in exchange for CRBC's substantially identical securities with a fair value of $120,217 including accrued and unpaid dividends of $772, (v) the issuance of 2,200,000 shares of the Company's 7% Convertible Preferred Stock in exchange for CBC's substantially identical securities with a fair value of $111,048 including accrued and unpaid dividends of $1,048, (vi) the assumption of stock options issued to CBC stock option holders with a fair value of $34,977 and (vii) acquisition costs of $31,000.

                           AMFM INC. AND SUBSIDIARIES
            (FORMERLY CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     On October 28, 1997, the Company acquired Katz, a full-service media representation firm, in a tender offer transaction for a total purchase price of approximately $379,101 (the "Katz Acquisition") which included (i) the conversion of each outstanding share of Katz common stock into the right to receive $11.00 in cash, resulting in total cash payments of $149,601, (ii) the assumption of long-term debt of Katz and its subsidiaries of $222,000 and (iii) acquisition costs of $7,500.

     On December 29, 1997, the Company acquired five radio stations from Pacific and Southern Company, Inc., a subsidiary of Gannett Co., Inc., consisting of WGCI-FM/AM in Chicago for $140,000, KKBQ-FM and KBME-AM in Houston for $110,000 and KHKS-FM in Dallas for $90,000, for an aggregate purchase price of $340,000 in cash plus various other direct acquisition costs.

     On January 30, 1998, the Company acquired KXPK-FM in Denver from Ever Green Wireless LLC for $26,000 in cash plus various other direct acquisition costs. The Company had previously been programming KXPK-FM under a time brokerage agreement since September 1, 1997.

     On April 3, 1998, the Company exchanged WTOP-AM in Washington, KZLA-FM in Los Angeles and WGMS-FM in Washington plus $63,000 in cash (including $3,000 previously paid by the Company as escrow funds) to Bonneville for WTJM-FM in New York, KLDE-FM in Houston and KBIG-FM in Los Angeles and recognized a gain of $123,845. The Company had previously operated KLDE-FM and KBIG-FM under time brokerage agreements since October 1, 1997 and WTJM-FM since October 10, 1997, and had sold substantially all of the broadcast time of WTOP-AM, KZLA-FM and WGMS-FM to Bonneville since October 1, 1997.

     On May 29, 1998, the Company exchanged WAPE-FM and WFYV-FM in Jacksonville (valued at $53,000) for KODA-FM in Houston. As part of the transaction, the Company also paid cash of $90,250 to the owners of KVET-AM, KVET-FM and KASE-FM, who simultaneously transferred such stations to Capstar Broadcasting.

     On June 1, 1998, the Company acquired WWDC-FM and WWDC-AM (currently WGAY-AM) in Washington, D.C. from Capitol Broadcasting Company and its affiliates for $74,062 in cash plus various other direct acquisition costs.

     On June 15, 1998, the Company's national radio network, The AMFM Radio Networks, acquired the syndicated programming shows of Global Satellite Network for $14,000 in cash plus various other direct acquisition costs. The syndicated programming shows acquired include Rockline, Modern Rock Live, Reelin' in the Years and the concert series Live from the Pit.

     On August 28, 1998, the Company acquired various syndicated programming shows of Casey Kasem and the related programming libraries for $7,150 in cash and $7,000 in the form of a note payable due August 2000, payable in two equal annual installments of $3,500 each on August 28, 1999 and August 28, 2000.

     On October 23, 1998, the Company acquired Primedia Broadcast Group, Inc. and certain of its affiliates, which owned and operated eight FM radio stations in Puerto Rico, for a purchase price of $75,619 including various other direct acquisition costs. The Company subsequently sold the assets of its Puerto Rico subsidiaries in January 2000, as discussed below.

     On January 15, 1999, the Company acquired the music production library and related license agreements of Brown Bag Productions for a purchase price of $8,483 including direct acquisition costs.

     On January 28, 1999, the Company acquired Wincom Broadcasting Corporation which owns WQAL-FM in Cleveland. The Company had previously been operating WQAL-FM under a time brokerage agreement effective October 1, 1998. On February 2, 1999, the Company acquired five additional radio stations in Cleveland including (i) WDOK-FM and WRMR-AM from Independent Group Limited Partnership,
(ii) WZAK-FM from Zapis Communications and (iii) Zebra Broadcasting Corporation which

                           AMFM INC. AND SUBSIDIARIES
            (FORMERLY CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

owned WZJM-FM and WJMO-AM. The six Cleveland stations were acquired for an aggregate purchase price of $283,758 in cash, including working capital and direct acquisition costs.

     On April 16, 1999, the Company sold WMVP-AM in Chicago to ABC, Inc. for $21,000 in cash and recognized a pre-tax gain of $14,466. The Company had previously entered into a time brokerage agreement effective September 10, 1998 to sell the broadcast time of WMVP-AM pending completion of the sale.

     On July 1, 1999, the Company acquired KKFR-FM and KFYI-AM in Phoenix from The Broadcast Group, Inc. for $90,000 in cash. The Company began operating KKFR-FM and KFYI-AM under a time brokerage agreement effective November 5, 1998.

     On September 1, 1999, the Company acquired WTPA-FM and WNCE-FM in Harrisburg, Pennsylvania from Quaker State Broadcasting Corporation for approximately $15,443 in cash. Additionally, the Company acquired KRYL-FM (now known as KASZ-FM) in Killeen, Texas, KKBD-FM in Ft. Smith, Arkansas and WENN-FM in Birmingham, Alabama and disposed of KKTK-AM in Waco, Texas for a net cost of approximately $4,369.

     The foregoing acquisitions were accounted for as purchases. Accordingly, the accompanying consolidated financial statements include the results of operations of the acquired entities from their respective dates of acquisition.

     A summary of the net assets acquired follows:

                                                     1997         1998         1999
                                                  ----------   ----------   -----------
Cash and cash equivalents.......................  $    9,724   $    7,826   $    20,845
Accounts receivable, net........................     129,907       31,223       132,768
Other current assets............................      27,596       16,098        20,903
Property and equipment..........................     118,371    1,238,365       306,169
Intangible assets...............................   3,954,746    1,133,062     6,366,458
Other assets....................................      26,742        1,195        44,752
Accounts payable and accrued expenses...........    (100,422)     (14,973)      (94,326)
Deferred tax liabilities........................    (279,371)     (98,042)   (1,386,381)
Other liabilities...............................     (39,681)         (12)        5,918
                                                  ----------   ----------   -----------
          Total net assets acquired.............   3,847,612    2,314,742     5,417,106
Less:
  Cash and cash equivalents acquired............       9,724        7,826        20,845
  Prior year escrow payments....................      17,000        4,655            --
  Long-term debt, notes payable and other
     liabilities assumed........................   1,171,000        9,270     2,082,532
  Redeemable preferred stock....................     335,787           --       312,836
  Preferred stock issued........................     111,048           --            --
  Common stock issued...........................     536,571           --     2,420,718
  Stock options and warrants....................      34,977           --        81,481
  Gain on exchange..............................          --      123,845            --
  Assets transferred in exchange................          --      173,155            --
                                                  ----------   ----------   -----------
Cash paid for acquisitions......................  $1,631,505   $1,995,991   $   498,694
                                                  ==========   ==========   ===========

                           AMFM INC. AND SUBSIDIARIES
            (FORMERLY CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The unaudited pro forma condensed consolidated results of operations data for 1998 and 1999, as if the 1998 and 1999 acquisitions and dispositions occurred at January 1, 1998, follow:

                                                                     UNAUDITED
                                                              -----------------------
                                                                 1998         1999
                                                              ----------   ----------
Net revenues................................................  $1,954,392   $2,145,999
Loss before extraordinary item..............................    (462,360)    (335,204)
Net loss....................................................    (509,449)    (350,346)
Basic and diluted loss per common share -- before
  extraordinary item........................................       (2.55)       (1.74)
Basic and diluted loss per common share.....................       (2.79)       (1.82)

     The pro forma results are not necessarily indicative of the financial results which would have occurred if the transactions had been in effect for the entire periods presented.

     On January 14, 2000, the Company sold the capital stock of its Puerto Rico subsidiaries to Spanish Broadcasting System of Puerto Rico, Inc. for $90,560 in cash. The Company owned and operated eight radio stations in Puerto Rico. At December 31, 1999, the net assets of the Company's Puerto Rico subsidiaries were $68,093.

     On January 21, 2000, the Company exited Katz's representation business in England (see Note 16).

     On January 31, 2000, the Company sold radio stations KIOK-FM, KALE-AM and KEGX-FM in Richland, Washington and KTCR-AM in Kennewick, Washington to New Northwest Broadcasters II, Inc. for $4,000 in cash.

     On January 31, 2000, the Company acquired radio station KQOD-FM in Stockton, California from Carson Group, Inc. for a purchase price of $5,150 in cash. The Company had previously been operating KQOD-FM under a local marketing agreement effective September 20, 1999.

     The accompanying financial statements do not include any adjustments for acquisitions or dispositions subsequent to December 31, 1999.

  (d) Pending Transactions

     On August 30, 1999, the Company entered into an agreement with Cox Radio, Inc. ("Cox") to acquire KOST-FM and KFI-AM in Los Angeles plus $3,000 in cash payable by Cox in exchange for 13 of its radio stations including WEDR-FM in Miami , WFOX-FM in Atlanta, WEFX-FM, WNLK-AM, WKHL-FM and WSTC-AM in Stamford/Norwalk, WFYV-FM, WAPE-FM, WBWL-AM, WKQL-FM, WMXQ-FM and WOKV-AM in Jacksonville and WPLR-FM and the local sales rights of a 14th station, WYBC-FM, in New Haven. The Company began programming KOST-FM and KFI-AM in Los Angeles and Cox began programming the 13 Company stations under time brokerage agreements effective October 1, 1999. Although there can be no assurance, the Company expects that the Cox exchange will be consummated in the second quarter of 2000.

     On January 19, 2000, the Company entered into an agreement to exchange radio station KSKY-AM in Dallas for radio station KPRZ-FM in Colorado Springs owned by Bison Media, Inc., plus $7,500 in cash payable by Bison Media. Although there can be no assurance, the Company expects to complete the asset exchange in the second quarter of 2000.

                           AMFM INC. AND SUBSIDIARIES
            (FORMERLY CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  (e) Other Transactions

     On May 29, 1998, Capstar Broadcasting sold KKPN-FM in Houston (acquired by Capstar Broadcasting as part of Capstar Broadcasting's acquisition of SFX Broadcasting, Inc.) due to the attributable ownership of Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse") in both Capstar Broadcasting and the Company in order to comply with the FCC's multiple ownership limits. In connection with Capstar Broadcasting's sale of KKPN-FM, the Company received a commission from Capstar Broadcasting of $1,730.

     On August 30, 1999, the Company contributed $37,500 and certain rights to the Company's Internet web sites for an approximate 91.5% interest in AMFM Interactive Inc. ("AMFMi"). AMFMi was organized to develop the Company's Internet web sites and stream online broadcasts of the Company's on-air programming and other media. For 1999, the minority interest share of AMFMi's results of operations was a net loss of $541, related to the approximate 8.5% interest in AMFMi owned by third parties.

  (f) Corporate Reorganization

     On November 19, 1999, the Company completed the combination of the outstanding bonds, bank indebtedness and preferred stock of its direct and indirect subsidiaries into two entities, Capstar Broadcasting Partners, Inc. ("Capstar Partners") and AMFM Operating Inc. ("AMFM Operating"), through a series of related transactions, including contributions of stock and mergers of its direct and indirect subsidiaries. Capstar Radio Broadcasting Partners, Inc. ("Capstar Radio") and Chancellor Media Corporation of Los Angeles ("CMCLA") merged into Capstar Communications, Inc. ("Capstar Communications"), which assumed all of the outstanding bonds and bank indebtedness of Capstar Radio and CMCLA. The combined entity was renamed AMFM Operating Inc. and became a wholly-owned subsidiary of Capstar Partners, which is a wholly-owned subsidiary of AMFM. All of the operating subsidiaries of AMFM, except for the subsidiaries engaged in AMFM's Internet initiatives, became directly or indirectly owned by AMFM Operating.

(4) OTHER CURRENT ASSETS

     Other current assets consist of the following at December 31, 1998 and 1999:

                                                               1998      1999
                                                              -------   -------
Prepaid expenses and other..................................  $42,451   $79,195
Representation contracts receivable.........................   17,458    13,129
                                                              -------   -------
                                                              $59,909   $92,324
                                                              =======   =======

(5) PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at December 31, 1998 and 1999:

                                               ESTIMATED USEFUL LIFE      1998        1999
                                               ---------------------   ----------   --------
Transmitter and studio equipment.............  3-20 years              $   96,515   $263,722
Buildings and improvements...................  3-35 years                  58,491    105,126
Land.........................................  --                          46,062     49,866
Furniture and fixtures.......................  5-7 years                   24,765     35,137
Construction in progress.....................  --                          13,114     13,482
Vehicles.....................................  5-7 years                    7,625      9,548
Advertising structures.......................  15 years                 1,178,751         --
Other equipment..............................  Various                     35,914     83,762
                                                                       ----------   --------
                                                                        1,461,237    560,643
Less accumulated depreciation................                              73,081     89,135
                                                                       ----------   --------
                                                                       $1,388,156   $471,508
                                                                       ==========   ========

                           AMFM INC. AND SUBSIDIARIES
            (FORMERLY CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(6) INTANGIBLE ASSETS

     Intangible assets consist of the following at December 31, 1998 and 1999:

                                            ESTIMATED USEFUL LIFE      1998         1999
                                            ---------------------   ----------   -----------
Broadcast licenses........................  15-40 years             $4,110,469   $ 9,032,496
Goodwill..................................  15-40 years              1,086,083     1,992,155
Other.....................................  1-40 years                 532,011       538,647
                                                                    ----------   -----------
                                                                     5,728,563    11,563,298
Less accumulated amortization.............                             672,516     1,217,293
                                                                    ----------   -----------
                                                                    $5,056,047   $10,346,005
                                                                    ==========   ===========

     Other intangible assets include: (i) premium advertising revenue base (the value of the higher radio advertising revenues in certain of the Company's markets as compared to other markets of similar population); (ii) advertising client base (the value of the well-established advertising base in place at the time of acquisition of certain stations); (iii) talent contracts (the value of employment contracts between certain stations and their key employees); (iv) fixed asset delivery premium (the benefit expected from the Company's ability to operate fully constructed and operational stations from the date of acquisition); (v) premium audience growth pattern (the value of expected above-average population growth in a given market); (vi) the fair market value of media representation contracts acquired in connection with the acquisition of Katz; and (vii) web site development costs.

(7) INVESTMENTS IN NON-CONSOLIDATED AFFILIATES

     Investments in non-consolidated affiliates consist of the following at December 31, 1998 and 1999:

                                                              1998      1999
                                                              ----   ----------
Investment in Lamar.........................................  $ --   $1,086,882
Other investments in non-consolidated affiliates............    --       16,560
                                                              ----   ----------
                                                              $ --   $1,103,442
                                                              ====   ==========

     As discussed in Note 3(b), the Company received 26,227,273 shares of Lamar Common Stock upon the sale of its outdoor advertising business on September 15, 1999. The Company owns approximately 30% of the aggregate number of outstanding shares and approximately 11% of the voting interest of Lamar, based upon the number of shares of Lamar common stock outstanding as of December 31, 1999. Lamar, the Company and the controlling stockholder of Lamar entered into a stockholders agreement under which (1) the Company designated two members of the Lamar board of directors, increasing the size of Lamar's board to ten members,
(2) the Company agreed not to sell any of the Lamar Common Stock prior to September 16, 2000 and (3) Lamar agreed, subject to certain exceptions, not to take any action without the prior written consent of the Company that would result in a change of control of Lamar or the acquisition or disposition of assets worth in excess of $500,000. Due to the Company's ability to exercise significant influence over the operating and financial policies of Lamar, the Company is accounting for its investment in Lamar using the equity method. Lamar and the Company entered into a registration rights agreement which gives the Company the right to require Lamar to register the sale of the Lamar Common Stock under applicable securities laws in some circumstances.

     At December 31, 1999, the market value of the Company's common stock of Lamar, based on the closing market price of Lamar Common Stock as reported by The Nasdaq Stock Market, was $1,588,389, and the investment was carried at $1,086,882. The excess of the Company's carrying value over the underlying equity

                           AMFM INC. AND SUBSIDIARIES
            (FORMERLY CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

in net assets was approximately $785,600 at September 15, 1999 and is being amortized over 15 years. The Company's share of undistributed losses of Lamar totaled $23,008 at December 31, 1999.

     The following table presents summarized financial information for Lamar:

     Balance sheet information at December 31, 1999:

Current assets..........................................   $  125,493
Noncurrent assets.......................................    3,081,452
Current liabilities.....................................       84,706
Noncurrent liabilities..................................    1,730,710
Stockholders' equity....................................    1,391,529

     Income statement information for the year ended December 31, 1999:

Net revenues.............................................   $444,135
Operating expenses.......................................    414,600
Net loss applicable to common stock......................    (44,900)

(8) ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of the following at December 31, 1998 and 1999:

                                                                1998       1999
                                                              --------   --------
Accounts payable............................................  $113,362   $126,476
Accrued interest............................................    43,221     58,209
Accrued payroll.............................................    36,858     55,806
Representation contracts payable............................    24,859     22,675
Barter payable..............................................    10,722     14,985
Other accrued expenses......................................     7,596     15,004
                                                              --------   --------
                                                              $236,618   $293,155
                                                              ========   ========

(9) LONG-TERM DEBT

     Long-term debt consists of the following at December 31, 1998 and 1999:

                                                                 1998         1999
                                                              ----------   ----------
Senior Credit Facility(a)...................................  $1,596,000   $2,850,000
8% Senior Notes(b)..........................................     750,000      750,000
9 3/8% Notes(c).............................................     200,000      200,000
8 3/4% Notes(d).............................................     200,000      200,000
10 1/2% Notes(e)............................................     100,000      100,000
8 1/8% Notes(f).............................................     500,000      500,000
9% Notes(g).................................................     750,000      750,000
12 3/4% Notes(h)............................................          --      245,700
12 5/8% Notes(i)............................................          --      164,954
9 1/4% Notes(j).............................................          --      129,388
10 3/4% Notes(k)............................................          --          175
                                                              ----------   ----------
          Total long-term debt..............................  $4,096,000   $5,890,217
                                                              ==========   ==========

                           AMFM INC. AND SUBSIDIARIES
            (FORMERLY CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  (a) Senior Credit Facility

     In connection with the amendment and restatement of CMCLA's senior credit facility on April 25, 1997, the Company wrote off the unamortized balance of deferred debt issuance costs of $4,350 (net of a tax benefit of $2,343) as an extraordinary charge in 1997.

     As part of the November 19, 1999 corporate reorganization, the Company refinanced the senior credit facilities of its subsidiaries with a single senior credit facility under which AMFM Operating is the borrower. In connection with the refinancing, the Company recorded an extraordinary charge of $8,000 (net of a tax benefit of $4,307) consisting of the premiums, estimated transaction costs and the write-off of the unamortized balance of deferred debt issuance costs.

     AMFM Operating's senior credit facility includes commitments for a revolving loan facility of $600,000 and a term loan facility of $2,600,000. Borrowings under the senior credit facility bear interest at fluctuating rates based upon the prime rate and the eurodollar rate. The margin above the applicable prime rate or the eurodollar rate is determined by reference to AMFM Operating's ratio of consolidated debt to consolidated earnings before interest, taxes, depreciation and amortization, provided that such margins are fixed at 0.50% and 1.50%, respectively, until delivery of AMFM Operating's financial statements for the fiscal quarter ending March 31, 2000, and capped at 0.50% and 1.50%, respectively, thereafter so long as the Clear Channel merger agreement has not been terminated. Without giving effect to the interest rate swap agreements described below, the weighted average interest rate on the $2,600,000 outstanding under the term loan facility at December 31, 1999 was approximately 7.72%, based on Eurodollar rates, and the interest rate on the $250,000 of advances outstanding under the revolving loan facility was approximately 8.06% at December 31, 1999, based on Eurodollar rates. The Company pays fees ranging from 0.25% to 0.50% per annum on the aggregate unused portion of the loan commitment based upon the leverage ratio for the most recent quarter end, in addition to an annual agent's fee.

     At December 31, 1999, interest rate swap agreements covering a notional balance of $826,000 were outstanding. These outstanding swap agreements mature through 2001 and require the Company to pay fixed rates of 4.70% to 6.34% while the counterparty pays a floating rate based on the three-month London Interbank Borrowing Offered Rate ("LIBOR"). During the years ended December 31, 1997, 1998 and 1999, the Company recognized charges under its interest rate swap agreements of $2,913, $5,134 and $8,279, respectively. The Company's exposure to credit loss is minimal as the majority of its interest rate swap agreements are with participating banks under its senior credit facility.

     Both the revolving loan facility and the term loan facility will mature on November 19, 2001. No scheduled amortization of principal is required prior to maturity. The senior credit facility is guaranteed by most of the direct and indirect subsidiaries, other than AMFM Operating, of AMFM Holdings Inc. (formerly Chancellor Mezzanine Holdings Corporation, "AMFM Holdings"), a direct subsidiary of the Company, and is collateralized by (a) a non-recourse pledge of the stock of AMFM Holdings, (b) a recourse pledge of the stock of Capstar Partners, (c) a recourse pledge of the stock of AMFM Operating and most of the subsidiaries of AMFM Operating, and (d) a pledge of the common stock of Lamar held by AMFM Operating. The merger of the Company and Clear Channel would constitute an event of default under the senior credit facility and will require refinancing at the effective time of the merger.

  (b) 8% Senior Notes

     On November 17, 1998, the Company issued $750,000 aggregate principal amount of 8% Senior Notes due 2008 (the "8% Senior Notes") for net proceeds of $730,000 in a private placement. Interest on the 8% Senior Notes is payable semiannually, commencing on May 1, 1999. The 8% Senior Notes mature on November 1, 2008 and are redeemable, in whole or in part, at the option of the Company at a redemption price equal to 100% plus the Applicable Premium (as defined in the indenture governing the 8% Senior

                           AMFM INC. AND SUBSIDIARIES
            (FORMERLY CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Notes) plus accrued and unpaid interest. In addition, on or prior to November 1, 2001, the Company may redeem up to 25% of the original aggregate principal amount of the 8% Senior Notes at a redemption price equal to 108% plus accrued and unpaid interest with the net proceeds of one or more public equity offerings. Upon the occurrence of a change in control (as defined in the indenture governing the 8% Senior Notes), the holders of the 8% Senior Notes have the right to require the Company to repurchase all or any part of the 8% Senior Notes at a purchase price equal to 101% plus accrued and unpaid interest.

  (c) 9 3/8% Notes

     Upon consummation of the Chancellor Merger, on September 5, 1997, the Company assumed CRBC's $200,000 aggregate principal amount of 9 3/8% Senior Subordinated Notes due 2004 (the "9 3/8% Notes"). Interest on the 9 3/8% Notes is payable semiannually, commencing on April 1, 1996. The 9 3/8% Notes were scheduled to mature on October 1, 2004. On February 15, 2000, the Company completed the redemption of all of its outstanding 9 3/8% Notes for an aggregate repurchase cost of $216,455, which included the principal amount of the notes of $200,000, premiums on the repurchase of the notes of $9,376, accrued and unpaid interest on the notes from October 1, 1999 through February 14, 2000 of $6,979 and estimated transaction costs of $100.

  (d) 8 3/4% Notes

     Upon consummation of the Chancellor Merger, on September 5, 1997, the Company assumed CRBC's $200,000 aggregate principal amount of 8 3/4% Senior Subordinated Notes due 2007 (the "8 3/4% Notes"). Interest on the 8 3/4% Notes is payable semiannually, commencing on December 15, 1997. The 8 3/4% Notes mature on June 15, 2007 and are redeemable, in whole or in part, at the option of the Company on or after June 15, 2002, at redemption prices ranging from 104.375% at June 15, 2002 and declining to 100% on or after June 15, 2005, plus in each case accrued and unpaid interest. In addition, prior to June 15, 2000, the Company may redeem up to 25% of the original aggregate principal amount of the 8 3/4% Notes at a redemption price of 108.75% plus accrued and unpaid interest with the net proceeds of one or more public equity offerings. Upon the occurrence of a change in control (as defined in the indenture governing the 8 3/4% Notes) on or prior to June 15, 2000, the 8 3/4% Notes may be redeemed as a whole at the option of the Company at a redemption price of 100% plus the Applicable Premium (as defined in the indenture governing the 8 3/4% Notes) and accrued and unpaid interest. Upon the occurrence of a change in control after June 15, 2000, the holders of the 8 3/4% Notes have the right to require the Company to repurchase all or any part of the 8 3/4% Notes at a purchase price equal to 101% plus accrued and unpaid interest.

  (e) 10 1/2% Notes

     Upon consummation of the Katz Acquisition, on October 28, 1997, the Company assumed Katz Media Corporation's $100,000 aggregate principal amount of 10 1/2% Senior Subordinated Notes due 2007 (the "10 1/2% Notes"). Interest on the
10 1/2% Notes is payable semiannually, commencing on July 15, 1997. The 10 1/2% Notes mature on January 15, 2007 and are redeemable, in whole or in part, at the option of the Company on or after January 15, 2002, at redemption prices ranging from 105.25% at January 15, 2002 and declining to 100% on or after January 15, 2006, plus in each case accrued and unpaid interest. Upon the occurrence of a change in control (as defined in the indenture governing the 10 1/2% Notes), the holders of the 10 1/2% Notes have the right to require the Company to repurchase all or any part of the 10 1/2% Notes at a purchase price equal to 101% plus accrued and unpaid interest.

  (f) 8 1/8% Notes

     On December 22, 1997, the Company issued $500,000 aggregate principal amount of 8 1/8% Senior Subordinated Notes due 2007 (the "8 1/8% Notes") for net proceeds of $485,000 in a private placement and

                           AMFM INC. AND SUBSIDIARIES
            (FORMERLY CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

subsequently registered the 8 1/8% Notes on May 8, 1998. Interest on the 8 1/8% Notes is payable semiannually, commencing on June 15, 1998. The 8 1/8% Notes mature on December 15, 2007 and are redeemable, in whole or in part, at the option of the Company on or after December 15, 2002, at redemption prices ranging from 104.063% at December 15, 2002 and declining to 100% on or after December 15, 2005, plus in each case accrued and unpaid interest. In addition, prior to December 15, 2000, the Company may redeem up to 35% of the original aggregate principal amount of the 8 1/8% Notes at a redemption price of 108.125% plus accrued and unpaid interest with the net proceeds of one or more public equity offerings. Also, upon the occurrence of a change in control (as defined in the indenture governing the 8 1/8% Notes) on or prior to December 15, 2000, the 8 1/8% Notes may be redeemed as a whole at the option of the Company at a redemption price of 100% plus the Applicable Premium (as defined in the indenture governing the 8 1/8% Notes) and accrued and unpaid interest. Upon the occurrence of a change in control after December 15, 2000, the holders of the 8 1/8% Notes have the right to require the Company to repurchase all or any part of the 8 1/8% Notes at a purchase price equal to 101% plus accrued and unpaid interest.

  (g) 9% Notes

     On September 30, 1998, the Company issued $750,000 aggregate principal amount of 9% Senior Subordinated Notes due 2008 (the "9% Notes") for net proceeds of $730,000 in a private placement and subsequently registered the 9% Notes on December 10, 1998. Interest on the 9% Notes is payable semiannually, commencing on April 1, 1999. The 9% Notes mature on October 1, 2008 and are redeemable, in whole or in part, at the option of the Company on and after October 1, 2003, at redemption prices ranging from 106.5% at October 1, 2003 and declining to 100% on October 1, 2008, plus in each case accrued and unpaid interest. In addition, on or prior to October 1, 2000, the Company may redeem up to 25% of the original aggregate principal amount of the 9% Notes at a redemption price of 109% plus accrued and unpaid interest with the net proceeds of one or more public equity offerings. Upon the occurrence of a change in control (as defined in the indenture governing the 9% Notes), the 9% Notes may be redeemed, on or prior to October 1, 2000, as a whole at the option of the Company at a redemption price of 100% plus the Applicable Premium (as defined in the indenture governing the 9% Notes) and accrued and unpaid interest. Upon the occurrence of a change in control after October 1, 2000, the holders of the 9% Notes have the right to require the Company to repurchase all or any part of the 9% Notes at a purchase price equal to 101% plus accrued and unpaid interest.

 (h) 12 3/4% Notes

     In February 1997, Capstar Partners issued its 12 3/4% Senior Discount Notes due 2009 (the "12 3/4% Notes") which are carried at a discount from their aggregate principal amount at maturity of $273,350 at December 31, 1999. The carrying value of the 12 3/4% Notes will increase through accretion until February 1, 2002. Beginning on August 1, 2002, the Company will pay interest of approximately $17,426 semi-annually on February 1 and August 1 of each year until maturity. The yield to maturity and the effective interest rate of the 12 3/4% Notes is 12 3/4% and 10.5%, respectively, (computed on a semi-annual bond equivalent basis), calculated from February 20, 1997.

     The 12 3/4% Notes mature on February 1, 2009 and may be redeemed at any time on or after February 1, 2002, in whole or in part, at the option of Capstar Partners at prices ranging from 106.375% at February 1, 2002 and declining to 100% on February 1, 2007 (expressed as a percentage of the accreted value on the redemption date), plus in each case accrued and unpaid interest. In addition, prior to February 1, 2001, Capstar Partners may, at its option, redeem up to 25% of the principal amount at maturity of its 12 3/4% Notes at a redemption price of 112.75% of the accreted value, out of the proceeds of one or more public equity offerings or major asset sales. Upon the occurrence of a change in control (as defined in the indenture of the 12 3/4% Notes), the holders of the 12 3/4% Notes have the right to require Capstar Partners to purchase all or a

                           AMFM INC. AND SUBSIDIARIES
            (FORMERLY CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

portion of the 12 3/4% Notes at a purchase price equal to (i) 101% of the accreted value if the change in control occurs before February 1, 2002 or (ii) 101% of the principal amount at maturity, plus accrued and unpaid interest, if the change in control occurs after February 1, 2002.

     The Capstar merger resulted in a change of control with respect to the 12 3/4% Notes. In August 1999, Capstar Partners repurchased $3,650, or 1.3%, of the aggregate outstanding principal amount of the 12 3/4% Notes for an aggregate repurchase cost of $2,728.

  (i) 12 5/8% Notes

     On November 12, 1999, AMFM Operating completed a consent solicitation to modify certain timing restrictions on its ability to exchange all shares of its 12 5/8% Series E cumulative exchangeable preferred stock for its 12 5/8% Senior Subordinated Exchange Debentures due 2006. Consenting holders of 12 5/8% Series E cumulative exchangeable preferred stock received payments of $0.25 per share of 12 5/8% Series E cumulative exchangeable preferred stock. On November 23, 1999, AMFM Operating exchanged all of the shares of its 12 5/8% Series E cumulative exchangeable preferred stock for $143,099 in aggregate principal amount of its 12 5/8% Senior Subordinated Exchange Debentures due 2006 (the
"12 5/8% Notes"). Interest on the 12 5/8% Notes is payable semiannually, commencing on January 15, 2000. The 12 5/8% Notes mature on October 31, 2006 and are redeemable, in whole or in part, at the option of the Company on or after January 15, 2002, at redemption prices ranging from 106.313% at January 15, 2002 and declining to 100% on or after January 15, 2006, plus in each case accrued and unpaid interest. Upon the occurrence of a change in control (as defined in the indenture governing the 12 5/8% Notes), the holders of the 12 5/8% Notes have the right to require the Company to repurchase all or any part of the 12 5/8% Notes at a purchase price equal to 101% plus accrued and unpaid interest. As of December 31, 1999, the outstanding principal balance of the 12 5/8% Notes was $143,099.

     The November 19, 1999 corporate reorganization resulted in a change of control with respect to the 12 5/8% Notes. On January 11, 2000, AMFM Operating completed a tender offer to purchase all of the outstanding debentures at an offer price in cash equal to 101% of the aggregate principal amount, plus accrued and unpaid interest. AMFM Operating repurchased $1,231, or 0.9% of the aggregate outstanding principal amount of the debentures for an aggregate repurchase cost of $1,264.

  (j) 9 1/4% Notes

     In June 1997, Capstar Radio issued its 9 1/4% Senior Subordinated Notes due 2007 (the "9 1/4% Notes") which have a principal amount outstanding at December 31, 1999 of $125,775. The Company pays interest of approximately $5,817 on the 9 1/4% Notes semi-annually on January 1 and July 1 of each year.

     The 9 1/4% Notes may be redeemed at any time on or after July 1, 2002, in whole or in part, at the option of AMFM Operating at prices ranging from 104.625% at July 1, 2002 and declining to 100% on or after July 1, 2005, plus in each case accrued and unpaid interest. In addition, prior to July 1, 2001, AMFM Operating may redeem up to 25% of the original aggregate principal amount of its 9 1/4% Notes at a redemption price of 109.25% plus accrued and unpaid interest with net proceeds of one or more public equity offerings or major asset sales. Upon the occurrence of a change of control (as defined in the indenture of the 9 1/4% Notes), the holders of the 9 1/4% Notes have the right to require AMFM Operating to purchase all or a portion of its 9 1/4% Notes at a price equal to 101% plus accrued and unpaid interest.

     The Capstar merger resulted in a change of control with respect to the 9 1/4% Notes. In August 1999, Capstar Radio repurchased $66,025, or 33.0%, of the aggregate outstanding principal amount of the 9 1/4% Notes for an aggregate repurchase cost of $67,623.

                           AMFM INC. AND SUBSIDIARIES
            (FORMERLY CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     On September 17, 1999 and September 24, 1999, AMFM Operating redeemed $5,000 and $3,200, respectively, of its 9 1/4% Notes for an aggregate repurchase cost of $5,160 and $3,308, respectively.

 (k) 10 3/4% Notes

     On November 12, 1999, AMFM Operating completed a consent solicitation and cash tender offer to acquire all of its outstanding 10 3/4% Senior Subordinated Notes due 2006 (the "10 3/4% Notes"). Approximately $293,641 in aggregate principal amount of the notes, representing 99.9% of the outstanding notes, was accepted for payment for an aggregate repurchase cost of $343,860 which included the principal amount of the 10 3/4% Notes of $293,641, premiums on the repurchase of $25,300, accrued and unpaid interest of $15,169, consent fees of $8,809 and transaction costs of $941. An extraordinary charge of $7,142 (net of a tax benefit of $3,846) was recorded in connection with the consent solicitation and cash tender offer. As of December 31, 1999, the outstanding principal balance of the 10 3/4% Notes was $175.

  (l) Other

     The 9 3/8% Notes, the 8 3/4% Notes, the 10 1/2% Notes, the 8 1/8% Notes, the 9% Notes, the 12 5/8% Notes, the 9 1/4% Notes and the 10 3/4% Notes (collectively, the "Subordinated Notes") are unsecured obligations of AMFM Operating, subordinated in right of payment to all existing and any future senior indebtedness of AMFM Operating. Except for the 9 1/4% Notes, the Subordinated Notes are fully and unconditionally guaranteed, on a joint and several basis, by all of AMFM Operating's direct and indirect subsidiaries (the "Subsidiary Guarantors").

     The 8% Senior Notes are senior unsecured obligations of AMFM Operating and rank equal in right of payment to the obligations of AMFM Operating under its senior credit facility and existing and all other indebtedness of AMFM Operating not expressly subordinated to the 8% Senior Notes. However, because the 8% Senior Notes are unsecured, the 8% Senior Notes are effectively subordinated in right of payment to AMFM Operating's senior credit facility. The 8% Senior Notes are fully and unconditionally guaranteed, on a joint and several basis, by the Subsidiary Guarantors.

     The senior credit facility and the indentures governing the 8% Senior Notes, the Subordinated Notes and the 12 3/4% Notes contain customary restrictive covenants, which, among other things and with certain exceptions, limit the ability of Capstar Partners and its subsidiaries, including AMFM Operating, to incur additional indebtedness and liens in connection therewith, enter into certain transactions with affiliates, pay dividends, consolidate, merge or effect certain asset sales, issue additional stock, effect an asset swap and make acquisitions. AMFM Operating is required under its senior credit facility to maintain specified financial ratios, including leverage, interest coverage and fixed charge coverage ratios.

     A summary of the future maturities of long-term debt at December 31, 1999 follows:

2000.....................................................  $       --
2001.....................................................   2,850,000
2002.....................................................          --
2003.....................................................          --
2004.....................................................     200,000
Thereafter...............................................   2,840,217
                                                           ----------
                                                           $5,890,217
                                                           ==========

                           AMFM INC. AND SUBSIDIARIES
            (FORMERLY CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(10) REDEEMABLE PREFERRED STOCK

  (a) 12% Capstar Partners Preferred Stock

     In June 1997, Capstar Partners issued 1,000,000 shares of its 12% Senior Exchangeable Preferred Stock. Capstar Partners was required to pay dividends on its 12% Senior Exchangeable Preferred Stock semi-annually on January 1 and July 1 of each year at a rate of $12.00 per share. Until July 1, 2002, dividends were to be paid, at Capstar Partners' option, either in cash or in additional shares of 12% Capstar Partners Senior Exchangeable Preferred Stock. Since issuance, Capstar Partners has paid the required dividend in additional shares.

     Effective as of January 1, 2000, Capstar Partners exchanged all of the outstanding shares of its 12% Senior Exchangeable Preferred Stock for $125,462 in aggregate principal amount of its 12% Subordinated Exchange Debentures due 2009.

  (b) 12 1/4% CMCLA Preferred Stock

     On July 20, 1998, CMCLA completed a consent solicitation to modify certain timing restrictions on its ability to exchange all shares of its 12 1/4% Series A Senior Cumulative Exchangeable Preferred Stock (the "12 1/4% Preferred Stock") for its 12 1/4% Subordinated Exchange Debentures due 2008 (the "12 1/4% Debentures"). Consenting holders of 12 1/4% Preferred Stock received payments of $0.05 per share of 12 1/4% Preferred Stock. On July 23, 1998, CMCLA exchanged the shares of 12 1/4% Preferred Stock for 12 1/4% Debentures.

     On August 19, 1998, CMCLA completed a cash tender offer (the "12 1/4% Debentures Tender Offer") for all of its 12 1/4% Debentures for an aggregate repurchase cost of $143,836 which included (i) the principal amount of the 12 1/4% Debentures of $119,445, (ii) premiums on the repurchase of the 12 1/4% Debentures of $22,683, (iii) accrued and unpaid interest on the 12 1/4% Debentures from July 23, 1998 through August 19, 1998 of $1,138 and (iv) transaction costs of $570. In connection with the 12 1/4% Debentures Tender Offer, CMCLA recorded an extraordinary charge of $15,224 (net of a tax benefit of $8,199) consisting of the premiums, transaction costs and the write-off of the unamortized balance of deferred debt issuance costs.

  (c) 12% CMCLA Preferred Stock

     On May 8, 1998, CMCLA completed a consent solicitation to modify certain timing restrictions on its ability to exchange all shares of its 12% Exchangeable Preferred Stock (the "12% Preferred Stock") for its 12% Subordinated Exchange Debentures due 2009 (the "12% Debentures"). Consenting holders of 12% Preferred Stock received payments of $0.05 per share of 12% Preferred Stock. On May 13, 1998, CMCLA exchanged the shares of 12% Preferred Stock for 12% Debentures.

     On June 10, 1998, CMCLA completed a cash tender offer (the "12% Debentures Tender Offer") for all of its 12% Debentures for an aggregate repurchase cost of $262,495 which included (i) the principal amount of the 12% Debentures of $211,763, (ii) premiums on the repurchase of the 12% Debentures of $47,798,
(iii) accrued and unpaid interest on the 12% Debentures from May 13, 1998 through June 10, 1998 of $1,976 and (iv) transaction costs of $958. In connection with the 12% Debentures Tender Offer, CMCLA recorded an extraordinary charge of $31,865 (net of a tax benefit of $17,158) consisting of the premiums, transaction costs and the write-off of the unamortized balance of deferred debt issuance costs.

                           AMFM INC. AND SUBSIDIARIES
            (FORMERLY CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(11) STOCKHOLDERS' EQUITY

 (a) Preferred Stock

    (i) $3.00 Convertible Exchangeable Preferred Stock

     In June 1997, the Company issued 5,990,000 shares of its $3.00 Convertible Exchangeable Preferred Stock (the "$3.00 Convertible Preferred Stock") for net proceeds of $287,808. The liquidation preference of each share of the $3.00 Convertible Preferred Stock was $50.00 plus accrued and unpaid dividends. Dividends on the $3.00 Convertible Preferred Stock were cumulative and payable quarterly commencing September 15, 1997 at a rate per annum of $3.00 per share, when, as and if declared by the Board of Directors of the Company. On August 6, 1999, the Company gave notice to the holders of its $3.00 Convertible Preferred Stock of the Company's election to redeem all of the outstanding shares of its $3.00 Convertible Preferred Stock at a per share redemption price of $52.40, plus accrued and unpaid dividends. Each holder had the right to convert each share of $3.00 Convertible Preferred Stock held by it into two shares of common stock of the Company in lieu of being redeemed. On August 24, 1999, preferred holders converted 5,989,900 shares of $3.00 Convertible Preferred Stock into 11,979,800 shares of the Company's common stock, and the Company redeemed the remaining 100 shares of $3.00 Convertible Preferred Stock for $5 in the aggregate.

     (ii) 7% Convertible Preferred Stock

     Upon consummation of the Chancellor Merger, on September 5, 1997, the Company issued 2,200,000 shares of its 7% Convertible Preferred Stock (the "7% Convertible Preferred Stock") in exchange for Chancellor's substantially identical securities with a fair value of $111,048 including accrued and unpaid dividends of $1,048. The liquidation preference of each share of 7% Convertible Preferred Stock was $50.00 plus accrued and unpaid dividends of $1,604 at December 31, 1998 and 1999. Dividends on the 7% Convertible Preferred Stock were cumulative and payable quarterly, commencing July 15, 1997.

     On December 8, 1999, the Company gave notice to the holders of its 7% Convertible Preferred Stock of its election to redeem all of the outstanding shares of 7% Convertible Preferred Stock at a per share redemption price of $52.45, plus accrued and unpaid dividends. Each holder had the right to convert each share of the 7% Convertible Preferred Stock held by it into approximately
2.76 shares of the Company's common stock in lieu of being redeemed. On January 19, 2000, preferred holders converted all 2,200,000 shares of 7% Convertible Preferred Stock into 6,078,995 shares of the Company's common stock.

  (b) Common Stock

     On September 5, 1997, the Company issued 34,617,460 shares of common stock at $15.50 per share in connection with the Chancellor Merger. In addition, upon consummation of the Chancellor Merger, each share of the Company's formerly outstanding class A common stock and class B common stock was reclassified, changed and converted into one share of common stock.

     On March 13, 1998, the Company completed an offering of 21,850,000 shares of its common stock for net proceeds of approximately $994,642. The net proceeds were used to reduce bank borrowings under the revolving credit portion of the senior credit facility and the excess proceeds were initially invested in short-term investment grade securities. The Company subsequently used the excess proceeds for general corporate purposes, including the financing of certain acquisitions and exchanges.

     On July 13, 1999, the Company issued 53,553,966 shares of common stock at $44.75 per share in connection with the Capstar merger.

     The Company has not declared a cash dividend on its common stock since it became a public company. The Company is not permitted to pay any dividends by the terms of the Clear Channel merger agreement. Furthermore, since AMFM is a holding company, the only way it can pay dividends in the future is by

                           AMFM INC. AND SUBSIDIARIES
            (FORMERLY CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

indirectly receiving funds from AMFM Operating, AMFM's principal operating subsidiary. AMFM Operating is restricted from paying dividends by the terms of its debt instruments.

  (c) Stock Options

     The Company has established the 1992, 1993, 1995, 1998 and 1999 Employee Stock Option Plans (the "Employee Option Plans") which provide for the issuance of stock options to officers and other key employees of the Company and its subsidiaries. The Employee Option Plans make available for issuance an aggregate of 25,105,000 shares of common stock, including 7,000,000 Value Options (the "Value Options") available under the 1999 Employee Option Plan. The Value Options become exercisable after the date on which the average fair market value of a share of the Company's common stock, calculated on a daily basis, exceeds $100.00 per share for 30 consecutive days or, for Value Options granted subsequent to June 1, 1999, the average fair market value of a share of the Company's common stock, calculated on a daily basis, exceeds the higher of $100.00 per share or 200% of the option's exercise price for 30 consecutive days or upon a change in control of the Company. Options issued under the 1992, 1993, 1995 and 1998 Employee Option Plans have varying vesting periods as provided in separate stock option agreements and generally carry an expiration date of ten years subsequent to the date of issuance. The 1999 Employee Option Plan provides for options which vest one year subsequent to the date of issuance and generally carry an expiration date of three years subsequent to the date of issuance and Value Options which vest over a five-year period and generally carry an expiration date of five years subsequent to the date of issuance. Options issued under the 1993, 1995, 1998 and 1999 Employee Option Plans are required to have exercise prices equal to or in excess of the fair market value of the Company's common stock on the date of issuance unless approved by the Compensation Committee of the Company's Board of Directors.

     In May 1995, the Company also established the Stock Option Plan for Non-Employee Directors (the "Director Plan") which provides for the issuance of stock options to non-employee directors of the Company. The Director Plan makes available for issuance an aggregate of 900,000 shares of common stock. Options issued under the Director Plan have exercise prices equal to the fair market value of the Company's common stock on the date of issuance, vest over a three-year period and have an expiration date of ten years subsequent to the date of issuance.

     In connection with the acquisition of Broadcasting Partners, Inc. ("BPI") in May 1995, the Company assumed outstanding options to purchase 310,276 shares of the Company's common stock (the "BPI Options"). The BPI Options vested and became exercisable on May 12, 1996 and have an expiration date of ten years subsequent to the original date of issuance by BPI.

     In connection with the Chancellor Merger, the Company assumed outstanding options to purchase 3,526,112 shares of the Company's common stock (the "Chancellor Options") with a fair value of $34,977. The Chancellor Options have varying vesting periods as provided in separate stock option agreements and generally carry an expiration date of ten years subsequent to the original date of issuance by CBC.

     In connection with the Capstar merger, the Company assumed outstanding options and warrants to purchase 3,220,775 shares of the Company's common stock (the "Capstar Options") with a fair value of $81,481. The Capstar Options have varying vesting periods as provided in separate stock option and warrant agreements and generally carry an expiration date of ten years subsequent to the original date of issuance by Capstar.

     The total options available for grant were 2,171,939 and 2,324,758 at December 31, 1998 and 1999, respectively.

                           AMFM INC. AND SUBSIDIARIES
            (FORMERLY CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Following is a summary of activity in the employee option plans and agreements discussed above for the years ended December 31, 1997, 1998 and 1999:

                                             1997                   1998                    1999
                                     --------------------   ---------------------   ---------------------
                                                 WEIGHTED                WEIGHTED                WEIGHTED
                                                 AVERAGE                 AVERAGE                 AVERAGE
                                                 EXERCISE                EXERCISE                EXERCISE
                                      SHARES      PRICE       SHARES      PRICE       SHARES      PRICE
                                     ---------   --------   ----------   --------   ----------   --------
Outstanding at beginning of year...  3,559,984    $ 5.97     8,826,696    $12.98    14,825,989    $26.03
Granted............................  2,773,590     22.89     7,392,000     39.28    10,355,986     49.34
Assumed in acquisitions............  3,526,112      9.29            --        --     3,220,775     32.08
Exercised..........................   (994,526)     5.43    (1,075,860)     9.55    (1,795,413)    19.28
Canceled...........................    (38,464)    19.46      (316,847)    20.82      (208,162)    37.44
                                     ---------              ----------              ----------
Outstanding at end of year.........  8,826,696    $12.98    14,825,989    $26.03    26,399,175    $35.53
                                     =========              ==========              ==========
Options and warrants exercisable at
  year end.........................  5,687,960              10,211,090              16,090,295
                                     =========              ==========              ==========

     The following table summarizes information about stock options and warrants outstanding at December 31, 1999:

                                                                                   OPTIONS AND WARRANTS
                                  OPTIONS AND WARRANTS OUTSTANDING                      EXERCISABLE
                         --------------------------------------------------   -------------------------------
                             NUMBER                                               NUMBER
                         OUTSTANDING AT   WEIGHTED AVERAGE      WEIGHTED      EXERCISABLE AT      WEIGHTED
       RANGE OF           DECEMBER 31,       REMAINING          AVERAGE        DECEMBER 31,       AVERAGE
    EXERCISE PRICES           1999        CONTRACTUAL LIFE   EXERCISE PRICE        1999        EXERCISE PRICE
    ---------------      --------------   ----------------   --------------   --------------   --------------
$0.01..................       445,000        2.6 years           $ 0.01            445,000         $ 0.01
$4.13 to 6.17..........     1,415,094        4.5 years             4.55          1,415,094           4.55
$8.90 to 13.00.........     1,785,249        6.1 years            11.12          1,726,751          11.13
$13.38 to 19.30........     1,939,925        7.5 years            15.85          1,915,909          15.92
$20.18 to 29.88........     3,644,476        7.8 years            24.24          3,170,242          24.26
$30.57 to 44.75........     6,778,155        8.3 years            40.83          5,109,299          41.75
$46.13 to 63.88........    10,218,784        5.7 years            49.22          2,308,000          46.93
$70.69 to 78.25........       172,492        3.1 years            75.35                 --             --
                           ----------                                           ----------
                           26,399,175                            $35.53         16,090,295         $28.26
                           ==========                                           ==========

     The weighted-average fair value of options granted during 1997, 1998 and 1999 which have exercise prices equal to the market value of the Company's common stock on the date of issuance was $10.25, $17.50 and $23.78, respectively. The weighted-average fair value of options granted during 1998 and 1999 which have exercise prices less than the market value of the Company's common stock on the date of issuance was $28.19 and $23.50, respectively. The weighted-average fair value of options granted during 1999 which have exercise prices greater than the market value of the Company's common stock on the date of issuance was $25.89.

     The Company applies APB Opinion No. 25 in accounting for its Employee Option Plans and, accordingly, no compensation cost is recognized in the consolidated financial statements for stock options which have exercise prices equal to or in excess of the market value of the Company's common stock on the date of issuance.

     On April 14, 1998, Scott K. Ginsburg resigned as President and Chief Executive Officer of the Company, and on April 20, 1998, Mr. Ginsburg resigned as director of the Company and from all appointments and positions with its respective subsidiaries. In connection with Mr. Ginsburg's resignation, the Company incurred non-cash compensation expense of $16,000 in 1998 related to the grant of 800,000 stock options to

                           AMFM INC. AND SUBSIDIARIES
            (FORMERLY CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Mr. Ginsburg at an exercise price of $23.25 per share. The Company recognized non-cash compensation expense of $6,443 during 1999 related to stock options granted to employees, primarily corporate personnel.

     Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below:

                                                       1997       1998        1999
                                                     --------   ---------   ---------
Net loss:
  As reported......................................  $(31,745)  $ (95,589)  $(173,687)
  Pro forma........................................   (44,639)   (160,687)   (260,213)
Basic and diluted loss per common share:
  As reported......................................      (.46)       (.88)      (1.10)
  Pro forma........................................      (.59)      (1.35)      (1.60)

     The fair value for the stock options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1997, 1998 and 1999: expected stock volatility ranging from 39.9% to 45.2%; risk-free interest rates ranging from 4.7% to 6.7%; dividend yields of 0%; and expected lives ranging from three to seven years.

(12) INCOME TAXES

     Income tax expense from continuing operations consists of the following:

                                                          1997      1998       1999
                                                         -------   -------   --------
Current tax expense:
  Federal..............................................  $ 6,840   $    --   $     --
  State................................................    4,791     5,033     13,100
  Foreign..............................................       --        --      1,000
                                                         -------   -------   --------
Total current tax expense..............................   11,631     5,033     14,100
Deferred tax expense (benefit).........................   (3,829)   28,718    (20,491)
                                                         -------   -------   --------
Total income tax expense (benefit).....................  $ 7,802   $33,751   $ (6,391)
                                                         =======   =======   ========

     During 1997, 1998 and 1999, the Company incurred extraordinary losses in connection with various refinancings. The tax benefit related to the extraordinary losses were approximately $2,343, $25,357 and $8,153 for the years ended December 31, 1997, 1998 and 1999, respectively. This tax benefit is separately allocated to the extraordinary item. During 1998 and 1999, the Company recognized a tax benefit of $13,098 and $23,760, respectively, due to the exercise of certain stock options.

                           AMFM INC. AND SUBSIDIARIES
            (FORMERLY CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Total income tax expense differed from the amount computed by applying the U.S. federal statutory income tax rate of 35% to income or loss from continuing operations for the years ended December 31, 1997, 1998 and 1999 as a result of the following:

                                                          1997      1998       1999
                                                         -------   -------   --------
Computed "expected" tax expense (benefit)..............  $(2,342)  $   998   $(53,582)
Amortization of goodwill...............................    5,744    11,728     28,225
State income taxes, net of federal benefit.............    2,533     4,919      8,515
Foreign income taxes...................................       --        --      1,000
Non-deductible compensation............................       --    13,221      3,500
Non-deductible meals and entertainment.................    1,028     2,312      3,205
Other, net.............................................      839       573      2,746
                                                         -------   -------   --------
                                                         $ 7,802   $33,751   $ (6,391)
                                                         =======   =======   ========

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1998 and 1999 are presented below:

                                                                1998         1999
                                                              ---------   -----------
Deferred tax assets:
  Net operating loss and credit carryforwards...............  $  76,755   $   231,019
  Accrued executive compensation and stock options..........     10,452        15,342
  Differences in book and tax bases related to media
     representation contracts...............................     27,233        19,966
  Differences in book and tax bases of lease liabilities....      4,727         4,727
  Differences in book and tax bases of long-term debt.......         --        39,407
  Other.....................................................      1,754         7,242
                                                              ---------   -----------
          Total deferred tax assets.........................    120,921       317,703
                                                              ---------   -----------
Deferred tax liabilities:
  Property and equipment and intangibles, primarily related
     to acquisitions........................................   (567,221)   (1,938,985)
  Investment in Lamar.......................................         --       (75,761)
  Other.....................................................     (6,834)       (9,980)
                                                              ---------   -----------
          Total deferred tax liabilities....................   (574,055)   (2,024,726)
                                                              ---------   -----------
          Net deferred tax liability........................  $(453,134)  $(1,707,023)
                                                              =========   ===========

     Deferred tax assets and liabilities are computed by applying the U.S. federal and state income tax rate in effect to the gross amounts of temporary differences and other tax attributes, such as net operating loss carryforwards.

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. The Company expects the deferred tax assets at December 31, 1999 to be realized as a result of the reversal during the carryforward period of existing taxable temporary differences giving rise to deferred tax liabilities and the generation of taxable income in the carryforward period.

                           AMFM INC. AND SUBSIDIARIES
            (FORMERLY CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     At December 31, 1999, the Company has net operating loss carryforwards available to offset future taxable income of approximately $542,100, expiring from 2000 to 2019 and has alternative minimum tax credit carryforwards of approximately $4,700 that do not expire. Approximately $164,100 and $2,800 of the net operating loss and tax credit carryforwards, respectively, at December 31, 1999 are subject to annual use limitations under tax rules governing changes of ownership.

(13) COMMITMENTS AND CONTINGENCIES

     The Company has long-term operating leases for office space and certain broadcasting facilities and equipment which expire at various dates, generally during the next ten years, and have varying options to renew and cancel. Rental expense for operating leases (excluding those with lease terms of one month or less that were not renewed) was approximately $10,913, $39,427 and $70,725 for 1997, 1998 and 1999, respectively. Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 1999 are as follows:

Year ending December 31:
  2000......................................................   $ 40,572
  2001......................................................     40,371
  2002......................................................     36,352
  2003......................................................     34,534
  2004......................................................     32,228
  Thereafter................................................    217,586
                                                               --------
                                                               $401,643
                                                               ========

     On July 24, 1998, in connection with Capstar Broadcasting's then pending acquisition of Triathlon Broadcasting Company, Capstar Broadcasting was notified of an action filed on behalf of all holders of depository shares of Triathlon against Triathlon, Triathlon's directors, and Capstar Broadcasting. The action was filed in the Court of Chancery of the State of Delaware (Civil Action No. 16560) in and for New Castle County, Delaware by Herbert Behrens. The complaint alleges that Triathlon and its directors breached their fiduciary duties to the class of depository stockholders by agreeing to a transaction with Capstar Broadcasting that allegedly favored the class A common stockholders at the expense of the depository stockholders. Capstar Broadcasting is accused of knowingly aiding and abetting the breaches of fiduciary duties allegedly committed by the other defendants. The complaint sought to have the action certified as a class action and sought to enjoin the Triathlon acquisition, or in the alternative, sought monetary damages in an unspecified amount. On February 12, 1999, the parties signed a memorandum of understanding that provided for the settlement of the lawsuit. The amount of the settlement will equal $0.11 in additional consideration for each depositary share owned by any class member at the effective time of the Triathlon acquisition. Capstar Broadcasting also agreed not to oppose plaintiff's counsel's application for attorney fees and expenses in the aggregate amount of $150. The proposed settlement is contingent upon confirmatory discovery by the plaintiff, execution of a definitive settlement agreement, and court approval. On November 19, 1999, Capstar Broadcasting merged into Chancellor Mezzanine Holdings Corporation and the surviving corporation was renamed AMFM Holdings Inc.

     In September 1998, a stockholder class action complaint was filed in the Delaware Court of Chancery by a stockholder purporting to act individually and on behalf of all other persons, other than defendants, who own securities of the Company and are similarly situated. The defendants named in the case are the Company, Hicks Muse, Thomas O. Hicks, Jeffrey A. Marcus, James E. de Castro, Eric C. Neuman, Lawrence D. Stuart, Jr., Steven Dinetz, Thomas J. Hodson, Perry Lewis, John H. Massey and Vernon E. Jordan, Jr. The plaintiff alleges breach of fiduciary duties, gross mismanagement, gross negligence or recklessness, and other

                           AMFM INC. AND SUBSIDIARIES
            (FORMERLY CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

matters relating to the defendants' actions in connection with the Capstar merger. The plaintiff sought to certify the complaint as a class action, enjoin consummation of the Capstar merger, order defendants to account to plaintiff and other alleged class members for damages, and award attorneys' fees and other costs. The Company believes that the lawsuit is without merit and intends to vigorously defend the action.

     The Company is also involved in various other claims and lawsuits which are generally incidental to its business. The Company is also vigorously contesting all of these matters and believes that the ultimate resolution of these matters and those mentioned above will not have a material adverse effect on its consolidated financial position, results of operations or cash flows.

     The Company offers substantially all of its employees voluntary participation in a 401(k) Plan. The Company may make discretionary contributions to the plans; however, no such contributions were made by the Company during 1997, 1998 or 1999.

(14) FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

  (a) Interest Rate Risk Management

     The Company enters into interest rate swaps to diversify its risk associated with interest rate fluctuations. Under interest rate swaps, the Company agrees with other parties to exchange, at specified intervals, the difference between fixed rate and floating rate interest amounts calculated by reference to an agreed notional principal amount.

  (b) Fair Value of Financial Instruments

     The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at December 31, 1998 and 1999. The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties.

                                                        1998                      1999
                                               -----------------------   -----------------------
                                                CARRYING       FAIR       CARRYING       FAIR
                                                 AMOUNT       VALUE        AMOUNT       VALUE
                                               ----------   ----------   ----------   ----------
Long-term debt -- Senior Credit Facility....   $1,596,000   $1,596,000   $2,850,000   $2,850,000
Long-term debt -- 8% Senior Notes...........      750,000      761,250      750,000      742,500
Long-term debt -- 9 3/8% Notes..............      200,000      208,000      200,000      206,000
Long-term debt -- 8 3/4% Notes..............      200,000      204,000      200,000      203,000
Long-term debt -- 10 1/2% Notes.............      100,000      110,000      100,000      108,000
Long-term debt -- 8 1/8% Notes..............      500,000      495,000      500,000      497,500
Long-term debt -- 9% Notes..................      750,000      787,500      750,000      772,500
Long-term debt -- 12 3/4% Notes.............           --           --      245,700      243,282
Long-term debt -- 12 5/8% Notes.............           --           --      164,954      161,702
Long-term debt -- 9 1/4% Notes..............           --           --      129,388      129,863
Long-term debt -- 10 3/4% Notes.............           --           --          175          189
Interest rate swaps and collars asset
  (liability)...............................           --      (12,799)          --        9,843
Redeemable preferred stock -- 12% Capstar
  Partners Preferred Stock..................           --           --      151,982      141,145
Preferred stock -- $3.00 Convertible
  Exchangeable Preferred Stock..............      299,500      567,553           --           --
Preferred stock -- 7% Convertible Preferred
  Stock.....................................      110,000      285,626      110,000      475,688

                           AMFM INC. AND SUBSIDIARIES
            (FORMERLY CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

     Cash and cash equivalents, accounts receivable and accounts payable: The carrying amount of these assets and liabilities approximates fair value because of the short maturity of these instruments.

     Long-term debt: The fair values of the Company's notes are based on quoted market prices at December 31, 1998 and 1999. As amounts outstanding under the senior credit facility bear interest at current market rates, their carrying amounts approximate fair market value.

     Interest rate swaps and collars: The fair value of the interest rate swap and collar contracts is estimated by obtaining quotations from brokers. The fair value is an estimate of the amounts that the Company would receive (pay) at the reporting date if the contracts were transferred to other parties or canceled by either party.

     Redeemable preferred stock: The fair value of Capstar Partners' 12% Senior Exchangeable Preferred Stock is based on December 31, 1999 quoted market prices.

     Preferred stock: The fair value of the Company's $3.00 Convertible Exchangeable Preferred Stock is based on quoted market prices at December 31, 1998 and the fair value of the 7% Convertible Preferred Stock is based on quoted market prices at December 31, 1998 and 1999.

(15) RELATED PARTY AND OTHER TRANSACTIONS

     As of December 31, 1999, Thomas O. Hicks and affiliates of Hicks Muse beneficially owned an aggregate 59,489,681 shares of common stock of the Company. Mr. Hicks is Chairman of the Board and a director of the Company.

     The Company is subject to a financial monitoring and oversight agreement, dated April 1, 1996, as amended on September 4, 1997 with Hicks, Muse & Co. Partners, L.P., an affiliate of Hicks Muse. In connection with the financial monitoring and oversight agreement, the Company paid to Hicks, Muse & Co. Partners, L.P. an annual fee of not less than $1,000, subject to increase or decrease (but not below $1,000) based upon changes in the consumer price index. Hicks, Muse & Co. Partners, L.P. is also entitled to reimbursement for any out-of-pocket expenses incurred in connection with rendering services under the financial monitoring and oversight agreement. The financial monitoring and oversight agreement provides that the agreement will terminate at such time as Thomas O. Hicks and his affiliates collectively cease to beneficially own at least two-thirds of the number of shares of the Company's common stock beneficially owned by them, collectively, at the effective time of the Chancellor Merger. Effective March 15, 1999, Hicks, Muse & Co. Partners, L.P. agreed to waive the annual fee payment under the financial monitoring and oversight agreement, although it will still be entitled to the reimbursement of certain expenses incurred and the benefit of certain indemnity obligations of the Company in connection with the performance of its obligations thereunder. The Company paid Hicks, Muse & Co. Partners, L.P. a total of $333, $1,019 and $259 in 1997, 1998 and 1999, respectively, in connection with the financial monitoring and oversight agreement which is included in corporate general and administrative expense.

     In connection with the consummation of the Chancellor Merger, a financial advisory agreement among CBC, CRBC and HM2/Management Partners, L.P. ("HM2/Management"), an affiliate of Hicks Muse, was terminated. In consideration thereof, in lieu of any payments required to be made under the financial advisory agreement in respect of the transactions contemplated by such merger, HM2/Management was paid a fee of $10,000 in cash upon consummation of the transaction which was accounted for as a direct acquisition cost. As part of the termination of the financial advisory agreement, the Company paid Hicks, Muse & Co. Partners, L.P. $1,500 for financial advisory services in connection with the acquisition of Katz in 1997 which was accounted for as a direct acquisition cost.

                           AMFM INC. AND SUBSIDIARIES
            (FORMERLY CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Upon consummation of the Capstar merger, Capstar Broadcasting made payments to Hicks, Muse & Co. Partners, L.P. of $10,000 in cash and the Company granted Hicks, Muse & Co. Partners, L.P. options to purchase up to 969,616 shares of the Company's common stock at a per share exercise price of $52.00 in connection with the termination of monitoring and oversight and financial advisory agreements with Capstar Broadcasting and its subsidiaries and in satisfaction of the services performed by Hicks, Muse & Co. Partners, L.P. in connection with the Capstar merger. Affiliates of Hicks Muse had a controlling interest in Capstar Broadcasting prior to the Capstar merger.

     The Company is subject to an Amended and Restated Stockholders Agreement, dated as of February 14, 1996, as amended on September 4, 1997 and July 13, 1999, among the Company and certain holders of the Company's common stock held by former stockholders of CBC, which provides for registration rights for the shares of the Company's common stock held by such holders. The stockholders agreement relates to shares of the Company's common stock held by certain affiliates of Hicks Muse. Affiliates of Hicks Muse that are parties to the stockholders agreement have agreed to the termination of such agreement at the effective time of the Clear Channel merger.

     On July 7, 1998, the Company entered into a merger agreement with the indirect parent of LIN Television Corporation to acquire LIN in a stock-for-stock transaction. Effective March 15, 1999, LIN and the Company terminated the LIN merger agreement. Affiliates of Hicks Muse have a controlling interest in LIN and a substantial investment in the Company.

     In October and November 1998, LIN purchased two airplanes and subsequently entered into two lease agreements with respect to those airplanes with the Company. In June 1999, LIN sold one of the airplanes to an unrelated third party and the lease was terminated. The Company purchased the other airplane from LIN in June 1999 and the lease was terminated. In 1998 and 1999, the Company paid to LIN approximately $415 and $1,218, respectively, under the leases.

     In connection with the resignation by Jeffrey A. Marcus as President and Chief Executive Officer of the Company in March 1999, Mr. Marcus entered into a termination agreement, which provided, among other things, that (i) Mr. Marcus received a one-time cash payment of $6,250 and a pro-rated bonus for fiscal year 1998 of $2,333; (ii) Mr. Marcus was granted options to purchase 800,000 shares of the Company's common stock at an exercise price of $47.0625 per share; and
(iii) unvested options to acquire 625,000 shares of the Company's common stock previously granted to Mr. Marcus automatically vested and became immediately exercisable.

     Vernon E. Jordan, Jr., a director of the Company, served on the board of directors of Bankers Trust Company and Bankers Trust Corporation until June 1999. Deutsche Bank Securities, Inc., formerly BT Alex. Brown Incorporated, an affiliate of Bankers Trust Company and Bankers Trust Corporation, was engaged by the Company in January 1999 as a financial advisor to explore strategic alternatives in an effort to maximize shareholder value. Deutsche Bank Securities Inc. has been engaged as a financial advisor in connection with the Clear Channel merger and served as a co-lead arranger for the Company's senior credit facility. In addition, affiliates of Bankers Trust Company and Bankers Trust Corporation have in the past provided a variety of commercial banking, investment banking and financial advisory services to the Company, and will continue to provide services to the Company in the future, including as administrative agent for the Company's senior credit facility. Fees paid to Deutsche Bank Securities Inc. in 1998 were approximately $10,275 and fees paid in 1999 while Mr. Jordan served on the board of directors of Bankers Trust Company and Bankers Trust Corporation until June 1999 were minimal.

     In May 1998, CMCLA (i) began programming ten radio stations owned by Capstar Communications under time brokerage agreements and in 1998 and 1999 through the date of the Capstar merger CMCLA paid fees of $28,831 and $26,832, respectively, to Capstar Communications related to these agreements and (ii) provided a loan to Capstar Broadcasting in the principal amount of $150,000 included in other assets at

                           AMFM INC. AND SUBSIDIARIES
            (FORMERLY CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

December 31, 1998. The note receivable from Capstar Broadcasting was extinguished in 1999 in conjunction with the Capstar merger. Interest income on this note receivable was $10,600 and $9,650 in 1998 and 1999, respectively, through the date of the Capstar merger. CMCLA also began operating Capstar Broadcasting's station WKNR-AM in Cleveland, Ohio under a time brokerage agreement effective February 1, 1999.

     In connection with the retirement of James E. de Castro, the Company's former Vice Chairman and President and Chief Executive Officer of the AMFM Radio Group, on February 16, 2000, Mr. de Castro entered into a separation agreement with the Company. The agreement provided, among other things, that (i) Mr. de Castro receive a one-time cash severance payment of $5,000; (ii) unvested options to acquire 1,120,000 shares of the Company's common stock previously granted to Mr. de Castro will automatically vest and become immediately exercisable upon completion of the Clear Channel merger; and (iii) an additional 160,000 stock options of the 640,000 stock options granted to Mr. de Castro on April 17, 1999 will vest on April 17, 2000 and an additional 200,000 stock options granted to Mr. de Castro on April 9, 1999 will vest on April 9, 2000. The Company's statement of operations for the year ended December 31, 1999 does not reflect any charges related to the retirement of Mr. de Castro.

(16) MERGER AND NON-RECURRING COSTS

     Merger and non-recurring costs consist of the following for the year ended December 31, 1998 and 1999:

                                                               1998      1999
                                                              -------   -------
Write-off of LIN merger and Petry transaction costs, Capstar internal acquisition costs and Clear Channel merger
  costs(a)..................................................  $    --   $19,110
Executive severance costs(b)................................   47,661    12,196
Personnel changes and contractual obligations in exiting
  certain non-core business ventures(c).....................       --    25,003
Personnel changes, format changes and other non-recurring
  costs incurred
  in connection with the implementation of the Company's
  market strategy(d)........................................       --    14,291
Other(e)....................................................       --    11,229
                                                              -------   -------
                                                              $47,661   $81,829
                                                              =======   =======

---------------

(a) On July 7, 1998, the Company entered into a merger agreement with the indirect parent of LIN Television Corporation, a Delaware corporation ("LIN"), to acquire LIN by merger. On April 8, 1998, the Company entered into an agreement to acquire Petry Media Corporation ("Petry"), a leading independent television representation firm, for approximately $127,000. Effective March 15, 1999, the Company and LIN agreed to terminate the LIN merger agreement. The Company subsequently assigned to LIN its contract to acquire Petry. The Company recorded a charge of $16,783 to write off transaction costs incurred in connection with the LIN merger agreement and Petry transaction.

     The Company also incurred various internal costs related to the Capstar and Clear Channel mergers totaling $2,327.

(b) On April 14, 1998, Scott K. Ginsburg resigned as President and Chief Executive Officer of the Company, and on April 20, 1998, Mr. Ginsburg resigned as director of the Company and from all appointments and positions with its respective subsidiaries. On April 20, 1998, Mr. Ginsburg and the Company entered into a separation and consulting agreement. Following Mr. Ginsburg's resignation, the Company entered into new employment agreements with James E. de Castro, the Company's Chief Operating Officer, and Matthew
     E. Devine, the Company's Chief Financial Officer, each effective April 17, 1998. In connection with Mr. Ginsburg's resignation, the Company incurred a one-time executive severance charge of $43,475 which consists of (i) a lump sum severance payment of $20,000 to Mr. Ginsburg; (ii) fees of

                           AMFM INC. AND SUBSIDIARIES
            (FORMERLY CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     $12,500 to be paid to Mr. Ginsburg over five years, (iii) one-time cash payments of $5,000 and $2,000 to Mr. de Castro and Mr. Devine, respectively, (iv) execution bonuses of $1,000 each paid to Mr. de Castro, Mr. Devine and Mr. Marcus and (v) other costs incurred in connection with Mr. Ginsburg's resignation of $975. Subsequently, Matthew E. Devine resigned as Senior Vice President and Chief Financial Officer of the Company and from all appointments and positions with its respective subsidiaries and entered into a termination agreement with the Company. In connection with Mr. Devine's resignation, the Company incurred a one-time executive severance charge of $4,186 which consists of (i) a one-time cash payment of $2,000, (ii) bonus payments totaling $2,033 and (iii) other costs of $153.

     On March 15, 1999, the Company announced an executive realignment which included (i) the resignation of Jeffrey A. Marcus as the Company's President and Chief Executive Officer; (ii) the resignation of Thomas P. McMillin as the Company's Chief Financial Officer; (iii) the departure of Richard A. B. Gleiner as the Company's General Counsel; and (iv) the resignation of Eric C. Neuman as the Company's Senior Vice
     President -- Strategic Development, each effective March 15, 1999. In connection with the executive realignment, the Company recorded a charge of $12,196 for executive severance and other costs.

(c) In connection with the Company's decision to sharpen its focus on domestic radio and new media operations, management decided to discontinue Katz Media's international operations and streamline its television representation business, sell its outdoor advertising business, terminate its contracts to acquire Grupo Radio and assign to LIN its contract to acquire Petry. Of the $25,003 incurred, $4,285 related to personnel costs and the remainder related to the termination of contractual obligations, such as leases, and legal and advisory fees. At December 31, 1999, $2,899 of the total costs are accrued and are expected to be paid during the first quarter of 2000.

(d) In 1999, the Company announced its new market strategy, whereby each cluster of stations in a market will be managed as a single business unit. In connection with this strategy, certain personnel, consisting primarily of operating personnel, have been terminated and other personnel-related costs have been incurred to align formats within a market to target certain demographics. Of the total costs incurred, $13,411 related to personnel costs. At December 31, 1999, $9,539 of the total costs were accrued and the majority of such costs are expected to be paid during the first half of 2000.

(e) During the third and fourth quarters of 1999, developmental costs of $11,229 were incurred related to the Galaxy(TM) system and Star Performance Group, AMFM's proprietary traffic system and sales training program, and for development of AMFMi.

(17) SEGMENT DATA

     During the year ended December 31, 1999, the Company conducted business in three distinct operating segments consisting of radio broadcasting, new media and outdoor advertising. Following the sale of the Company's outdoor advertising business to Lamar on September 15, 1999, the Company operates in only the radio broadcasting and new media segments. Intersegment revenue is included in the segment totals for internal reporting. This intercompany revenue is eliminated in consolidation. The accounting policies of the segments are the same as those described in Note 1. Information about each of the operating segments follows:

  (a) AMFM Radio Group -- radio broadcasting

     The AMFM Radio Group portfolio consisted of 456 radio stations (330 FM and 126 AM) at December 31, 1999, including 12 stations operated under time brokerage or joint sales agreements. As of December 31, 1999, the AMFM Radio Group owned superduopolies (clusters of four or five FM stations) in 11 of the nation's 15 largest radio markets -- Los Angeles, New York, Chicago, San Francisco, Dallas/ Ft. Worth, Washington, D.C., Houston, Philadelphia, Detroit, Denver and Minneapolis-St. Paul and in five

                           AMFM INC. AND SUBSIDIARIES
            (FORMERLY CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

other large markets -- Phoenix, Cleveland, Orlando, Pittsburgh and Puerto Rico. The AMFM Radio Group also operates a national radio network, The AMFM Radio Networks, which broadcasts advertising and syndicated programming shows to a national audience of approximately 68 million listeners in the United States, and Chancellor Marketing Group, a full-service sales promotion firm developing integrated marketing programs for Fortune 1000 companies.

  (b) AMFM New Media Group -- media representation and Internet

     The AMFM New Media Group includes Katz, a full-service media representation firm that sells national spot advertising time for its clients in the radio and television industries throughout the United States and for the Company's portfolio of stations. Katz is retained on an exclusive basis by radio and television stations in over 200 designated market areas throughout the United States, including at least one radio or television station in each of the 50 largest designated market areas. The Company's Internet initiative through AMFMi focuses on developing the Company's Internet web sites, streaming online broadcasts of the Company's on-air programming and other media, and promoting emerging Internet and new media businesses.

  (c) Chancellor Outdoor Group -- outdoor advertising

     The Company's outdoor advertising business was formed on July 31, 1998 with the acquisition of Martin Media and Martin & MacFarlane, Inc., and also included the assets of the outdoor advertising division of Whiteco Industries, Inc., acquired on December 1, 1998. On September 15, 1999, the Company completed the sale of its outdoor advertising business to Lamar, as discussed in Note 3(b). The Chancellor Outdoor Group segment data includes the results of operations of the outdoor advertising business through September 15, 1999.

                           AMFM INC. AND SUBSIDIARIES
            (FORMERLY CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Separate financial data for each of the Company's operating segments is provided below. The Company evaluates the performance of its segments based on the following:

                                                     1997         1998         1999
                                                  ----------   ----------   -----------
AMFM Radio Group -- radio broadcasting:
  Net revenues.................................   $  548,856   $1,057,044   $ 1,669,638
  Operating expenses...........................      297,085      551,037       856,376
  Depreciation and amortization................      168,597      376,833       583,932
  Merger and non-recurring costs...............           --           --        12,388
  Operating income.............................       75,450      122,188       203,498
  Capital expenditures.........................       10,544       18,736        32,484
  Identifiable assets..........................    4,265,038    4,649,127    10,934,387

AMFM New Media Group -- media representation
  and Internet:
  Net revenues.................................       35,901      192,794       198,304
  Operating expenses...........................       21,842      131,106       139,685
  Depreciation and amortization................        4,210       29,630        36,514
  Merger and non-recurring costs...............           --           --        14,501
  Operating income.............................        8,399       25,299           611
  Capital expenditures.........................          436       15,190        10,027
  Identifiable assets..........................      495,951      528,238       641,537

Chancellor Outdoor Group -- outdoor
  advertising:
  Net revenues.................................           --       47,605       156,627
  Operating expenses...........................           --       23,505        84,583
  Depreciation and amortization................           --       25,986        94,062
  Merger and non-recurring costs...............           --           --         2,154
  Operating loss...............................           --       (3,871)      (31,007)
  Capital expenditures.........................           --        5,344        22,716
  Identifiable assets..........................           --    1,743,254            --

     The segment financial data includes intersegment revenues and expenses which must be excluded to reconcile to the Company's consolidated financial statements. In addition, certain depreciation and amortization expenses, corporate general and administrative expenses, non-cash compensation, merger and non-recurring costs, corporate capital expenditures and general corporate assets were not allocated to operating segments and must be included to reconcile to the Company's consolidated financial statements. Reconciling financial data is provided below:

                                                         1997      1998        1999
                                                       --------   -------   ----------
Intersegment net revenues...........................   $  2,679   $23,587   $   46,681
Intersegment operating expenses.....................      2,679    23,587       31,933
Unallocated depreciation and amortization...........     13,175    13,889       17,725
Unallocated corporate general and administrative
  expenses..........................................     12,268    20,992       30,287
Unallocated non-cash compensation...................         --    16,000        6,443
Unallocated merger and non-recurring costs..........         --    47,661       52,786
Unallocated corporate capital expenditures..........        686     4,191        8,488
Unallocated general corporate assets................    207,886   307,288    1,289,884

                           AMFM INC. AND SUBSIDIARIES
            (FORMERLY CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(18) QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                  QUARTER ENDED
                                                -------------------------------------------------
                                                MARCH 31    JUNE 30    SEPTEMBER 30   DECEMBER 31
                                                ---------   --------   ------------   -----------
1998:
  Net revenues................................  $ 233,557   $321,710     $343,829      $ 374,760
  Operating income (loss).....................    (13,201)   (18,072)      38,010         38,337
  Income (loss) before extraordinary item.....    (68,571)    40,401        6,262        (26,592)
  Net income (loss) attributable to common
     stockholders.............................    (74,988)     2,118      (15,379)       (33,010)
  Basic and diluted income (loss) per common
     share:
     Before extraordinary item................      (0.60)      0.23           --          (0.23)
     Net income (loss)........................      (0.60)      0.01        (0.11)         (0.23)
1999:
  Net revenues................................  $ 350,265   $434,146     $592,437      $ 601,040
  Operating income (loss).....................    (52,782)    56,951        1,487         45,457
  Income (loss) before extraordinary item.....   (103,445)   (16,089)      49,782        (88,793)
  Net income (loss) attributable to common
     stockholders.............................   (109,862)   (22,507)      48,606       (105,860)
  Basic income (loss) per common share:
     Before extraordinary item................      (0.77)     (0.16)        0.25          (0.43)
     Net income (loss)........................      (0.77)     (0.16)        0.25          (0.50)
  Diluted income (loss) per common share:
     Before extraordinary item................      (0.77)     (0.16)        0.23          (0.43)
     Net income (loss)........................      (0.77)     (0.16)        0.23          (0.50)

     Basic and diluted loss per common share for the years ended December 31, 1998 and 1999 differs from the sum of basic and diluted loss per common share for the quarters during the respective year due to the different periods used to calculate weighted average shares outstanding.

                               AMFM INC. AND SUBSIDIARIES

                         CONDENSED CONSOLIDATED BALANCE SHEETS
                     (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                         ASSETS

                                                              DECEMBER 31,    MARCH 31,
                                                                  1999          2000
                                                              ------------   -----------
                                                                             (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................  $    59,277    $    68,804
  Accounts receivable, less allowance for doubtful accounts
     of $21,428 in 1999 and $27,385 in 2000.................      531,818        455,380
  Other current assets......................................       92,324         60,920
                                                              -----------    -----------
          Total current assets..............................      683,419        585,104
Property and equipment, net.................................      471,508        459,693
Intangible assets, net......................................   10,346,005     10,079,653
Investments in non-consolidated affiliates..................    1,103,442      1,081,115
Other assets, net...........................................      261,434        252,031
                                                              -----------    -----------
                                                              $12,865,808    $12,457,596

                                                              ===========    ===========
                          LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses.....................  $   293,155    $   310,970
Long-term debt..............................................    5,890,217      5,783,388
Deferred tax liabilities....................................    1,707,023      1,663,262
Other liabilities...........................................       60,154         52,023
                                                              -----------    -----------
          Total liabilities.................................    7,950,549      7,809,643
                                                              -----------    -----------
Commitments and contingencies
Minority interest in consolidated subsidiary................        3,694          3,435
Redeemable senior exchangeable preferred stock of
  subsidiary, par value $.01 per share; 10,000,000 shares
  authorized in 1999; 1,254,616 shares issued and
  outstanding in 1999; liquidation preference of $132,989...      151,982             --
Stockholders' equity:
  Preferred stock, $.01 par value 2,200,000 shares of 7%
     convertible preferred stock authorized, issued and
     outstanding in 1999....................................      110,000             --
  Common stock, $.01 par value 750,000,000 shares
     authorized; 210,158,922 shares and 216,613,724 shares
     issued and outstanding in 1999 and 2000,
     respectively...........................................        2,102          2,166
  Paid-in capital...........................................    5,115,785      5,272,597
  Accumulated deficit.......................................     (468,304)      (630,245)
                                                              -----------    -----------
          Total stockholders' equity........................    4,759,583      4,644,518
                                                              -----------    -----------
                                                              $12,865,808    $12,457,596
                                                              ===========    ===========

     See accompanying notes to condensed consolidated financial statements.

                           AMFM INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               THREE MONTHS ENDED
                                                              ---------------------
                                                              MARCH 31,   MARCH 31,
                                                                1999        2000
                                                              ---------   ---------
Gross revenues..............................................  $ 394,123   $ 588,884
  Less agency commissions...................................     43,858      67,614
                                                              ---------   ---------
          Net revenues......................................    350,265     521,270
Operating expenses..........................................    208,510     308,088
Depreciation and amortization...............................    147,744     212,491
Corporate general and administrative........................     17,814      15,302
Non-cash compensation.......................................         --      34,878
Merger and non-recurring costs..............................     28,979      11,115
                                                              ---------   ---------
  Operating loss............................................    (52,782)    (60,604)
Interest expense, net.......................................     84,392     123,645
Loss (gain) on disposition of assets........................         82     (22,819)
Gain on disposition of representation contracts.............     (3,685)    (16,217)
                                                              ---------   ---------
  Loss before income taxes..................................   (133,571)   (145,213)
Income tax benefit..........................................     30,126      10,749
Credit on exchange of preferred stock of subsidiary.........         --       3,310
                                                              ---------   ---------
  Loss before equity in net loss of affiliates and minority
     interest and extraordinary item........................   (103,445)   (131,154)
Equity in net loss of affiliates and minority interest......         --      24,372
                                                              ---------   ---------
  Loss before extraordinary item............................   (103,445)   (155,526)
Extraordinary loss, net of income tax benefit...............         --       6,094
                                                              ---------   ---------
          Net loss..........................................   (103,445)   (161,620)
Preferred stock dividends...................................      6,417         321
                                                              ---------   ---------
  Net loss attributable to common stockholders..............  $(109,862)  $(161,941)
                                                              =========   =========
Basic and diluted loss per common share:
  Before extraordinary item.................................  $   (0.77)  $   (0.72)
  Extraordinary item........................................         --       (0.03)
                                                              ---------   ---------
          Net loss..........................................  $   (0.77)  $   (0.75)
                                                              =========   =========
Weighted average common shares outstanding..................    142,960     215,116
                                                              =========   =========

     See accompanying notes to condensed consolidated financial statements.

                           AMFM INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                               THREE MONTHS ENDED
                                                              ---------------------
                                                              MARCH 31,   MARCH 31,
                                                                1999        2000
                                                              ---------   ---------
Net cash provided by operating activities...................  $  91,236   $ 189,569
                                                              ---------   ---------
Cash flows from investing activities:
  Acquisitions, net of cash acquired........................   (349,542)     (5,255)
  Proceeds from sale of assets..............................         --      93,711
  Purchases of property and equipment.......................     (9,771)     (9,544)
  Construction of advertising structures....................     (5,157)         --
  Payments made for purchases of representation contracts...     (8,676)     (8,277)
  Payments received from sales of representation
     contracts..............................................      6,187       5,624
  Other.....................................................     (8,383)      9,787
                                                              ---------   ---------
          Net cash provided by (used by) investing
            activities......................................   (375,342)     86,046
                                                              ---------   ---------
Cash flows from financing activities:
  Proceeds of long-term debt................................    329,000     212,500
  Payments on long-term debt................................    (47,000)   (475,327)
  Net proceeds from issuance of equity instruments..........      3,336       6,192
  Dividends on preferred stock..............................     (6,417)     (9,453)
                                                              ---------   ---------
          Net cash provided by (used by) financing
            activities......................................    278,919    (266,088)
                                                              ---------   ---------
Increase (decrease) in cash and cash equivalents............     (5,187)      9,527
Cash and cash equivalents at beginning of period............     12,256      59,277
                                                              ---------   ---------
Cash and cash equivalents at end of period..................  $   7,069   $  68,804
                                                              =========   =========

     See accompanying notes to condensed consolidated financial statements.

                           AMFM INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

1. BASIS OF PRESENTATION

     The accompanying unaudited interim financial statements include the accounts of AMFM Inc. and its wholly-owned and majority-owned subsidiaries (collectively, the "Company" or "AMFM"). All significant intercompany balances and transactions have been eliminated in consolidation and, in the opinion of management, all adjustments (consisting of normal recurring accruals) necessary to present fairly the financial position, results of operations and cash flows have been recorded. Investments in which the Company owns 20 percent to 50 percent of the voting common stock or otherwise exercises significant influence over operating and financial policies of the investee are accounted for using the equity method. Interim period results are not necessarily indicative of results to be expected for the year.

     These financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1999. The year-end consolidated balance sheet data was derived from the audited financial statements, but does not include all disclosures required by generally accepted accounting principles.

     Loss per common share is based on the weighted average shares of common stock outstanding during the period. Weighted average shares excluded from the calculation that related to potentially dilutive securities amounted to approximately 24.9 million and 10.1 million for the three months ended March 31, 1999 and 2000, respectively. Such shares have been excluded as their inclusion would have been antidilutive.

     Certain reclassifications have been made to prior period condensed consolidated financial statements to conform to the current period presentation.

2. CLEAR CHANNEL MERGER AGREEMENT

     On October 2, 1999, AMFM and Clear Channel Communications, Inc. ("Clear Channel") entered into a definitive merger agreement. Under the terms of the merger agreement, AMFM stockholders will receive 0.94 shares of Clear Channel common stock, on a fixed exchange basis, for each share of the Company's common stock held on the closing date of the transaction and AMFM will become a wholly-owned subsidiary of Clear Channel. Pursuant to the Telecommunications Act of 1996, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other regulatory guidelines, it is expected that, collectively, Clear Channel and the Company will need to divest between 110 and 115 radio stations in the aggregate in approximately 37 markets or geographical areas to obtain antitrust and Federal Communications Commission (the "FCC") approval for the merger. At March 31, 2000, AMFM and Clear Channel have signed definitive agreements to sell 110 of these stations for an aggregate cash sales price of approximately $4.3 billion. Of these stations, 66 are owned and operated by AMFM. Completion of these sales is subject to the completion of the Clear Channel merger, obtaining regulatory approvals and other closing conditions. In addition, the Company may need to make further divestitures of radio stations or other assets or interests in order to gain the approval of the federal and state antitrust authorities for the merger. On April 26, 2000 and April 27, 2000, stockholders of both companies approved the merger. Although there can be no assurance, the Company expects that the Clear Channel merger will be consummated by September 30, 2000.

3. ACQUISITIONS AND DISPOSITIONS

  (a) Completed Transactions

     On January 14, 2000, the Company sold the capital stock of its Puerto Rico subsidiaries to Spanish Broadcasting System of Puerto Rico, Inc. for $90,860 in cash and recognized a pre-tax gain of approximately $22,800. The Company owned and operated eight radio stations in Puerto Rico.

                           AMFM INC. AND SUBSIDIARIES

     On January 31, 2000, the Company sold radio stations KIOK-FM, KALE-AM and KEGX-FM in Richland, Washington and KTCR-AM in Kennewick, Washington to New Northwest Broadcasters II, Inc. for $3,781 in cash.

     On January 31, 2000, the Company acquired radio station KQOD-FM in Stockton, California from Carson Group, Inc. for a purchase price of $5,255 in cash, including direct acquisition costs. The Company had previously been operating KQOD-FM under a local marketing agreement effective September 20, 1999.

     The foregoing acquisitions were accounted for as purchases. Accordingly, the accompanying consolidated financial statements include the results of operations of the acquired entities from their respective dates of acquisition.

     A summary of the net assets acquired in the three-month period ended March 31, 2000 follows:

                                                          THREE MONTHS
                                                             ENDED
                                                           MARCH 31,
                                                              2000
                                                          ------------
Property and equipment.................................      $  566
Intangible assets......................................       4,689
                                                             ------
          Total net assets acquired....................      $5,255
                                                             ======

     The unaudited pro forma condensed consolidated results of operations data for the three months ended March 31, 1999 and 2000, as if the acquisitions and dispositions through March 31, 2000 occurred at January 1, 1999, follow:

                                                         THREE MONTHS ENDED
                                                        ---------------------
                                                        MARCH 31,   MARCH 31,
                                                          1999        2000
                                                        ---------   ---------
Net revenues..........................................  $ 427,293   $ 520,796
Loss before extraordinary item........................   (174,901)   (154,920)
Net loss..............................................   (174,901)   (161,014)
Basic and diluted loss per common share -- before
  extraordinary item..................................      (0.92)      (0.72)
Basic and diluted loss per common share...............      (0.92)      (0.75)

     The pro forma results are not necessarily indicative of the financial results which would have occurred if the transactions had been in effect for the entire periods presented.

  (b) Pending Transactions

     On August 30, 1999, the Company entered into an agreement with Cox Radio, Inc. ("Cox") to acquire KOST-FM and KFI-AM in Los Angeles plus $3,000 in cash payable by Cox in exchange for 13 of its radio stations including WEDR-FM in Miami, WFOX-FM in Atlanta, WEFX-FM, WNLK-AM, WKHL-FM and WSTC-AM in Stamford/Norwalk, WFYV-FM, WAPE-FM, WBWL-AM, WKQL-FM, WMXQ-FM and WOKV-AM in Jacksonville and WPLR-FM and the local sales rights of a 14th station, WYBC-FM, in New Haven. The Company began programming KOST-FM and KFI-AM in Los Angeles and Cox began programming the 13 Company stations under time brokerage agreements effective October 1, 1999. Although there can be no assurance, the Company expects that the Cox exchange will be consummated in the second quarter of 2000.

     On January 19, 2000, the Company entered into an agreement to exchange radio station KSKY-AM in Dallas for radio station KPRZ-FM in Colorado Springs owned by Bison Media, Inc., plus $7,500 in cash

                           AMFM INC. AND SUBSIDIARIES
payable by Bison Media. Although there can be no assurance, the Company expects to complete the asset exchange in the second quarter of 2000.

4. PREFERRED STOCK CONVERSIONS AND REDEMPTION OF DEBT

     On December 8, 1999, the Company gave notice to the holders of its 7% Convertible Preferred Stock of its election to redeem all of the outstanding shares of 7% Convertible Preferred Stock at a per share redemption price of $52.45, plus accrued and unpaid dividends. Each holder had the right to convert each share of the 7% Convertible Preferred Stock held by it into approximately
2.76 shares of the Company's common stock in lieu of being redeemed. On January 19, 2000, preferred holders converted all 2,200,000 shares of 7% Convertible Preferred Stock into 6,078,995 shares of the Company's common stock.

     Effective January 1, 2000, the Company exchanged all of the outstanding shares of its 12% Senior Exchangeable Preferred Stock for $125,462 in aggregate principal amount of its 12% Subordinated Exchange Debentures due 2009. The 12% Subordinated Exchange Debentures due 2009 were revalued at fair market value upon the exchange, and the excess of the carrying value of the preferred stock over the fair value of the subordinated debentures of $3,310 has been reflected in the financial statements as a credit on exchange of preferred stock of subsidiary.

     On February 1, 2000, the Company completed the redemption of all of its outstanding 9 3/8% Senior Subordinated Notes due 2004 for an aggregate repurchase cost of $216,355, which included the principal amount of the notes of $200,000, premiums on the repurchase of the notes of $9,376 and accrued and unpaid interest on the notes from October 1, 1999 through February 14, 2000 of $6,979. An extraordinary charge of $6,094 (net of a tax benefit of $3,282) was recorded in connection with the redemption.

5. CONTINGENCIES

     On July 24, 1998, in connection with Capstar Broadcasting Corporation's then pending acquisition of Triathlon Broadcasting Company, Capstar Broadcasting was notified of an action filed on behalf of all holders of depository shares of Triathlon against Triathlon, Triathlon's directors, and Capstar Broadcasting. The action was filed in the Court of Chancery of the State of Delaware (Civil Action No. 16560) in and for New Castle County, Delaware by Herbert Behrens. The complaint alleges that Triathlon and its directors breached their fiduciary duties to the class of depository stockholders by agreeing to a transaction with Capstar Broadcasting that allegedly favored the class A common stockholders at the expense of the depository stockholders. Capstar Broadcasting is accused of knowingly aiding and abetting the breaches of fiduciary duties allegedly committed by the other defendants. The complaint sought to have the action certified as a class action and sought to enjoin the Triathlon acquisition, or in the alternative, sought monetary damages in an unspecified amount. On February 12, 1999, the parties signed a memorandum of understanding that provided for the settlement of the lawsuit. The amount of the settlement will equal $0.11 in additional consideration for each depositary share owned by any class member at the effective time of the Triathlon acquisition. At the time of the acquisition, there were approximately 5.8 million depositary shares outstanding. Capstar Broadcasting also agreed not to oppose plaintiff's counsel's application for attorney fees and expenses in the aggregate amount of $150. The proposed settlement is contingent upon confirmatory discovery by the plaintiff, execution of a definitive settlement agreement, and court approval. On November 19, 1999, Capstar Broadcasting merged into Chancellor Mezzanine Holdings Corporation and the surviving corporation was renamed AMFM Holdings Inc.

     In September 1998, a stockholder class action complaint was filed in the Delaware Court of Chancery by a stockholder purporting to act individually and on behalf of all other persons, other than defendants, who own securities of the Company and are similarly situated. The defendants named in the case are the Company, Hicks Muse, Thomas O. Hicks, Jeffrey A. Marcus, James E. de Castro, Eric C. Neuman, Lawrence D. Stuart, Jr., Steven Dinetz, Thomas J. Hodson, Perry Lewis, John H. Massey and Vernon E. Jordan, Jr. The

                           AMFM INC. AND SUBSIDIARIES
plaintiff alleges breach of fiduciary duties, gross mismanagement, gross negligence or recklessness, and other matters relating to the defendants' actions in connection with the Capstar merger. The plaintiff sought to certify the complaint as a class action, enjoin consummation of the Capstar merger, order defendants to account to plaintiff and other alleged class members for damages, and award attorneys' fees and other costs. The Company believes that the lawsuit is without merit and intends to vigorously defend the action.

     On April 11, 2000 an action was commenced in New York Supreme Court, New York County, by Interep National Radio Sales, Inc. seeking $47,118 in damages from Clear Channel Communications, Inc. Also named as a defendant is Katz Communications, Inc., an indirect wholly-owned subsidiary of the Company. The complaint alleges, among other things, that Clear Channel wrongfully terminated a February 3, 1996 agreement between Clear Channel and Interep under which Interep agreed to act as Clear Channel's exclusive advertising representative by procuring advertising time on Clear Channel's radio stations and also under which Interep, Clear Channel and Katz executed certain "triparty agreements" in which Interep agreed to buy out the existing representation agreement of Clear Channel's then current representative, Katz, for $23,000. The complaint also alleges that Interep's representation agreement, by its terms, could not be terminated by Clear Channel until February 1, 2005 and that Clear Channel's November 30, 1999 termination of Interep constituted a breach of the representation agreement. The complaint alleges further that Clear Channel and Katz continue to demand that Interep make all buy out payments to Katz as set forth in the various triparty agreements. $5,188 of the requested damages correspond to buyouts in excess of the pro rata amount attributable to the time Interep had the right to represent the bought out stations and $280 of the requested damages correspond to a refund of a portion of a "signing bonus" paid by Interep to Clear Channel upon the execution of Interep's representation agreement. The complaint does not specify the basis for the remaining damages sought by Interep.

     The Company is also involved in various other claims and lawsuits which are generally incidental to its business. The Company is also vigorously contesting all of these matters and believes that the ultimate resolution of these matters and those mentioned above will not have a material adverse effect on its consolidated financial position, results of operations or cash flows.

6. NON-CASH COMPENSATION

     The Company recorded non-cash compensation of $34,878 during the three months ended March 31, 2000 primarily related to amendments made to the stock option agreements of certain operating personnel terminated upon implementation of the Company's market strategy.

7. MERGER AND NON-RECURRING COSTS

     Merger and non-recurring costs consist of the following for the three months ended March 31, 1999 and 2000:

                                                             1999      2000
                                                            -------   -------
Severance(a)..............................................  $12,196   $ 8,399
Merger and other(b).......................................   16,783     2,716
                                                            -------   -------
                                                            $28,979   $11,115
                                                            =======   =======

---------------
(a)   1999
      On March 15, 1999, the Company announced an executive realignment and recorded a charge of $12,196 for executive severance and other costs.

      2000
      On February 16, 2000, the Company announced the retirement of James E. de Castro as Vice-Chairman of AMFM Inc., President and Chief Executive Officer of AMFM Radio Group and

                           AMFM INC. AND SUBSIDIARIES

      Chairman and Chief Executive Officer of AMFM Interactive, Inc., effective February 18, 2000. In connection with Mr. de Castro's retirement, the Company recorded a charge of $5,340 for severance costs.

      In 1999, the Company announced its market strategy, whereby each cluster of stations in a market will be managed as a single business unit. In connection with this strategy, certain personnel, consisting primarily of operating personnel, have been terminated and other personnel-related costs have been incurred to align formats within a market to target certain demographics. During the three months ended March 31, 2000, the Company incurred costs of $3,059, of which $2,637 related to personnel costs. At March 31, 2000, $8,978 of the total costs incurred to date were accrued and are expected to be paid during the remainder of 2000.

(b)   1999
      Effective March 15, 1999, the Company and LIN Television Corporation ("LIN") agreed to terminate the LIN merger agreement. The Company subsequently assigned to LIN its contract to acquire Petry Media Corporation ("Petry"). The Company recorded a charge of $16,783 to write off transaction costs incurred in connection with the LIN merger agreement and Petry transaction.

      2000
      The Company incurred costs of $1,663 for the three months ended March 31, 2000 related to the Clear Channel merger and developmental costs of $1,053 related to the Galaxy(TM) system, AMFM's proprietary traffic system.

8. SEGMENT DATA

     During the three months ended March 31, 1999, the Company conducted business in three distinct operating segments consisting of radio broadcasting, new media and outdoor advertising. Following the sale of the Company's outdoor advertising business to Lamar Advertising Company on September 15, 1999, the Company operates in only the radio broadcasting and new media segments. Separate financial data for each of the Company's operating segments is provided below. The Company evaluates the performance of its segments based on the following:

                                                               THREE MONTHS ENDED
                                                              ---------------------
                                                              MARCH 31,   MARCH 31,
                                                                1999        2000
                                                              ---------   ---------
AMFM Radio Group -- radio broadcasting:
  Net revenues..............................................  $261,779    $480,706
  Operating expenses........................................   154,121     279,662
  Depreciation and amortization.............................   104,682     192,327
  Merger and non-recurring costs............................        --       8,387
  Operating loss............................................      (298)     (2,742)
AMFM New Media Group -- media representation and Internet:
  Net revenues..............................................    39,695      49,784
  Operating expenses........................................    30,748      37,646
  Depreciation and amortization.............................     7,783      14,132
  Merger and non-recurring costs............................        --       1,053
  Operating loss............................................      (344)     (5,875)
Chancellor Outdoor Group -- outdoor advertising:
  Net revenues..............................................    53,601          --
  Operating expenses........................................    28,451          --
  Depreciation and amortization.............................    31,396          --
  Merger and non-recurring costs............................        --          --
  Operating loss............................................    (9,071)         --

                           AMFM INC. AND SUBSIDIARIES

     The segment financial data includes intersegment revenues and expenses which must be excluded to reconcile to the Company's consolidated financial statements. In addition, certain depreciation and amortization expenses, corporate general and administrative expenses, non-cash compensation and merger and non-recurring costs were not allocated to operating segments and must be included to reconcile to the Company's consolidated financial statements. Reconciling financial data is provided below:

                                                               THREE MONTHS ENDED
                                                              ---------------------
                                                              MARCH 31,   MARCH 31,
                                                                1999        2000
                                                              ---------   ---------
Intersegment net revenues...................................   $ 4,810     $ 9,220
Intersegment operating expenses.............................     4,810       9,220
Unallocated depreciation and amortization...................     3,883       6,032
Unallocated corporate general and administrative expenses...    10,207       9,402
Unallocated non-cash compensation...........................        --      34,878
Unallocated merger and non-recurring costs..................    28,979       1,675

9. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133, as amended by SFAS No. 137, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. Management does not anticipate that this statement will have a material impact on the Company's consolidated financial statements.

     In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB No. 25, Accounting for Stock Issued to Employees. The provisions of this Interpretation will be effective July 1, 2000. If the Clear Channel merger is completed prior to July 1, 2000, the effective date of the Interpretation, the Company would be required to record a significant non-cash charge related to certain amendments to the Company's stock option plans that are expected to be implemented prior to the consummation of the merger. Due to the terms of certain options previously granted, the Company will record a non-cash charge upon consummation of the merger regardless of the new Interpretation. The size of such charge is not presently determinable since it will be based on, among other things, the fair value of AMFM's common stock on the day of the merger.

                        REPORT OF INDEPENDENT AUDITORS



Board of Directors
SFX Entertainment, Inc.


     We have audited the accompanying consolidated balance sheets of SFX Entertainment, Inc. as of December 31, 1999 and 1998, and the related consolidated statements of operations, cash flows and shareholders' equity for each of the three years in the period ended December 31, 1999. Our audits also included the financial statement schedule listed in the Index at Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.


     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of SFX Entertainment, Inc. at December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                                ERNST & YOUNG LLP


New York, New York
February 28, 2000

                            SFX ENTERTAINMENT, INC.
                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                         DECEMBER 31,
                                                                                ------------------------------
                                                                                     1999             1998
                                                                                --------------   -------------
ASSETS
Current assets:
 Cash and cash equivalents ..................................................     $  382,640      $   48,021
 Accounts receivable, net ...................................................        113,074          53,162
 Prepaid event expenses .....................................................         41,154          23,043
 Investments in and receivables from theatrical and other productions .......         13,134          12,222
 Other prepaid expenses .....................................................         23,686           4,475
 Notes receivables from related parties and employees .......................          1,749             972
 Other current assets .......................................................         12,405           6,838
                                                                                  ----------      ----------
Total current assets ........................................................        587,842         148,733
Property and equipment, net .................................................        686,246         292,626
Goodwill, net ...............................................................      1,503,981         874,783
Investments in and receivables from investees ...............................         64,374          18,450
Notes receivable from related parties and employees, less current portion ...         29,225          12,464
Debt issuance costs, net ....................................................         49,888          23,650
Other assets ................................................................         27,317          12,746
                                                                                  ----------      ----------
TOTAL ASSETS ................................................................     $2,948,873      $1,383,452
                                                                                  ==========      ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable ...........................................................     $   23,714      $   17,712
 Accrued expenses ...........................................................        109,163          50,887
 Accrued interest payable ...................................................         23,972          17,241
 Deferred revenue ...........................................................        139,393          60,142
 Current portion of long-term debt ..........................................          7,826           5,581
 Current portion of deferred purchase consideration .........................         57,610          11,851
                                                                                  ----------      ----------
Total current liabilities ...................................................        361,678         163,414
Long-term debt, less current portion ........................................      1,384,992         768,195
Deferred purchase consideration, less current portion .......................         18,617           7,983
Deferred income taxes .......................................................         45,403          38,826
Other liabilities ...........................................................          9,273           1,940
                                                                                  ----------      ----------
TOTAL LIABILITIES ...........................................................      1,819,963         980,358
Minority interest ...........................................................         10,065           8,058
Temporary equity -- stock subject to redemption .............................         18,876          16,500
Shareholders' equity:
Preferred stock, $.01 par value, 25,000,000 shares authorized, none issued
 and outstanding as of December 31, 1999 and 1998 ...........................             --              --
Class A Common Stock, $.01 par value, 100,000,000 shares authorized,
 63,873,657 and 42,919,791 shares issued and outstanding as of
December 31, 1999 and 1998, respectively ....................................            639             430
Class B Common Stock, $.01 par value, 10,000,000 shares authorized,
 2,545,557 shares issued and outstanding as of December 31, 1999 and
 1998 .......................................................................             25              25
Additional paid-in capital ..................................................      1,238,186         449,484
Deferred compensation .......................................................         (3,775)         (6,533)
Accumulated deficit .........................................................       (133,106)        (64,870)
Less: Cost of Class A Common Stock in treasury, 112,528 shares as of
 December 31, 1999 ..........................................................         (2,000)             --
                                                                                  ----------      ----------
TOTAL SHAREHOLDERS' EQUITY ..................................................      1,099,969         378,536
                                                                                  ----------      ----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ..................................     $2,948,873      $1,383,452
                                                                                  ==========      ==========

                            See accompanying notes.

                            SFX ENTERTAINMENT, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                      YEAR ENDED DECEMBER 31,
                                                          ------------------------------------------------
                                                               1999             1998             1997
                                                          --------------   --------------   --------------
Revenue ...............................................    $ 1,679,452      $   884,286      $    96,144
Income from equity investments ........................          4,903            4,630              509
                                                           -----------      -----------      -----------
 Total revenue ........................................      1,684,355          888,916           96,653
Operating expenses:
Cost of revenues ......................................      1,253,647          678,756           73,881
Selling, general and administrative expenses ..........        225,166          111,748            9,536
Depreciation and amortization, including integration
 and start-up costs of $12,701 in 1999 and $2,406 in
 1998 .................................................        142,583           62,197            5,431
Corporate expenses ....................................         18,524           11,194            2,206
Non-recurring charges .................................             --            5,600               --
Non-cash charges ......................................          7,250           34,051               --
                                                           -----------      -----------      -----------
                                                             1,647,170          903,546           91,054
                                                           -----------      -----------      -----------
Income (loss) from operations .........................         37,185          (14,630)           5,599
Interest expense ......................................       (100,825)         (50,759)          (1,590)
Investment income .....................................         12,594            4,491              295
Minority interest .....................................         (6,017)          (2,036)              --
Gains on sales of assets, net .........................            760               --               --
                                                           -----------      -----------      -----------
(Loss) income before income taxes and extraordinary
 item .................................................        (56,303)         (62,934)           4,304
Provision for income taxes(1) .........................         (1,597)          (3,000)            (490)
                                                           -----------      -----------      -----------
(Loss) income before extraordinary item ...............        (57,900)         (65,934)           3,814
Extraordinary item-loss on early extinguishment of
 debt, net of $1,800 of income taxes ..................         (2,490)              --               --
                                                           -----------      -----------      -----------
Net (loss) income .....................................        (60,390)         (65,934)           3,814
Accretion on stock subject to redemption ..............         (3,522)          (2,750)              --
                                                           -----------      -----------      -----------
Net (loss) income applicable to common shares .........    $   (63,912)     $   (68,684)     $     3,814
                                                           ===========      ===========      ===========
Net (loss) income per basic and dilutive common
 share before extraordinary item ......................    $     (1.06)     $     (1.83)     $       .18
Extraordinary loss on early extinguishment of debt,
 net of taxes per common share ........................        (  0.04)              --               --
                                                           -----------      -----------      -----------
Net (loss) income per basic and dilutive common
 share ................................................    $     (1.10)     $     (1.83)     $       .18
                                                           ===========      ===========      ===========
Weighted average basic and dilutive common shares
 outstanding ..........................................     58,204,408       37,467,620       21,667,500
                                                           ===========      ===========      ===========

(1) The provision for income taxes for the year ended December 31, 1997 would have been $2,540 if such provision had been calculated on a stand-alone basis (see Note 13).






                            See accompanying notes.

                            SFX ENTERTAINMENT, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)


                                                                                       YEAR ENDED DECEMBER 31,
                                                                             --------------------------------------------
                                                                                  1999            1998           1997
                                                                             -------------   -------------   ------------
Operating activities:
Net (loss) income ........................................................    $  (60,390)     $  (65,934)     $   3,814
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
 Depreciation and amortization ...........................................       129,882          59,791          5,431
 Income (loss) from equity investments, net of amounts received ..........         3,614           2,809           (479)
 Non-cash charges ........................................................         7,250          34,051             --
 Minority interest .......................................................         6,017           2,036             --
 Gains on sales of assets, net ...........................................          (760)             --             --
 Extraordinary item-loss on early extinguishment of debt, net of
   taxes .................................................................         2,490              --             --
Changes in operating assets and liabilities, net of amounts acquired:
 Accounts receivable, net ................................................          (508)          8,463           (923)
 Prepaid event expenses, other prepaid expenses and other current
   assets ................................................................       (32,825)        (23,496)           419
 Other assets ............................................................          (874)            882           (275)
 Notes receivable from related parties and employees .....................       (17,538)         (1,132)            --
 Accounts payable, accrued expenses and other liabilities ................       (14,318)         (1,550)           165
 Accrued interest payable ................................................         8,103          17,204             --
 Deferred revenue ........................................................         4,736          (5,683)        (7,147)
                                                                              ----------      ----------      ---------
Net cash provided by operating activities ................................        34,879          27,441          1,005
                                                                              ----------      ----------      ---------
Investing activities:
 Purchases of businesses, net of cash acquired ...........................      (834,001)       (827,147)       (71,213)
 Proceeds from sales of assets ...........................................        12,038              --             --
 Purchases of property and equipment .....................................       (61,193)        (64,773)        (2,083)
                                                                              ----------      ----------      ---------
Net cash used in investing activities ....................................      (883,156)       (891,920)       (73,296)
                                                                              ----------      ----------      ---------
Financing activities:
 Capital contributed by SFX Broadcasting .................................            --              --         79,093
 Receipts from (payments made) to SFX Broadcasting pursuant to
   the Spin-Off ..........................................................         1,500        (135,679)            --
 Proceeds from issuance of senior subordinated notes and
   borrowings under the senior credit facilities .........................     1,091,720         951,500             --
 Proceeds from sale of common stock ......................................       612,877         328,568             --
 Payment for treasury stock ..............................................        (2,000)             --             --
 Repayment of senior credit facilities and capital lease obligations .....      (484,685)       (215,212)          (823)
 Other, principally debt issuance costs ..................................       (34,858)        (22,656)            --
                                                                              ----------      ----------      ---------
Net cash provided by financing activities ................................     1,184,554         906,521         78,270
Effect of exchange rate changes in cash ..................................        (1,658)             --             --
                                                                              ----------      ----------      ---------
Net increase in cash and cash equivalents ................................       334,619          42,042          5,979
Cash and cash equivalents at beginning of period .........................        48,021           5,979             --
                                                                              ----------      ----------      ---------
Cash and cash equivalents at end of period ...............................    $  382,640      $   48,021      $   5,979
                                                                              ==========      ==========      =========
Supplemental disclosure of cash flow information:
Cash paid for interest ...................................................    $   89,156      $   33,604      $   1,504
                                                                              ==========      ==========      =========
Cash paid for income taxes ...............................................    $    8,477      $      501      $      --
                                                                              ==========      ==========      =========

Supplemental disclosure of non-cash investing and financing activities:

 o Issuance of equity securities, including deferred equity security issuance and assumption of debt in connection with certain acquisitions (see
    Note 4).

 o Agreements to pay future cash consideration in connection with certain acquisitions (see Note 4).

 o The balance sheet includes certain assets and liabilities which were contributed by SFX Broadcasting in 1998 (Note 1).


                            See accompanying notes.

                            SFX ENTERTAINMENT, INC.
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)




                                   CLASS A   CLASS B    ADDITIONAL                   ACCUMULATED                     TOTAL
                                    COMMON    COMMON      PAID-IN       DEFERRED       EARNINGS      TREASURY    SHAREHOLDERS'
                                    STOCK     STOCK       CAPITAL     COMPENSATION    (DEFICIT)       STOCK         EQUITY
                                  --------- --------- -------------- -------------- ------------- ------------- --------------
Balances, January 1, 1997 .......   $  --      $ --     $       --     $      --     $       --     $      --    $        --
Capital contributed by SFX
 Broadcasting ...................     204        15         98,111            --             --            --         98,330
Net income ......................      --        --             --            --          3,814            --          3,814
                                    -----      ----     ----------     ---------     ----------     ---------    -----------
Balances, December 31, 1997 .....     204        15         98,111            --          3,814            --        102,144
Net liabilities assumed,
 principally income taxes
 and shares issued to
 employees in the Spin-Off ......      20        --       (109,762)           --             --            --       (109,742)
Sale of 12,075,000 shares of
 Class A Common Stock ...........     121        --        328,447            --             --            --        328,568
Issuance of 8,177,046 shares
 of Class A Common Stock
 for acquisitions ...............      82        --         95,516            --             --            --         95,598
Issuance of Class A and Class
 B Common Stock pursuant
 to employment agreements .......       3        10         34,422        (8,625)            --            --         25,810
Amortization of deferred
 compensation ...................      --        --             --         2,092             --            --          2,092
Accretion on stock subject to
 redemption .....................      --        --          2,750            --         (2,750)           --             --
Net loss ........................      --        --             --            --        (65,934)           --        (65,934)
                                    -----      ----     ----------     ---------     ----------     ---------    -----------
Balances, December 31, 1998 .....     430        25        449,484        (6,533)       (64,870)           --        378,536
                                    -----      ----     ----------     ---------     ----------     ---------    -----------
Adjustment to Working
 Capital in the Spin-Off ........      --        --          1,500            --             --            --          1,500
Sale of 16,048,000 shares of
 Class A Common Stock ...........     160        --        598,400            --             --            --        598,560
Issuance of 4,158,650 shares
 and options to purchase
 Class A Common Stock for
 acquisitions ...................      42        --        169,504          (508)            --            --        169,038
Issuance of 727,800 shares of
 Class A Common Stock
 pursuant to the exercise of
 employee stock options .........       7        --         14,310            --             --            --         14,317
Repurchase of 112,528 shares
 of Class A Common Stock ........      --        --             --            --             --        (2,000)        (2,000)
Amortization of deferred
 compensation ...................      --        --             --         3,266             --            --          3,266
Accretion on stock subject to
 redemption .....................      --        --          3,522            --         (3,522)           --             --
Reduction of stock subject to
 redemption .....................      --        --          1,466            --             --            --          1,466
Net loss ........................      --        --             --            --        (60,390)           --        (60,390)
Foreign currency translation
 adjustment .....................      --        --             --            --         (4,324)           --         (4,324)
                                    -----      ----     ----------     ---------     ----------     ---------    -----------
Comprehensive loss ..............      --        --             --            --        (64,714)           --        (64,714)
                                    -----      ----     ----------     ---------     ----------     ---------    -----------
Balances, December 31, 1999 .....   $ 639      $ 25     $1,238,186     $  (3,775)    $ (133,106)    $  (2,000)   $ 1,099,969
                                    =====      ====     ==========     =========     ==========     =========    ===========

                            See accompanying notes.

                            SFX ENTERTAINMENT, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. ORGANIZATION AND BASIS OF PRESENTATION

     SFX Entertainment, Inc. ("SFX" or the "Company") is the world's largest diversified promoter, producer and venue operator for live entertainment events. In addition, SFX is a leading fully integrated sports marketing and management company specializing in the representation of sports athletes and broadcasters, integrated event management, television programming and production and marketing consulting services. SFX owns, partially or entirely, and/or operates under lease or exclusive booking arrangements, the largest network of venues used principally for music concerts and other live entertainment events. SFX operates in four major business segments within the live entertainment industry: music, theater, sports and family entertainment and other.

     The Company was formed as a wholly-owned subsidiary of SFX Broadcasting, Inc. ("SFX Broadcasting") in December 1997 and as the parent company of SFX Concerts, Inc ("Concerts"). Concerts was formed in January 1997 to acquire and hold SFX Broadcasting's live entertainment operations.

     In August 1997, SFX Broadcasting agreed to the merger among SBI Holdings, Inc. (the "Buyer"), SBI Radio Acquisition Corporation, a wholly-owned subsidiary of the Buyer, and SFX Broadcasting (the "Broadcasting Merger") and to the spin-off of the Company to the shareholders of SFX Broadcasting (the "Spin-Off") (See Note 5). The Spin-Off was completed on April 27, 1998 and the Broadcasting Merger was completed on May 29, 1998. Prior to the Spin-Off, SFX Broadcasting provided various administrative services to the Company. SFX Broadcasting allocated these expenses on the basis of direct usage. In the opinion of management, this method of allocation was reasonable and allocated expenses approximated what the Company would have incurred on a stand-alone basis. The Company recorded the Spin-Off at the historical cost of the assets and liabilities contributed by SFX Broadcasting.

     Certain 1998 and 1997 amounts have been reclassified to conform to the 1999 presentation.

2. PROPOSED MERGER WITH CLEAR CHANNEL COMMUNICATIONS, INC.

     On February 29, 2000, SFX announced that it entered into a definitive merger agreement with Clear Channel Communications, Inc. Under the terms of the merger agreement, the Class A shareholders of SFX will receive 0.6 shares of Clear Channel Communications, Inc. common stock for each SFX share, and Class B shareholders of SFX will receive one share of Clear Channel Communications, Inc. common stock for each SFX share, on a fixed exchange basis. The proposed merger would require an amendment to SFX's certificate of incorporation to allow the unequal consideration being paid to the holders of Class A and Class B Common Stock. The transaction is expected to be consummated early in the third quarter of 2000, subject to the approval of the Class A and Class B shareholders of SFX, customary regulatory approvals and other closing conditions.

3. SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of SFX and its majority-owned subsidiaries. Investments in other companies that SFX does not control, but has the ability to exercise significant influence over operating and financial policies, are accounted for by the equity method. Investments in other companies that the Company does not control or possess significant influence are accounted for by the cost method. All intercompany transactions and balances have been eliminated.

CASH AND CASH EQUIVALENTS

     The Company considers all investments with an original maturity of three months or less when purchased to be cash equivalents.

PREPAID EVENT EXPENSES

     Prepaid event expenses include show advances and deposits and other costs directly related to future events. Such costs are charged to operations upon completion of the related events. As of December 31, 1999 and 1998, prepaid event expenses included advertising costs of approximately $872,000 and $480,000, respectively. The Company recognized event advertising expense of approximately $83,002,000, $51,865,000, and $7,109,000 in 1999, 1998, and 1997,
respectively.

PROPERTY AND EQUIPMENT

     Land, buildings, improvements and furniture and equipment are stated at cost. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets as follows:

  Buildings and improvements ......... 4-40 years
  Furniture and equipment, including
    internal use software ............  3-7 years

     Leasehold improvements primarily represent the capitalized costs to renovate leased venues. These costs are being amortized over the shorter of the useful life of the improvement or the term of their respective leases. Maintenance and repairs which do not extend the useful lives of the respective assets are expensed as incurred. Depreciation of assets under capital leases is included in depreciation and amortization expense.

GOODWILL

     Goodwill represents the excess of the purchase price, including deferred and contingent purchase consideration, over the fair market value of the assets acquired, and is amortized using the straight-line method over 10-15 years.

     It is the Company's policy to account for goodwill at the lower of amortized cost or estimated realizable value. As part of an ongoing review of the valuation and amortization of goodwill of the Company and its subsidiaries, management assesses the carrying value of goodwill if facts and circumstances suggest that there may be impairment. If this review indicates that goodwill will not be recoverable as determined by a non-discounted cash flow analysis of the operating results over the remaining amortization period, the carrying value of the goodwill would be reduced to estimated realizable value.

     Certain of the agreements entered into in connection with the Company's acquisitions require that the Company pay the sellers additional amounts based upon the achievement of a certain level of operating results as defined in the respective acquisition agreements. It is the Company's policy to record these additional amounts when, in management's opinion, it is probable that the results will be achieved. These amounts are recorded as additional purchase price or as compensation expense in accordance with EITF 95-8, "Accounting for Contingent Consideration Paid to the Shareholders of an Acquired Enterprise in a Purchase Business Combination."

DEBT ISSUANCE COSTS

     Debt issuance costs are amortized over the term of the related debt and are included as non-cash interest expense in the consolidated statement of operations. Debt issuance costs of $49.9 million and $23.7 million, net of accumulated amortization of $5.2 million and $1.9 million, were recorded as of December 31, 1999 and 1998, respectively.

REVENUE RECOGNITION

  Music, Theatrical and Family Entertainment

     Revenue from the presentation and production of an event is recognized on the date of the performance. Advance ticket sales are recorded as deferred revenue until the event occurs. Sponsorship and other revenues that are not related to any single event are classified as deferred revenue and are generally amortized on a straight-line basis over the operating season during the term of the contract.

  Sports

     Revenue from talent representation arises primarily from percentage fees or commissions received for the negotiation of professional sporting contracts and marketing endorsements. The Company recognizes such revenue in the period when the service is rendered and the fee is determinable. Revenue from the presentation and production of an event is recognized on the date of the performance. Advance ticket sales are recorded as deferred revenue until the event occurs. Sponsorship and other revenues that are not related to any single event are classified as deferred revenue and are amortized on a straight-line basis over the term of the agreement. Revenue from television programming and production services are recognized when the programs are available for broadcast. For syndicated shows, revenues are recognized when the programs are available for broadcast and the license period has begun.

  Other

     Revenue is recognized as services are performed or as goods are shipped.

RISKS AND UNCERTAINTIES

     Accounts receivable are due principally from ticket companies and venue box offices. These amounts are typically collected within 20 days of a performance. Generally, management considers these accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required. Certain other accounts receivable, arising from the normal course of business, are reviewed for collectibility and allowances for doubtful accounts are recorded as required. The Company has recorded an allowance for doubtful accounts of $2.4 million and $1.7 million as of December 31, 1999 and 1998, respectively, related to these accounts receivable.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

INCOME (LOSS) PER COMMON SHARE

     Basic income (loss) per common share is based upon the net income (loss) applicable to common shares after the accretion of stock subject to redemption and upon the weighted average of common shares outstanding during the period. Diluted income (loss) per common share adjusts for the effect of convertible securities and stock options only in the periods presented in which such effect would have been dilutive. As the Company incurred losses in 1999 and 1998, there were no dilutive securities during those periods. During 1997, there were no dilutive securities. For the periods prior to the Spin-Off, the calculation of income per common share reflects the recapitalization of the Company.

     In July 1999, SFX completed a 3-for-2 split of its Class A and Class B Common Stock. The financial information presented herein has been restated to reflect the effect of the stock split.

INTEGRATION AND START-UP COSTS

     Integration and start-up cost represent costs associated with combining the acquired entities and introducing new products and services. During 1999, SFX recorded $12.7 million of integration and start-up costs relating primarily to the cost of implementing SFX's branding and ticketing strategy, new Internet initiatives, the opening of a themed exhibit and the write-off of abandoned transaction costs. During 1998, SFX incurred $2.4 million of integration and start-up costs primarily relating to the cost of implementing SFX's national sponsorship program.

COMPREHENSIVE LOSS: FOREIGN CURRENCY TRANSLATION

     The financial position and operating results of all foreign subsidiaries are consolidated using the local currency as the functional currency. Local currency assets and liabilities are translated at the rate of exchange on the consolidated balance sheet date and local currency revenues and expenses are translated at average rates of exchange during the period, resulting in translation loss. As of December 31, 1999, the Company recorded a translation loss of approximately $4.3 million as a component of other comprehensive loss in accumulated earnings (deficit) in the statement of shareholders' equity.

4. ACQUISITIONS

1997 ACQUISITIONS

     In January 1997, SFX Broadcasting acquired Delsener/Slater, a concert promotion company which has long-term leases or is the exclusive promoter for seven of the major concert venues in the New York City metropolitan area. Total aggregate consideration was approximately $26.8 million. In March 1997, the Company acquired certain companies which own and operate the Meadows Music Theater, an indoor/outdoor complex located in Hartford, Connecticut for $900,000 in cash, 370,757 shares of SFX Broadcasting Class A common stock with a value of approximately $7.5 million and the assumption of approximately $15.4 million in debt. In June 1997, the Company acquired the stock of Sunshine Promotions, Inc. and certain other related companies, an owner-operator of venues and a concert promoter in the Midwest for $57.5 million in cash and assumed debt, shares of SFX Broadcasting Class A Common Stock issued with a value of approximately $4.0 million.

     The 1997 Acquisitions were financed through capital contributions from SFX Broadcasting.

1998 ACQUISITIONS

  PACE and Pavilion Partners

     On February 25, 1998, the Company acquired PACE Entertainment Corporation, a diversified producer and promoter of live entertainment in the United States, for total consideration of approximately $150.1 million, including issuance upon the Spin-Off of 2,250,000 shares of the Company's Class A Common Stock valued by the parties at $20.0 million. In a related transaction, the Company acquired, for total consideration of approximately $90.6 million, the 66 2/3% ownership in the Pavilion Partners venue partnership not already owned by PACE. As a result, the Company owns 100% of Pavilion Partners.

     The PACE Acquisition agreement further provides that each seller of PACE shall have an option, exercisable during a period beginning on the fifth anniversary of the closing of the PACE Acquisition and ending 90 days thereafter, to require the Company to purchase up to one-third of the PACE consideration stock received by such PACE seller for a cash purchase price of $22.00 per share. With certain limited exceptions, these option rights are not assignable by the PACE sellers. The stock, which is subject to redemption, has been recorded as temporary equity on the accompanying consolidated balance sheet and is being accreted over a five-year period. In connection with the signing of new employee agreements during 1999, 66,624 shares of the PACE consideration stock was released from this requirement during 1999.

     In addition, on March 25, 1998, SFX paid $4.0 million to acquire a 67% interest in certain assets and liabilities of USA Motor Sports, a producer and promoter of motor sports events. The remaining 33% interest was already owned by SFX.

  Contemporary

     On February 27, 1998, SFX acquired Contemporary Group and the remaining 50% interest in the Riverport Amphitheatre Joint Venture not owned by Contemporary. The total consideration for the Contemporary acquisition was approximately $82.7 million, including $72.8 million in cash, a payment for working capital of $9.9 million, and the issuance of 1,894,275 shares of Class A Common Stock having a negotiated value of approximately $16.2 million. SFX financed the purchase price with borrowings under the then-existing senior credit facility and with a portion of the proceeds from the February 1998 note offering.

  BGP

     On February 24, 1998, SFX acquired BGP for a total consideration of $72.8 million in cash and assumed debt, including the issuance of 844,500 shares of Class A Common Stock having a negotiated value of approximately $7.5 million. SFX financed the purchase price with borrowings under the then-existing senior credit facility and with a portion of the proceeds from the February 1998 note offering.

  Network

     On February 27, 1998, SFX acquired all of the outstanding capital stock of each of The Album Network, Inc. and SJS Entertainment Corporation (collectively "Network") and purchased substantially all of the assets and properties and assumed substantially all of the liabilities and obligations of The Network 40, Inc. The total purchase price was approximately $75.4 million, including approximately $59.2 million in cash and assumed debt, and the issuance of approximately 1,284,000 shares of Class A Common Stock having a negotiated value of approximately $16.2 million. The purchase price was subject to an increase based on Network's operating results, as defined in the acquisition agreement. The Company paid $8.6 million related to this agreement in 1999. In October 1999, SFX sold a portion of the business acquired for $11.7 million and recognized a $3.4 million gain. SFX financed the initial purchase price with borrowings under the then-existing senior credit facility and with a portion of the proceeds from the February 1998 note offering.

  FAME

     On June 4, 1998, SFX acquired the Falk Associates Management Enterprises, Inc. ("FAME"). The aggregate purchase price for FAME was approximately $85.5 million in cash and 1.5 million shares of Class A Common Stock having a negotiated value of approximately $36.0 million. The sellers were entitled to a potential additional purchase price of $15.0 million if FAME met or exceeded defined earnings targets through 2003 of which $2.5 million was paid during 1999. Further, in December 1999 and February 2000, SFX paid approximately $10.0 million to the sellers in settlement of their potential rights to future payments under the contingent purchase price agreement. An earnings charge of $4.1 million will be recorded in the first quarter of 2000 relating to the payment made in such quarter as it is considered to be compensation expense. SFX financed the initial purchase price with a portion of the proceeds from the 1998 Equity Offering.

  Don Law

     On July 2, 1998, SFX acquired certain assets of Don Law, for an aggregate cash consideration of approximately $92.2 million, including the repayment of approximately $7.0 million in debt. SFX financed the purchase price with a portion of the proceeds of the 1998 Equity Offering.

  Magicworks

     On September 11, 1998, SFX purchased all of the outstanding shares of Common Stock of Magicworks, a publicly traded company, for a total consideration of approximately $115.7 million in cash. SFX consummated the acquisition by means of a tender offer. SFX financed the acquisition with available cash and borrowings under the then-existing senior credit facility.

  Other Acquisitions

     In 1998, SFX completed the acquisition of thirteen additional companies. The thirteen acquisitions included four concert promotion and venue owner/operators, two concert promotion companies, two theatrical presenters, a theatrical presenter and venue owner/operator, a motor sports promoter and presenter, a concert merchandising company and the equity owner of an SFX amphitheater. The aggregate purchase price for these acquisitions was $194.8 million in cash, $10.0 million (present value at $8.2 million) in deferred purchase consideration and 562,529 shares of Class A Common Stock having a negotiated value of approximately $11.0 million. On December 16, 1999, the Company repurchased

112,528 shares of Class A Common Stock for $2.0 million in connection with the one of these acquisitions. SFX may be required to make additional payments to the sellers of certain of the acquired companies based on the companies' operating results (as defined in the acquisition agreements) for the years 1998 through 2000. SFX has accrued an additional $5.9 million of contingent purchase price as of December 31, 1999. SFX paid $14.6 million related to these agreements in 1999. SFX financed the initial purchase prices with available cash and a portion of the proceeds of the 1998 Equity Offering.

1999 ACQUISITIONS

  Cellar Door

     On February 19, 1999, SFX purchased all of the issued and outstanding capital stock of the Cellar Door group of companies for a purchase price of $70.0 million in cash, 519,357 shares of Class A Common Stock with a value of $20.0 million, and $8.5 million (present value of $6.8 million) payable in five equal annual installments beginning on the first anniversary of the closing date. In addition, SFX agreed to issue to the seller options to purchase 150,000 shares of Class A Common Stock in equal installments over the five-year period following the closing date at fair market value. SFX financed the acquisition with a portion of the net proceeds from its February 1999 Equity Offering.

  Nederlander

     On March 16, 1999, SFX acquired certain interests in seven venues and other assets of Nederlander for an aggregate purchase price of approximately $93.8 million in cash. The agreement relating to the Mesa del Sol Centre for the Performing Arts provides for additional payments based on the financial performance of this venue. In the third quarter of 1999, SFX renegotiated the agreement with respect to the Firstar Arena whereby SFX relinquished its financial interest in the venue in exchange for a revised long-term venue management agreement. SFX financed this acquisition with a portion of the net proceeds of its February 1999 equity offering and borrowings under SFX's then-existing senior credit facility. In addition, during the fourth quarter of 1999, SFX purchased the remaining 50% interest in a partnership which holds the long-term leases to two amphitheaters for $32.6 million. SFX financed the initial acquisition with a portion of the net proceeds of the February 1999 Equity Offering and borrowings under SFX's then-existing senior credit facility.

  Marquee

     On March 16, 1999, a subsidiary of SFX was merged with and into The Marquee Group, Inc. and Marquee become a wholly owned subsidiary of SFX. In connection with the merger, SFX issued approximately 2.1 million shares of SFX Class A Common Stock with a value of approximately $81.7 million on the date of the merger and repaid $33.5 million of Marquee's debt. SFX financed the cash portion of the acquisition with borrowings under its then-existing senior credit facility. In addition to the above, SFX paid $20.5 million of contingent purchase price which arose from purchases made by Marquee during 1999 and has accrued an additional $22.9 million of contingent purchase price as of December 31, 1999. These amounts were recorded as additional purchase price and were financed with a portion of the net proceeds from its August 1999 equity offering. Under certain circumstances, the Company may be required to make additional payments arising from Marquee's acquisition agreements.

     As a result of the Marquee acquisition, the Company may be obligated to repurchase 69,978 shares of Class A Common Stock issued in connection with the acquisition. In January 2000, the Company repurchased 36,080 of such shares for $1.9 million.

     In the third quarter of 1999, SFX disposed of the operations of QBQ Entertainment, Inc., whose primary business is the representation of artists in the music industry as agent. No gain or loss was recognized on the transaction. SFX does not have a management or ownership interest in the newly formed company. In connection with the disposition, as of December 31, 1999, SFX had loaned the newly formed company $7.2 million, which has been recorded as an other asset on the consolidated balance sheet. SFX also rendered advisory services to QBQ for which $1.0 million was recognized as revenue by the Company in the consolidated statement of operations. The newly formed company is in the process of obtaining independent financing.

  Livent

     On August 27, 1999, SFX purchased certain assets of Livent, Inc., and its affiliates, including three theaters and the intellectual property rights to several current and future Broadway productions, including Ragtime, Fosse, Phantom of the Opera and Seussical. The purchase price for this acquisition was approximately $100.8 million, consisting of $79.3 million in cash, $18.4 million of deferred purchase consideration and $3.1 million in assumption of debt, subject to post-closing adjustments. SFX financed the cash portion of the acquisition with a portion of the net proceeds from its August 1999 Equity Offering.

  Apollo

     On September 17, 1999, SFX acquired Apollo Leisure Group plc, the largest live theater operator as well as one of the largest providers of entertainment and leisure management services in the United Kingdom. The total purchase price for the acquisition was approximately $256.4 million, comprised of approximately $196.4 million in cash, 979,667 shares of Class A Common Stock with a value of approximately $37.5 million and the assumption of net liabilities of approximately $22.5 million, subject to post-closing adjustments. Apollo operates, among other venues, 3 arenas and a network of 23 theaters. In connection with the Apollo acquisition, SFX acquired 100% of Barry Clayman Concerts, which is a leading promoter of concert and other live entertainment events throughout the U.K. SFX financed the cash portion of the acquisition with borrowings under the Senior Credit Facility.

  EMA Telstar

     On October 4, 1999, SFX purchased EMA Telstar, a venue owner and a promoter and producer of live entertainment events in Sweden, for approximately $27.9 million in cash. The purchase price was paid with a portion of the net proceeds from the August 1999 Equity Offering. Under certain conditions, the Company may be required to make significant additional payments based upon EMA's achievement of certain earnings targets.

  Mojo Works

     On October 21, 1999, SFX purchased 80% of the Mojo Works group of companies, a promoter and producer of live entertainment in the Netherlands for approximately $40.6 million in cash, including working capital, subject to post-closing adjustments. The purchase price was paid with a portion of the net proceeds from the August 1999 Equity Offering. Under certain circumstances, the sellers have the right to sell the remaining 20% interest to SFX and SFX has the right to purchase the remaining 20% interest from the sellers.

  Other Acquisitions

     During the first quarter of 1999, SFX also completed the acquisitions of The Entertainment Group, Inc., a concert and theatrical producer, RZO, a concert promoter, producer of international music concert tours and music publishing business and the assets of Integrated Sports International, L.P., a full-service sports marketing company and a music venue. The total consideration for these acquisitions and the long-term marketing and consulting agreement consisted of $73.2 million in cash and 142,766 shares of Class A Common Stock valued at $5.2 million. In addition, SFX has accrued $4.0 million of contingent purchase price as of December 31, 1999. SFX financed these transactions with the proceeds from the February 1999 Equity Offering and borrowings under SFX's then-existing senior credit facility. In addition, SFX may be required to make additional payments of up to $13.0 million in cash and 75,000 shares of Class A Common Stock based on the financial performance of certain of these acquired companies.

     During the second quarter of 1999, SFX completed the acquisitions of Hendricks Management Company, Inc., which represents and provides financial consulting services to team sports athletes, primarily in professional baseball and a 50% interest in A.H. Enterprises, a leading promoter of urban music. SFX increased its ownership interest in A. H. Enterprises to 60% in January 2000. The total consideration for these acquisitions was approximately $29.6 million in cash and $4.1 million in deferred purchase consideration. SFX financed these acquisitions with borrowings under SFX's then-existing senior credit facility and cash on hand. In addition, SFX may be required to make additional payments, in shares of SFX Class A Common Stock, based on the cumulative financial performance of Hendricks Management Company, Inc. through December 31, 2002. In addition, SFX invested approximately $11.2 million in certain entertainment and sports related Internet companies.

     During the third quarter of 1999, SFX completed the acquisitions of Candid Productions, Inc., a producer of professional figure skating events, a 50% interest in Cardenas Fernandez & Associates, Inc, a leading concert promoter and producer of music concerts by Hispanic artists, Tellem & Associates, which represents team sports athletes, primarily in professional baseball and basketball and Midland Concert Promotions Group Limited, a concert promoter and motorsports venue operator in the United Kingdom. The total consideration for these acquisitions was approximately $66.4 million consisting of $49.2 million in cash, and 253,666 shares of Class A Common Stock valued at $10.5 million and $6.7 million in deferred purchase consideration. SFX financed these acquisitions with a portion of the net proceeds of the August 1999 Equity Offering and borrowings under the Senior Credit Facility.

     During the fourth quarter of 1999, SFX completed the acquisitions of SME Power Branding, a sports brand identity company, the rights to a 10-year lease of Tabernacle, a music venue in Atlanta, Georgia and the assets of a sport talent representation company in Australia. The total cash consideration for these acquisitions was approximately $12.6 million. SFX financed these acquisitions with a portion of the net proceeds of the August 1999 Equity Offering and borrowings under the Senior Credit Facility.

     The purchase price for all these acquisitions have been preliminarily allocated to the assets acquired and liabilities assumed and are subject to change. Operating results for these acquisitions are included herein from their respective acquisition dates.

     The following unaudited pro forma summary represents the consolidated results for the years ended December 31, 1999, 1998 and 1997 as if the acquisitions completed in 1999 had occurred as of January 1, 1998 and the acquisitions completed in 1998 had occurred as of January 1, 1997. These pro forma results have been included for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisitions been made as of such date or of results which may occur in the future (in thousands).


                                                         PROFORMA YEAR ENDED DECEMBER 31,
                                                  ----------------------------------------------
                                                       1999             1998            1997
                                                  --------------   --------------   ------------
                                                                     (UNAUDITED)
       Total revenues .........................    $ 2,020,092      $ 1,651,693      $ 883,901
       Loss before extraordinary item .........        (74,981)         (60,084)       (49,414)
       Net loss ...............................        (77,471)         (60,084)       (49,414)
       Loss applicable to basic and dilutive
        common shares .........................    $     (1.23)     $     (0.97)     $   (1.17)

5. SPIN-OFF

     Pursuant to the terms of the Spin-Off, SFX Broadcasting contributed to the Company all of the assets relating to its live entertainment businesses and the Company assumed all of SFX Broadcasting's liabilities pertaining to the live entertainment businesses, as well as certain other liabilities including the obligation to make change of control payments to certain employees of SFX Broadcasting of approximately $5.0 million, as well as the obligation to indemnify one-half of certain of these employees' excise tax. SFX received $2.0 million of net Working Capital (as defined in the Broadcasting Merger Agreement). In connection with the Spin-Off, the Company entered into a tax sharing agreement with SFX Broadcasting. Pursuant to the tax sharing agreement, as amended, the Company was responsible for certain taxes incurred by SFX Broadcasting, including income taxes imposed with respect to income generated by the Company for periods prior to the Spin-Off and taxes resulting from gain recognized by SFX Broadcasting in the Spin-Off. The Company paid $109.7 million of estimated payments related to this agreement during 1998. In 1999, the Company received $1.5 million in cash from the Buyer as the settlement of the net Working Capital and certain tax indemnities. The Company remains liable for certain other tax indemnities (see Note 13).

6. PROPERTY AND EQUIPMENT

     The Company's property and equipment as of December 31, 1999 and 1998 consisted of the following (in thousands):

                                                                             1999           1998
                                                                         -----------   -------------
   Land and improvements .............................................    $  43,550      $  20,379
   Building and improvements .........................................      475,821        145,438
   Furniture and equipment, including internal use software ..........       70,339         38,416
   Leasehold improvements ............................................      145,468         98,483
   Assets under capital lease ........................................        6,456          6,898
                                                                          ---------      ---------
                                                                            741,634        309,614
   Accumulated depreciation ..........................................      (55,388)       (16,988)
                                                                          ---------      ---------
                                                                          $ 686,246      $ 292,626
                                                                          =========      =========

7. GOODWILL

     The Company's goodwill as of December 31, 1999 and 1998 consisted of the following (in thousands):

                                              1999            1998
                                         -------------   -------------
   Goodwill ..........................    $1,639,182       $ 919,618
   Accumulated amortization ..........      (135,201)        (44,835)
                                          ----------       ---------
                                          $1,503,981       $ 874,783
                                          ==========       =========

8. FINANCIAL INSTRUMENTS

     The carrying amount of cash and cash equivalents and short-term, long-term, and variable-rate debt approximate fair value as of December 31, 1999 and 1998. The Company estimates the fair value of its long-term, fixed-rate debt generally by obtaining the applicable market quotation. The estimated fair value of the Company's fixed rate notes ($350.0 million and $200.0 million Senior Subordinated Notes) was $522.1 million and $507.3 million at December 31, 1999 and 1998, respectively.

9. LONG-TERM DEBT

     As of December 31, 1999 and 1998, the Company's long-term debt consisted of the following (in thousands):

                                                                 1999            1998
                                                            --------------   ------------
   Senior credit facility ...............................     $  807,720      $ 196,000
   Senior subordinated notes due February 2008 ..........        350,000        350,000
   Senior subordinated notes due December 2008 ..........        200,000        200,000
   Other debt ...........................................         18,215         14,996
   Capital lease obligations (see Note 17) ..............         16,883         12,780
                                                              ----------      ---------
                                                               1,392,818        773,776
   Less: current portion ................................         (7,826)        (5,581)
                                                              ----------      ---------
                                                              $1,384,992      $ 768,195
                                                              ==========      =========

  Senior Credit Facility

     On August 23, 1999, SFX entered into a new seven-year $1.1 billion Senior Credit Facility which replaced SFX's then-existing $350.0 million senior credit facility, which was entered into on February 26,

1998. The new Senior Credit Facility is comprised of a $250.0 million multi-draw, multi-currency term loan maturing on December 31, 2005 (the "Term A Loan"), a single-draw, $600.0 million U.S. dollar term loan maturing on June 30, 2006 (the "Term Loan B") and a $250.0 million reducing revolver having a letter of credit sub-limit of $75.0 million maturing on December 31, 2005. The Company recorded a $2.5 million extraordinary loss on the early extinguishment of debt, net of taxes of $1.8 million, related to the replaced facility.

     Loans outstanding under the Senior Credit Facility bear interest, at SFX's option, at certain spreads over LIBOR or the greater of the Federal Funds rate plus 0.50% or the lender's prime rate. The interest rate spreads on the term loan and the revolver are adjusted based on SFX's total leverage ratio, as defined. SFX pays an annual commitment fee ranging from 0.50% to 0.75% on the unused availability under the revolver. SFX pays an annual commitment fee ranging from 0.8125% to 1.5625% on the unused availability under Team Loan A. SFX also pays an annual letter of credit fee equal to the applicable LIBOR margin, as defined, for the revolver then in effect. Loans outstanding under the Senior Credit Facility at December 31, 1999 accrued interest at 9.23%.

     Commitments to lend under the revolver are required to be reduced in equal quarterly installments commencing March 31, 2003 according to the following schedule: by 25.0% in 2003; by 25.0% in 2004; and by the remaining 50% upon final maturity. Term Loan A is required to be repaid in equal quarterly installments commencing March 31, 2001 according to the following schedule:
15.0% in 2001, 15.0% in 2002, 20.0% in 2003, 25.0% in 2004, and the remaining balance of 25.0% upon maturity. Term Loan B is required to be repaid in equal quarterly installments commencing September 30, 2001 totalling: 1.0% from September 30, 2001 to June 30, 2002, 1.0% from September 30, 2002 to June 30, 2003, 1.0% from September 30, 2003 to June 30, 2004, 1.0% from September 30, 2004 to June 30, 2005, and the remaining balance of 96.0% from September 30, 2005 to June 30, 2006. It is expected that amounts outstanding under the Senior Credit Facility will be subject to, among others, the following mandatory prepayments, which will also permanently reduce commitments; a) 100.0% of the net cash proceeds received from permitted Asset Sales (as defined in the Senior Credit Facility), subject to standard reinvestment provisions; b) 50.0% of Excess Cash Flow (as defined in the Senior Credit facility), calculated for each fiscal year beginning with the year ending December 31, 2001; and c) 100.0% of the proceeds of casualty insurance or condemnation not used to repair or replace the properties with respect to which the loss occurred within one year from the receipt of such proceeds.

     Borrowings under the new Senior Credit Facility are secured by substantially all of the assets of SFX, including a pledge of the outstanding stock of substantially all of its subsidaries, and are guaranteed by substantially all of SFX's subsidiaries. The Senior Credit Facility contains certain covenants that, among other things, limits the ability of SFX and its subsidiaries to incur additional indebtedness, issue certain equity interests, pay dividends and sell certain assets. In addition, the Senior Credit Facility requires SFX to maintain compliance with certain specified financial covenants. The new Senior Credit Facility also prohibits prepayment of any subordinated notes.

  Senior Subordinated Notes

     On February 11, 1998, SFX completed an offering of $350.0 million in principal amount of 9 1/8% Senior Subordinated Notes due February 1, 2008 (the "February 1998 Notes"). Interest is payable on the notes on February 1 and August 1 of each year.

     On November 25, 1998, SFX completed an offering of $200.0 million in principal amount of 9 1/8% Senior Subordinated Notes due December 1, 2008 (the "November 1998 Notes" and together with the February 1998 Notes, the "Senior Subordinated Notes"). Interest is payable on the notes on June 1 and December 1 of each year.

     The Senior Subordinated Notes are general unsecured obligations of SFX, subordinate in right to all senior debt, whether outstanding on the date of issuance of the Senior Subordinated Notes or thereafter incurred, of SFX and senior in right of payment to or with all other indebtedness of the Company.

     The February 1998 Notes are not redeemable at SFX's option before February 1, 2003, and the November 1998 Notes are not redeemable at SFX's option before December 1, 2003. Thereafter, each series of notes will be subject to redemption at any time at the option of SFX, in whole or in part, at specified redemption prices plus accrued and unpaid interest, and liquidated damages (as defined), if any. In addition, at any time prior to February 1, 2001 with respect to the February 1998 Notes and December 1, 2001 with respect to the November 1998 Notes, SFX may on any one or more occasions redeem up to 35.0% of the original aggregate principal amount of each series of notes at a redemption price of 109.125% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, with the net proceeds of one or more offerings of common equity of SFX.

     The Senior Subordinated Note indentures contain certain covenants that, among other things, significantly limit the ability of SFX and its subsidiaries to incur additional indebtedness, issue certain equity interests, pay dividends and sell certain assets.

     In July 1999, SFX completed a consent solicitation with respect to its outstanding Senior Subordinated Notes whereby it obtained approval from the holders of the notes to modifications of certain covenants in the indentures governing the notes. The modifications, among other things, provided SFX with more flexibility to make investments and acquisitions internationally and permit SFX's foreign subsidiaries to incur indebtedness, subject to certain limitations. Fees associated with the transaction totaling approximately $13.7 million have been recorded as debt issuance costs as of December 31, 1999.

     Upon a change of control under the indentures, SFX will be required to make an offer to repurchase the Senior Subordinated Notes at a price equal to 101% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase.

     Principal maturities of the long-term debt, excluding capital leases and deferred purchase consideration, over the next five years as of December 31, 1999 are as follows (in thousands):

  2000 ......................    $     6,094
  2001 ......................         41,320
  2002 ......................         44,833
  2003 ......................         56,449
  2004 ......................         69,103
  2005 & Thereafter .........      1,158,136
                                 -----------
  Total .....................    $ 1,375,935
                                 ===========

     The Company is a holding company that has no operating assets or operations of its own. Substantially all of the Company's subsidiaries are wholly owned and have jointly and severally guaranteed the Company's Senior Subordinated Notes (the "Guarantors"). A certain subsidiary which is not wholly owned (the "Non-Wholly Owned Guarantor Subsidiary") guarantees such indebtedness and certain subsidiaries (the "Non-Guarantor Subsidiaries") do not guarantee such indebtedness.

     Full financial statements of the Guarantors, Non-Guarantor Subsidiaries or the Non-Wholly Owned Guarantor Subsidiary have not been included because, pursuant to their respective guarantees, the Guarantors are jointly and severally liable with respect to the Senior Subordinated Notes and management believes that the Non-Guarantor Subsidiaries and Non-Wholly Owned Guarantor are not material to the Company on a consolidated basis. Accordingly, the Company does not believe that the information contained in separate full financial statements of the Guarantors, Non-Guarantor Subsidiaries or the Non-Wholly Owned Guarantor Subsidiary would be material to investors.

     The following are summarized unaudited statements setting forth certain financial information concerning the Guarantors, the Non-Guarantor Subsidiaries and the Non-Wholly Owned Guarantor Subsidiary as of and for the years ended December 31, 1999 and 1998 (in thousands):

                                AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1999
                                -----------------------------------------------
                                       SFX
                                 ENTERTAINMENT,                  NON-GUARANTOR
                                      INC.         GUARANTORS     SUBSIDIARIES
                                ---------------- -------------- ---------------
Current assets ................   $   290,164     $   223,122      $  74,380
Property and
 equipment, net ...............        17,293         464,513        204,347
Goodwill, net .................            --       1,284,059        210,346
Investment in
 subsidiaries .................     1,936,237          58,195          6,179
Other .........................        74,948          17,123         10,148
                                  -----------     -----------      ---------
 Total assets .................   $ 2,318,642     $ 2,047,012      $ 505,400
                                  ===========     ===========      =========
Current liabilities ...........   $    68,183     $   175,484      $ 118,185
Long-term debt, less
 current ......................     1,119,442         264,604          9,101
Other .........................        12,172          56,960          4,161
Minority interest .............            --           4,285          3,892
Temporary equity ..............        18,876              --             --
Shareholders' equity ..........     1,099,969       1,545,679        370,061
                                  -----------     -----------      ---------
Total liabilities and
 shareholders' equity .........   $ 2,318,642     $ 2,047,012      $ 505,400
                                  ===========     ===========      =========
Revenue .......................   $        --     $ 1,512,881      $ 115,357
Operating expenses ............        20,238       1,465,981        107,678
Interest expense, net .........        59,520          25,576          4,272
Minority interest .............            --           5,203            299
Gains on sales of assets,
 net ..........................        (3,387)          2,586             41
(Benefit) provision for
 income taxes .................        (2,194)          1,993          1,798
Extraordinary loss ............         2,490              --             --
                                  -----------     -----------      ---------
Net (loss) income .............   $   (76,667)    $    11,542      $   1,269
                                  ===========     ===========      =========
Cash flow (used in)
 provided by operations .......   $   (91,596)    $   126,659      $    (367)
Cash flow used in
 investing ....................      (837,393)        (42,741)        (2,906)
Cash flow provided by
 (used in) financing ..........     1,189,213          (4,659)            --
Effect of exchange rate .......            --              --         (1,658)
Cash at the beginning
 of the period ................         3,685          (9,298)        53,541
Cash at the end of the
 period .......................   $   263,909     $    69,961      $  48,610



                                  AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1999
                                ---------------------------------------------------
                                                                          SFX
                                   NON-WHOLLY,                       ENTERTAINMENT,
                                 OWNED GUARANTOR                          INC.
                                    SUBSIDIARY       ELIMINATIONS     CONSOLIDATED
                                ----------------- ----------------- ---------------
Current assets ................     $    176        $          --     $  587,842
Property and
 equipment, net ...............           93                   --        686,246
Goodwill, net .................        9,576                   --      1,503,981
Investment in
 subsidiaries .................           --           (1,936,237)        64,374
Other .........................        4,211                   --        106,430
                                    --------        -------------     ----------
 Total assets .................     $ 14,056        $  (1,936,237)    $2,948,873
                                    ========        =============     ==========
Current liabilities ...........     $     31        $        (205)    $  361,678
Long-term debt, less
 current ......................           --               (8,155)     1,384,992
Other .........................           --                   --         73,293
Minority interest .............        1,888                   --         10,065
Temporary equity ..............           --                   --         18,876
Shareholders' equity ..........       12,137           (1,927,877)     1,099,969
                                    --------        -------------     ----------
Total liabilities and
 shareholders' equity .........     $ 14,056        $  (1,936,237)    $2,948,873
                                    ========        =============     ==========
Revenue .......................     $ 56,117        $          --     $1,684,355
Operating expenses ............       53,273                   --      1,647,170
Interest expense, net .........          (58)              (1,079)        88,231
Minority interest .............          515                   --          6,017
Gains on sales of assets,
 net ..........................           --                   --           (760)
(Benefit) provision for
 income taxes .................           --                   --          1,597
Extraordinary loss ............           --                   --          2,490
                                    --------        -------------     ----------
Net (loss) income .............     $  2,387        $       1,079     $  (60,390)
                                    ========        =============     ==========
Cash flow (used in)
 provided by operations .......     $    183        $          --     $   34,879
Cash flow used in
 investing ....................         (116)                  --       (883,156)
Cash flow provided by
 (used in) financing ..........           --                   --      1,184,554
Effect of exchange rate .......           --                   --         (1,658)
Cash at the beginning
 of the period ................           93                   --         48,021
Cash at the end of the
 period .......................     $    160        $          --     $  382,640

                                AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1998
                                -----------------------------------------------
                                     SFX
                                 ENTERTAINMENT,                  NON-GUARANTOR
                                     INC.          GUARANTORS     SUBSIDIARIES
                                ---------------- -------------- ---------------
Current assets ................   $    19,587      $  122,118      $  6,836
Property and
 equipment, net ...............        10,390         272,243         9,993
Goodwill, net .................            --         844,722        19,853
Investment in
 subsidiaries .................     1,161,103          18,450            --
Other assets ..................        28,911          17,377         2,572
                                  -----------      ----------      --------
 Total assets .................   $ 1,219,991      $1,274,910      $ 39,254
                                  ===========      ==========      ========
Current liabilities ...........   $    41,071      $  118,766      $  7,541
Long-term debt, less
 current portion ..............       747,746          20,449         7,855
Other liabilities .............        36,138          12,321           290
Minority interest .............            --           5,505           428
Temporary equity ..............        16,500              --            --
Shareholders' equity ..........       378,536       1,117,869        23,140
                                  -----------      ----------      --------
 Total liabilities
   and shareholders'
   equity .....................   $ 1,219,991      $1,274,910      $ 39,254
                                  ===========      ==========      ========
Revenue .......................   $        --      $  837,236      $ 25,245
Operating expenses ............        50,963         805,418        22,174
Interest expense, net .........        44,626             895         1,649
Minority interest .............            --             644           989
Provision for income
 taxes ........................         1,350           1,650            --
                                  -----------      ----------      --------
Net (loss) income .............   $   (96,939)     $   28,629      $    433
                                  ===========      ==========      ========
Cash flow (used in)
 provided by
 operations ...................   $   (44,932)     $   73,877      $   (962)
Cash flow used in
 investing activities .........      (861,341)        (30,005)         (574)
Cash flow provided by
 (used in) financing
 activities ...................       909,958          (2,021)       (1,416)
Cash at the beginning
 of the period ................            --           2,281         3,063
Cash at the end of the
 period .......................   $     3,685      $   44,132      $    111



                                  AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1998
                                ---------------------------------------------------
                                                                          SFX
                                   NON-WHOLLY,                       ENTERTAINMENT,
                                 OWNED GUARANTOR                          INC.
                                    SUBSIDIARY       ELIMINATIONS     CONSOLIDATED
                                ----------------- ----------------- ---------------
Current assets ................     $    192        $          --     $   148,733
Property and
 equipment, net ...............           --                   --         292,626
Goodwill, net .................       10,208                   --         874,783
Investment in
 subsidiaries .................           --           (1,161,103)         18,450
Other assets ..................           --                   --          48,860
                                    --------        -------------     -----------
 Total assets .................     $ 10,400        $  (1,161,103)    $ 1,383,452
                                    ========        =============     ===========
Current liabilities ...........           76        $      (4,040)    $   163,414
Long-term debt, less
 current portion ..............           --               (7,855)        768,195
Other liabilities .............           --                   --          48,749
Minority interest .............        2,125                   --           8,058
Temporary equity ..............           --                   --          16,500
Shareholders' equity ..........        8,199           (1,149,208)        378,536
                                    --------        -------------     -----------
 Total liabilities
   and shareholders'
   equity .....................     $ 10,400        $  (1,161,103)    $ 1,383,452
                                    ========        =============     ===========
Revenue .......................     $ 26,435        $          --     $   888,916
Operating expenses ............       24,991                   --         903,546
Interest expense, net .........          (33)                (869)         46,268
Minority interest .............          403                   --           2,036
Provision for income
 taxes ........................           --                   --           3,000
                                    --------        -------------     -----------
Net (loss) income .............     $  1,074        $         869     $   (65,934)
                                    ========        =============     ===========
Cash flow (used in)
 provided by
 operations ...................     $   (542)       $          --     $    27,441
Cash flow used in
 investing activities .........           --                   --        (891,920)
Cash flow provided by
 (used in) financing
 activities ...................           --                   --         906,521
Cash at the beginning
 of the period ................          635                   --           5,979
Cash at the end of the
 period .......................     $     93        $          --     $    48,021

10. CAPITAL STOCK

     The authorized capital stock of the Company consists of 110,000,000 shares of Common Stock (comprised of 100,000,000 shares of Class A Common Stock and 10,000,000 shares of Class B Common Stock), and 25,000,000 shares of preferred stock, par value $.01 per share.

     In the Spin-Off, (a) 20,368,536 shares of Class A Common Stock were distributed to holders on the Spin-Off record date of SFX Broadcasting's Class A common stock and Series D preferred stock, including 914,784 shares of Class A common stock issued upon the exercise of certain warrants of SFX.

Broadcasting and (b) 1,570,556 shares of Class B Common Stock were distributed to holders on the Spin-Off record date of SFX Broadcasting Class B Common Stock. The financial statements have been retroactively adjusted to reflect this transaction.

     Holders of Class A Common Stock and Class B Common Stock vote as a single class on all matters submitted to a vote of the stockholders, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes, except (a) for the election of directors, (b) with respect to any "going private" transaction between the Company and Mr. Sillerman or any of his affiliates and (c) as otherwise provided by law.

     The Board of Directors has the authority to issue preferred stock and will assign the designations and rights at the time of issuance.

     During January 1998, in connection with the expectation of certain executive officers entering into employment agreements with the Company, the Board of Directors, upon recommendation of the Compensation Committee, approved the sale of an aggregate of 975,000 shares of the Company's Class B Common Stock and 285,000 shares of the Company's Class A Common Stock to certain officers for a purchase price of $1.33 per share. Such shares were issued in April 1998.

     During 1998, the Board of Directors also approved the issuance of shares of the Company's Class A Common Stock to holders of stock options or stock appreciation rights ("SARs") of SFX Broadcasting as of the Spin-Off record date, whether or not vested. The issuance was approved to allow such holders of these options or SARs to participate in the Spin-Off in a similar manner to holders of SFX Broadcasting's Class A Common Stock. Additionally, many of the option holders were expected to become officers, directors and employees of the Company.

     On May 27, 1998, SFX consummated an offering of 12,075,000 shares of Class A Common Stock at an offering price of $28.83 per share and received net proceeds of approximately $329.0 million. SFX used the proceeds to consummate certain of its 1998 acquisitions, to fund $93.7 million of tax indemnity payments and to pay fees and other expenses.

     In February 1999, SFX consummated an offering of 7,423,500 shares of Class A Common Stock at an offering price of $37.00 per share and received net proceeds of approximately $260.7 million. SFX used the proceeds to finance certain of the 1999 Acquisitions.

     In July of 1999, the Company completed a three-for-two split of SFX's Class A and Class B Common Stock. The financial information presented herein has been restated to reflect the effect of the stock split.

     In August 1999, SFX consummated an offering of 8,625,000 shares of the Company's Class A Common Stock at an offering price of $41.00 per share and received net proceeds of approximately $337.9 million. SFX used a portion of the net proceeds to finance certain of the 1999 Acquisitions and intends to use the remaining portion of the net proceeds for general corporate purposes, including potential future acquisitions.

     On December 16, 1999, the Company repurchased 112,528 shares of Class A Common Stock for $2.0 million in connection with the Westbury Music Fair, Inc. acquisition. These shares were recorded as Class A Common Stock in treasury in the consolidated balance sheet as of December 31, 1999.

11. STOCK OPTIONS

     During January 1998, the Board of Directors and SFX Broadcasting, as sole stockholder, approved and adopted a stock option plan providing for the issuance of options to purchase shares of the Company's Class A Common Stock totaling up to approximately 3.0 million shares. Under the stock option plan, options to acquire Class A Common Stock have been granted to certain officers, key employees and other individuals who perform services for the Company. Options granted under these plans are generally granted at option prices equal to the fair market value of the Class A Common Stock on the date of the approval of the grant. Terms of the options, determined by the Company, provided that the maximum term of each option shall not exceed ten years and the options become fully exercisable within five years of continued employment with the exception of certain options which were fully vested at the date of grant.

     On November 4, 1998, the Board of Directors approved the grant of options covering 4,500,000 shares of Class A Common Stock under the 1999 Plan to employees, directors and consultants of SFX. Options granted under these plans are generally granted at option prices equal to the fair market value of the Class A Common Stock on the date of the approval of the grant. Terms of the options, determined by the Company, provided that the maximum term of each option shall not exceed ten years and the options become fully exercisable within five years of continued employment with the exception of certain options which were fully vested at the date of grant. As of December 31, 1999, 4,224,866 options had been granted under this Plan.

     In addition, the Company granted an additional 575,312 options pursuant to certain acquisition agreements.

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its employee stock options, as opposed to the fair value accounting provided for under FAS Statement No. 123, "Accounting for Stock-Based Compensation" ("Statement 123").

     Pro forma information regarding net loss and loss per basic and dilutive common share is required by Statement 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1999: risk-free interest rate of 5.29%; no dividend yield; volatility factor of the expected market price of the Company's Common Stock of 76.4%; and a weighted-average expected life of the options of 5 years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Therefore, the impact on the pro forma results of operations in 1999 and 1998 may not be representative of the impact in future periods should additional options be granted. The Company's pro forma information follows (in thousands, except for loss per share information).

                                                                             1999            1998
                                                                        -------------   -------------
       Pro forma net loss applicable to common shares ...............     $ (77,741)      $ (74,477)
       Pro forma loss per basic and dilutive common share: ..........     $   (1.34)      $   (1.99)

     A summary of the Company's stock options activity (adjusted for the stock split), and related information for the years ended December 31 follows:

                                                                   1999                                 1998
                                                     ---------------------------------      -------------------------------
                                                                     WEIGHTED AVERAGE                      WEIGHTED AVERAGE
                                                      OPTIONS         EXERCISE PRICE         OPTIONS        EXERCISE PRICE
                                                     ---------       ----------------       ---------     -----------------
Outstanding: beginning of year ...................   2,990,574           $  21.84                  --          $    --
Granted ..........................................   4,800,178              21.64           2,990,574            21.84
Exercised ........................................    (778,951)             18.25                  --               --
Cancelled ........................................     (51,009)             18.93                  --               --
                                                     ---------           --------           ---------          -------
Outstanding: end of year .........................   6,960,792           $  22.13           2,990,574          $ 21.84
                                                     =========           ========           =========          =======
Exercisable at end of year .......................   1,717,309           $  26.48                  --          $    --
                                                     =========           ========           =========          =======
Weighted average fair value of options
 granted during the year:
 Stock price equal to exercise Price .............   $   21.56                              $   25.60
 Stock price in excess of exercise price .........   $   31.68                              $   26.81
 Stock price less than exercise price ............   $   25.47                              $      --

     A summary of the Company's options as of December 31, 1999 follows:

                                              OPTIONS OUTSTANDING                        OPTIONS EXERCISABLE
                             ------------------------------------------------------ -----------------------------
                                             WEIGHTED AVERAGE
                              NUMBER OF   REMAINING CONTRACTUAL   WEIGHTED AVERAGE   NUMBER OF   WEIGHTED AVERAGE
RANGE OF EXERCISE PRICE        OPTIONS         LIFE (YEARS)        EXERCISE PRICE     OPTIONS     EXERCISE PRICE
---------------------------- ----------- ----------------------- ------------------ ----------- -----------------
$3.67 to $8.89..............    452,500             8.0              $   3.76          107,500      $   4.03
$16.08 to $19.42............  3,943,225             8.7                 16.67          694,391         16.47
$20.45 to $29.14............  1,589,607             8.4                 28.47          475,994         27.87
$30.13 to $42.67............    788,027             9.2                 38.25          258,650         36.57
$48.05 to $67.48............    187,433             8.8                 59.85          180,774         60.18
                              ---------             ---              --------          -------      --------
$3.67 to $67.48.............  6,960,792             8.6              $  22.13        1,717,309      $  26.48
                              =========             ===              ========        =========      ========

12. BUSINESS SEGMENTS

     SFX classifies its operations into four major business segments in the live entertainment industry: music, theatrical, sports, and family entertainment and other. The music segment primarily consists of the promotion and production of live entertainment events, most significantly for concert and other music performances in venues owned (partially or entirely) and/or operated by SFX and in third party venues. The theatrical segment develops and manages touring Broadway shows and other theatrical productions and owns and operates theatrical venues. The sports segment acts as a full-service marketing and management company specializing in the representation of athletes, as well as promoting specialized motor sports events. The family entertainment and other segment primarily consist of the promotion and marketing of family-oriented events, marketing and consulting of local, regional and national live marketing programs, the subscription or fee based radio and music industry data compilation and distribution, the creation and distribution of network radio special events and live concert programming and merchandising at live events.

     The Company evaluates performance based on several factors, of which the primary financial measure is EBITDA, since this measure approximates the cash flow generated by each segment. EBITDA is defined as earnings before interest, taxes, minority interest, gains on sales of assets, non-cash and non-recurring charges and depreciation and amortization, including start-up and integration costs. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The segment performance for 1997 is not presented as the Company did not have operations other than the music segment during 1997.

                                             AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1999 (IN THOUSANDS)
                                 -------------------------------------------------------------------------------------
                                                                              FAMILY
                                                                           ENTERTAINMENT
                                     MUSIC       THEATRICAL     SPORTS       AND OTHER      CORPORATE       TOTAL
                                  -----------    ----------   ---------    -------------   ----------    -----------
Revenues .......................  $   976,203    $ 289,671    $ 141,706      $ 276,775     $       --    $ 1,684,355
                                  ===========    =========    =========      =========     ==========    ===========
EBITDA .........................  $   118,693    $  31,924    $  33,281      $  21,644     $  (18,524)   $   187,018
Depreciation and amortization,
 including integration and
 start-up costs of $12,701 .....       77,669       14,368       24,313         18,295          7,938        142,583
Non-cash charges ...............           --           --           --             --          7,250          7,250
                                  -----------    ---------    ---------      ---------     ----------    -----------
Income (loss) from operations ..  $    41,024    $  17,556    $   8,968      $   3,349     $  (33,712)   $    37,185
                                  ===========    =========    =========      =========     ==========    ===========
Total assets ...................  $ 1,417,984    $ 568,705    $ 379,418      $ 188,998     $  393,768    $ 2,948,873
                                  ===========    =========    =========      =========     ==========    ===========


                                           AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1998 (IN THOUSANDS)
                                ------------------------------------------------------------------------------------
                                                                            FAMILY
                                                                         ENTERTAINMENT
                                   MUSIC      THEATRICAL      SPORTS       AND OTHER      CORPORATE       TOTAL
                                 ---------    ----------    ---------    -------------   ----------    -----------
Revenues ....................... $ 604,469    $ 150,970     $  24,899      $ 108,578     $       --    $   888,916
                                 =========    =========     =========      =========     ==========    ===========
EBITDA ......................... $  61,204    $  15,576     $   2,466      $  19,166     $  (11,194)   $    87,218
Depreciation and amortization,
 including integration and
 start-up costs of $2,406 ......    36,606        5,557         5,363          9,071          5,600         62,197
Non-cash and non-recurring
 charges .......................        --        5,600            --             --         34,051         39,651
                                 ---------    ---------     ---------      ---------     ----------    -----------
Income (loss) from operations... $  24,598    $   4,419     $  (2,897)     $  10,095     $  (50,845)   $   (14,630)
                                 =========    =========     =========      =========     ==========    ===========
Total assets ................... $ 841,139    $ 220,865     $ 134,810      $ 122,262     $   64,376    $ 1,383,452
                                 =========    =========     =========      =========     ==========    ===========

     The regional reporting as of and for the year ended December 31, 1999 is summarized as follows (in thousands):

REGION                              REVENUES       LONG-LIVED ASSETS
-------------------------------    ----------      -----------------
  North America ...............    $1,593,335         $1,972,805
  Europe ......................        91,020            386,167
  Other .......................            --              2,059
                                   ----------         ----------
  Total .......................    $1,684,355         $2,361,031
                                   ==========         ==========

     The Company did not maintain operations outside of North America prior to the year ended December 31, 1999.

13.  INCOME TAXES

     The provisions for income taxes for the years ended December 31, 1999, 1998 and 1997 are summarized as follows (in thousands):

                                                                   1999             1998           1997
                                                              --------------   --------------   ----------
Income from continuing operations before taxes and
 extraordinary item:
Domestic ..................................................     $  (55,846)      $  (62,934)     $ 4,304
Foreign ...................................................           (457)              --           --
                                                                ----------       ----------      -------
(Loss) income before taxes and extraordinary item .........     $  (56,303)      $  (62,934)     $ 4,304
                                                                ==========       ==========      =======
Provision (benefit) for income taxes:
Current:
 Federal ..................................................     $      217       $       --      $    --
 State and local ..........................................          1,693            3,000          420
 Foreign ..................................................          1,880               --           --
                                                                ----------       ----------      -------
                                                                     3,790            3,000          420
                                                                ----------       ----------      -------
Deferred:
 Federal ..................................................         (2,734)              --           --
 State and local ..........................................            541               --           70
 Foreign ..................................................             --               --           --
                                                                ----------       ----------      -------
                                                                    (2,193)              --           70
                                                                ----------       ----------      -------
Total provision for income taxes ..........................     $    1,597       $    3,000      $   490
                                                                ==========       ==========      =======

     No federal benefit was recorded in 1998 as the Company was not assured it would realize a tax benefit from the loss. No federal income taxes were provided in 1997 as a result of the Company's inclusion in the consolidated federal income tax return with SFX Broadcasting. If the Company had filed on a stand-alone basis, its federal tax provision would have been approximately $2,050,000, consisting of $1,760,000 in current taxes and approximately $290,000 of deferred taxes.

     During the period January 1, 1998 through April 27, 1998 the Company was a member of the SFX Broadcasting consolidated federal income tax return. Subsequent to April 27,1998, the date of the Spin-Off, the Company filed separate tax returns. The Company has provided income taxes for all of 1999 and 1998 on a stand-alone basis.

     Deferred income taxes reflect the tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Company's deferred tax asset and liabilities as of December 31, 1999 and 1998 are as follows (in thousands):

                                                                      1999             1998
                                                                 --------------   --------------
Deferred tax assets:
 Deferred compensation .......................................     $    2,528       $      783
 Accounts receivable .........................................            216               --
 Depreciation and amortization ...............................          5,364               --
 Deferred revenue ............................................          5,345            6,274
 Net operating loss carryforward .............................         15,330           16,010
                                                                   ----------       ----------
Total deferred tax asset .....................................         28,783           23,067
 Valuation allowance .........................................         (2,631)          (2,789)
                                                                   ----------       ----------
Total deferred tax asset, net of valuation allowance .........         26,152           20,278
Deferred tax liabilities:
 Assets acquired in business combinations ....................        (71,437)         (59,104)
 Other .......................................................           (118)              --
                                                                   ----------       ----------
Deferred tax liability .......................................     $  (45,403)      $  (38,826)
                                                                   ==========       ==========

     At December 31, 1999, 1998, and 1997 the tax provision differs from tax provided at the statutory federal income tax rate as follows (in thousands):

                                                             1999             1998           1997
                                                        --------------   --------------   ----------
       Statutory rate ...............................     $  (19,706)      $  (21,398)     $  1,463
       State taxes, net of federal benefit ..........          1,452            3,000           490
       Nondeductible stock compensation .............             --           11,513            --
       Minority interest ............................          2,106               --            --
       Goodwill amortization ........................         17,658            3,869           800
       Meals & entertainment ........................            667              175            20
       Effect of consolidated return loss ...........             --               --        (2,283)
       Valuation allowance ..........................         (1,270)           2,789            --
       Tax loss prior to Spin-Off ...................             --            3,052            --
       Other ........................................            690               --            --
                                                          ----------       ----------      --------
                                                          $    1,597       $    3,000      $    490
                                                          ==========       ==========      ========

     The Company made numerous acquisitions during 1999 and 1998. As a result of the purchase accounting for these acquisitions, the Company has recorded deferred taxes of $15.3 million and $59.1 million, respectively, associated with the excess of financial statement basis over the tax basis in the acquired assets.

     In conjunction with the Spin-Off, the Company paid approximately $109.7 million in tax of which approximately $90.2 million was recorded through equity and the remaining $19.5 million was recorded as a deferred tax asset. The deferred tax asset relates to basis differences in the assets received in the Spin-Off. In addition, SFX remains liable for certain tax indemnities. Management's estimates of the amount of the indemnity payment are based on assumptions which management believes are reasonable. However, such assumptions could be modified, including any potential tax audit adjustments, in a manner that would result in a significant variance in the actual amount of the tax indemnity. As of December 31, 1999, the Company has approximately $42.7 million of net operating loss ("NOL") carryforwards. The Company's NOL carryforwards will expire in the year 2019. The Company is currently reviewing whether these losses can be carried back to an earlier year for a refund of federal income taxes previously paid.

14. NON-CASH AND NON-RECURRING CHARGES

     In 1999, non-cash charges of $7.3 million consisted of (a) $3.3 million related to the issuance of stock options to certain executive officers pursuant to the employment agreements exercisable for an aggregate of 517,500 shares of Class A Common Stock; (b) $2.0 million related to the write off of a concert tour (c) $1.6 million related to the issuance of stock options, and (d) $400,000 related to other non-cash charges.

     In 1998, non-cash charges of $34.1 million consisted of (a) $23.9 million of compensation related to the sale of 975,000 shares of Class B Common Stock and 285,000 shares of Class A Common Stock at a purchase price of $1.33 per share to certain executive officers (Note 10), (b) $7.5 million associated with the issuance of 370,766 shares of Class A Common Stock to Mr. Robert F.X. Sillerman, Executive Chairman of the Company, in connection with the repurchase of shares of SFX Broadcasting issued to the sellers of the Meadows (Note 15);
(c) $2.4 million related to the issuance of stock options to certain executive officers pursuant to employment agreements exercisable for an aggregate of 528,750 shares of Class A Common Stock; and (d) $300,000 related to the deferred compensation plan for each non-employee director, adopted in January 1998, whereby each director was credited with the right to receive 8,183 shares of Class A Common Stock based upon a $3.67 stock price per share.

     In 1998, the non-recurring charges of $5.6 million consisted of certain deposits paid for the Ragtime and Showboat touring productions and certain related deferred expenses which, as a result of the Livent bankruptcy, were not recovered.

15. RELATED PARTY TRANSACTIONS

     Relationship between Howard J. Tytel and Baker & McKenzie

     Howard J. Tytel, who is the Executive Vice President, General Counsel, Secretary, Member of the Office of the Chairman and a director of SFX, was "Of Counsel" to the law firm of Baker & McKenzie from the inception of the Company to May 31, 1998. Mr. Tytel was also an executive vice president, the general counsel and a director of SFX Broadcasting. Baker & McKenzie served as counsel to SFX Broadcasting and Marquee and currently serves as counsel to SFX and certain other affiliates of Mr. Sillerman. Baker & McKenzie formerly compensated Mr. Tytel based, in part, on the fees it received from providing legal services to SFX Broadcasting, SFX, Marquee, other affiliates of Mr. Sillerman and other clients introduced to the firm by Mr. Tytel. Baker & McKenzie has agreed to a severance arrangement with Mr. Tytel, which is not based on fees received by Baker & McKenzie. In 1997, the Company incurred fees of approximately $2.9 million for legal services. Such fees were funded by SFX Broadcasting on behalf of the Company. In February 1998, the Company reimbursed SFX Broadcasting for these fees. From April 27, 1998, the date of the Spin-Off, until May 31, 1998, SFX incurred and paid Baker & McKenzie approximately $1.5 million for legal services. Management believes that this arrangement was as fair to SFX as any that could have been obtained from an unrelated party on an arms-length basis.

  Triathlon Fees

     Under the terms of an agreement to provide marketing services to Triathlon Broadcasting, Inc., until June 1, 2005, for an annual fee of $500,000, together with a refundable advance of $500,000 per year against fees earned in respect to consulting and of transactional investment banking services, the Company recorded fees of $132,000, $530,000 and $1,794,000 for the year ended December 31, 1999, 1998 and 1997, respectively. In 1999, Triathlon was acquired by a third party and ceased paying consulting fees.

  Meadows Repurchase

     In connection with the acquisition of the Meadows, SFX Broadcasting obtained an option to repurchase 370,766 shares of its Class A common stock for $8.2 million. Pursuant to the terms of the Broadcasting Merger Agreement, if the Meadows Shares were outstanding at the effective time of the Broadcasting Merger, working capital paid to SFX would be decreased by approximately $10.3 million. However, SFX Broadcasting was restricted from exercising the Meadows Repurchase by certain loan covenants and other restrictions.

     In January 1998, Robert F.X. Sillerman, the Executive Chairman of SFX, financed the $8.2 million exercise price of the Meadows Repurchase to offset the $10.3 million reduction to working capital. In consideration, Mr. Sillerman received the Class A shares in the Spin-Off.

16. DEFINED CONTRIBUTION PLAN

     The Company sponsors a 401(k) defined contribution plan in which most full-time employees are eligible to participate. The plan presently provides for discretionary employer contributions. During 1999 and 1998, each subsidiary maintained its own pension/profit sharing plan. The amounts charged to operations under these separate plans in 1999 and 1998 was approximately $1,543,000 and $627,870, respectively. There were no contributions in 1997.

17. LEASES

     The Company's leases primarily relate to venues, office space and land. The lease terms range from 1 to 38 years for operating leases and 1 to 49 years for capital leases. A number of the leases provide for escalating rent over the lease term. Rental expense on operating leases is recognized on a straight-line basis over the life of such leases. The majority of the amphitheater leases provide for contingent rentals, generally based upon a percentage of gross revenues, as defined in the respective lease agreements. Rental expense associated with operating leases for 1999, 1998 and 1997 was approximately $26,137,000, $19,496,000 and $2,753,000, respectively. Contingent rental expense associated with operating leases for 1999 and 1998 was approximately $5,887,000 and $4,282,000, respectively. There was no contingent rental expense for 1997. Interest rates on capital leases range form 6.5% to 14%.

     Minimum rental commitments on long-term capital and operating leases at December 31, 1999 are as follows (in thousands):

                                           OPERATING LEASES     CAPITAL LEASES
                                          ------------------   ---------------
       2000 ...........................        $  21,256           $ 3,546
       2001 ...........................           19,935             3,440
       2002 ...........................           18,005             3,033
       2003 ...........................           17,506             1,257
       2004 ...........................           15,426             1,257
       2005 and thereafter ............          179,136            23,878
                                               ---------           -------
                                               $ 271,264            36,411
                                               =========
       Less: Interest .................                             19,528
                                                                   -------
                                                                    16,883
       Less: Current portion ..........                              1,732
                                                                   -------
                                                                   $15,151
                                                                   =======

     On March 13, 2000, the Company entered into a lease agreement covering the Candler Tower, a 24 story building in New York. The bottom three floors will be subleased for retail uses. The balance of the building, consisting of approximately 180,000 square feet will be used as the Company's world headquarters. The lease is for a 20 year term with two consecutive 10 year options. The landlord has committed to contribute in excess of $7.0 million toward the tenant build-out work. In addition, the City and State of New York have committed to provide economic development benefits to the Company in connection with its initial and ongoing capital purchases.

18. COMMITMENTS, CONTINGENCIES AND OTHER MATTERS

     While the Company is involved in several lawsuits and claims arising in the ordinary course of business, the Company is not currently a party to any legal proceeding that management believes would have a material adverse effect on its business, financial position or results of operations.

     The Company has employment agreements and arrangements with its executive officers and certain management personnel. The agreements provide for various minimum annual base compensation packages with terms varying between 1-5 years, expiring on various dates, as well as insurance coverage and discretionary bonus clauses. The future minimum payments for all noncancelable employee agreements at December 31, 1999 are as follows (in thousands):


                                   EMPLOYMENT
                                   AGREEMENTS
                                  -----------
  2000 ........................    $  32,757
  2001 ........................       30,523
  2002 ........................       26,694
  2003 ........................       16,716
  2004 ........................        6,975
  2005 and thereafter .........           --
                                   ---------
  Total .......................    $ 113,665
                                   =========

     Certain employment contracts, primarily those of the executive officers, contain provisions for payments in the event of a change in control, as defined in the employment agreements. In July 1999, SFX adopted an executive loan program which is intended to incentivize certain executives to enter into new employment agreements with the Company upon the expiration of their existing agreements. During the third quarter of 1999, the Company loaned certain senior executives $14.1 million pursuant to this plan. The loans, which bear interest at a rate of 6.0% per annum, are included in notes receivable from related parties and employees on the consolidated balance sheet. Under the terms of the loans, if any of the participants in the loan program enter into new long-term employment agreements with SFX, effective upon termination of the existing employment agreement, the participant's loan would be forgiven ratably over the term of the new employment agreement.

     On January 15, 2000, in connection with the renegotiation of employment agreements with members of the Company's senior management group, the Company issued fully-vested options to purchase an aggregate of 2,102,500 shares of the Company's Class A Common Stock at prices that were below the then-current market price, which will result in a non-cash compensation charge of $54.2 million in the first quarter of 2000. These options were issued as an inducement to cause each executive officer to enter into an amended long-term employment agreement. In addition, the Company forgave amounts due under the executive loan program of certain executives which will result in future charges in the Company's statement of operations.

     Pursuant to a real estate purchase agreement with the sellers of Oakdale Theater, the Company has agreed to purchase the land, building and improvements of the Oakdale Theater at the end of the Company's fifteen-year lease of the premises in June 2013 for $15.4 million. In June 1998, the Company extended an $11.4 million note receivable to the sellers which is secured by the property which has been recorded in notes receivable from related parties and employees in the accompanying consolidated balance sheet.

     The Company has committed to construct three new amphitheaters in the Seattle, Washington, Sacramento, California and the Albuquerque, New Mexico markets. SFX expects to spend an additional $46.5 million on these projects in 2000. In addition, the Company has committed to other capital projects totaling approximately $15.0 million in 2000. The committed capital expenditures do not include amounts that may be required for construction of major new venues, major renovations at existing venues or leasehold improvements that may be required at SFX's new world headquarters at the Candler Building.

     As of December 31, 1999, 1998 and 1997, outstanding letters of credit for $39,727,000, $2,597,000 and $1,110,000, respectively, were issued by banks on behalf of the Company as security for loans and the rental of theaters.

     In 1994, the Connecticut Development Authority ("CDA") entered into a non-recourse assistance agreement with the Company whereby the CDA provided grant funds of $8,863,000 for the construction and development of the Meadows through the issuance of State of Connecticut General Fund Obligation Bonds ("GFO Bonds"). The annual tax revenues derived from the operation of the amphitheater are utilized to satisfy the annual service requirements of the GFO Bonds. If the annual tax revenues are less than the annual service requirements, the Company must deposit the lesser of the operating shortfall, as defined, or 10.0% of the annual service requirements under the GFO Bonds. An operating shortfall has not existed since the inception of the CDA. The GFO Bonds mature on October 15, 2024 and have an average coupon rate of 6.33%.

     The agreement governing the partnership through which PACE holds its interest in the Lakewood Amphitheater in Atlanta, Georgia contains a provision that purports to restrict PACE and its affiliates from directly or indirectly owning or operating another amphitheater in Atlanta. In management's view, this provision will not materially affect the business or prospects of the Company. However, the Company acquired an interest in the Chastain Park Amphitheater, also in Atlanta, in the Concert/Southern acquisition. The Company intends to seek a waiver.

     Pursuant to certain acquisition agreements certain sellers have the right to repurchase certain of the businesses sold to SFX.

19. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The following is a summary of the quarterly results of operations for the year ended December 31, 1999 (in thousands):

                                                                    1999 QUARTER
                                             -----------------------------------------------------------       YEAR ENDED
                                                  1ST            2ND             3RD             4TH        DECEMBER 31, 1999
                                             ------------   ------------   --------------   ------------   ------------------
Total revenue ............................    $ 276,121      $ 407,685       $  527,185      $ 473,364        $ 1,684,355
Gross profit .............................       27,030         55,702          100,430         22,380            205,542
(Loss) income before extraordinary
 item ....................................      (17,625)       (10,052)          15,245        (45,468)           (57,900)
Net (loss) income ........................      (17,625)       (10,052)          12,625        (45,338)           (60,390)
Net (loss) income per basic common
 share before extraordinary item .........    $   (0.55)     $   (0.20)      $     0.23      $   (0.70)       $     (1.06)
Extraordinary loss on early
 extinguishment of debt per basic
 common share ............................           --             --           ( 0.04)            --            (  0.04)
                                              ---------      ---------       ----------      ---------        -----------
Net (loss) income per basic common
 share ...................................    $   (0.55)     $   (0.20)      $     0.19      $   (0.70)       $     (1.10)
                                              =========      =========       ==========      =========        ===========
Net (loss) income per dilutive
 common share before
 extraordinary item ......................    $   (0.55)     $   (0.20)      $     0.22      $   (0.70)       $     (1.06)
Extraordinary loss on early
 extinguishment of debt per dilutive
 common share ............................           --             --           ( 0.04)            --            (  0.04)
                                              ---------      ---------       ----------      ---------        -----------
Net (loss) income per dilutive
 common share ............................    $   (0.55)     $   (0.20)      $     0.18      $   (0.70)       $     (1.10)
                                              =========      =========       ==========      =========        ===========

20. SUBSEQUENT EVENTS (UNAUDITED)

 2000 ACQUISITIONS

     In the first quarter of 2000, SFX completed the acquisitions of Speakers of Sport, which represents team sports athletes, primarily in professional baseball and the Electric Factory Concerts group of companies, the primary concert promoter in the Philadelphia, Pennsylvania area. The total consideration for these acquisitions was approximately $65.4 million. These acquisitions were financed through a portion of the proceeds of the August 1999 Equity Offering.


     See Note 2 regarding proposed merger with Clear Channel Communications,
Inc.

                             SFX ENTERTAINMENT, INC.
                           CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                 March 31,     December 31,
                                                                                   2000            1999
                                                                                -----------    -----------
ASSETS                                                                          (Unaudited)
Current assets:
    Cash and cash equivalents                                                   $   276,142    $   382,640
    Accounts receivable, net                                                        112,683        120,230
    Prepaid event expenses                                                           86,976         41,154
    Investments in and receivables from theatrical and other productions              4,718          5,978
    Other prepaid expenses                                                           22,655         23,686
    Notes receivables from related parties and employees                              2,276          1,749
    Other current assets                                                             12,732         12,405
                                                                                -----------    -----------
Total current assets                                                                518,182        587,842
Property and equipment, net of accumulated depreciation of $68,674 and
    $55,388 at March 31, 2000 and December 31, 1999, respectively                   688,738        686,246
Goodwill, net of accumulated amortization of $166,577 and
    $135,201 at March 31, 2000 and December 31, 1999, respectively                1,601,329      1,503,981
Investment in and receivables from investees                                        100,527         64,374
Notes receivable from related parties and employees, less current portion            14,055         29,225
Debt issuance costs, net                                                             48,211         49,888
Other assets                                                                         38,839         27,317
                                                                                -----------    -----------
TOTAL ASSETS                                                                    $ 3,009,881    $ 2,948,873
                                                                                ===========    ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
    Accounts payable                                                            $    22,357    $    23,714
    Accrued expenses                                                                133,740        109,163
    Accrued interest payable                                                         20,932         23,972
    Deferred revenue                                                                234,243        139,393
    Current portion of long-term debt                                                14,480          7,826
    Current portion of deferred purchase consideration                               47,270         57,610
                                                                                -----------    -----------
Total current liabilities                                                           473,022        361,678
Long-term debt, less current portion                                              1,418,088      1,384,992
Deferred purchase consideration, less current portion                                17,621         18,617
Deferred income taxes                                                                27,817         45,403
Other liabilities                                                                    10,431          9,273
                                                                                -----------    -----------
TOTAL LIABILITIES                                                                 1,946,979      1,819,963
Minority interest                                                                     9,506         10,065
Temporary equity - stock subject to redemption                                       17,026         18,876
Shareholders' equity:
Preferred Stock, $.01 par value, 25,000,000 shares authorized, none issued
     and outstanding as of March 31, 2000 and December 31, 1999, respectively            --             --
Class A Common Stock, $.01 par value, 100,000,000 shares authorized,
     63,918,492 and 63,873,657 shares issued and outstanding as of March 31,
     2000 and December 31, 1999, respectively                                           639            639
Class B common stock, $.01 par value, 10,000,000 shares authorized,
     2,545,557 shares issued and outstanding as of March 31, 2000 and
     December 31, 1999, respectively                                                     25             25
Additional paid in capital                                                        1,295,718      1,238,186
Deferred compensation                                                                (2,857)        (3,775)
Accumulated deficit                                                                (253,280)      (133,106)
Less: cost of Class A Common Stock in treasury                                       (3,875)        (2,000)
                                                                                -----------    -----------
Total shareholders' equity                                                        1,036,370      1,099,969
                                                                                -----------    -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                      $ 3,009,881    $ 2,948,873
                                                                                ===========    ===========

                             See accompanying notes.

                             SFX ENTERTAINMENT, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                        (IN THOUSANDS, EXCEPT SHARE DATA)
                                   (UNAUDITED)

                                                                    Three Months Ended March 31,
                                                                    ----------------------------
                                                                        2000            1999
                                                                    ------------    ------------
Revenue                                                             $    427,609    $    275,147
Income from equity investments                                               280             974
                                                                    ------------    ------------
    Total revenue                                                        427,889         276,121
Operating expenses:
Cost of revenues                                                         304,211         210,190
Selling, general and administrative expenses                              87,257          37,962
Corporate expenses                                                         6,322           5,180
Depreciation and amortization, including integration and start-up
   costs of  $3,734 and $1,428 in 2000 and 1999, respectively             49,019          26,228
Other charges                                                             82,020             983
                                                                    ------------    ------------
                                                                         528,829         280,543
                                                                    ------------    ------------
Loss from operations                                                    (100,940)         (4,422)

Interest expense                                                         (36,576)        (18,805)
Investment and other income                                                3,802             590
Minority interest                                                           (634)            (84)
                                                                    ------------    ------------
Loss before income taxes                                                (134,348)        (22,721)
Benefit for income taxes                                                  17,257           5,096
                                                                    ------------    ------------
Net loss                                                                (117,091)        (17,625)

Accretion on stock subject to redemption                                    (709)           (825)
                                                                    ------------    ------------
Net loss applicable to common shares                                $   (117,800)   $    (18,450)
                                                                    ============    ============
Basic and dilutive net loss per common share                        $      (1.77)   $      (0.37)
                                                                    ============    ============
Weighted average basic and dilutive common shares outstanding         66,416,438      50,390,513
                                                                    ============    ============

                             See accompanying notes.

                             SFX ENTERTAINMENT, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                               Three Months Ended March 31,
                                                                               ----------------------------
                                                                                    2000         1999
                                                                                 ---------    ---------
Operating activities:
Net loss                                                                         $(117,091)   $ (17,625)
Adjustment to reconcile net loss to net cash provided by operating activities:
   Depreciation and amortization                                                    45,285       24,800
   Income from equity investments, net of amounts received                           3,103          212
   Non-cash charges                                                                 69,897          983
   Minority interest                                                                   634           84
Changes in operating assets and liabilities, net of amounts acquired:
   Accounts receivable, net                                                          1,732       (2,138)
   Prepaid event expenses                                                          (30,161)     (20,222)
   Other prepaid expenses and other current assets                                  (6,068)     (10,093)
   Other assets and notes receivable from related parties                           (5,001)      11,633
   Accounts  payable, accrued expenses and other liabilities                       (14,471)      (5,112)
   Accrued interest payable                                                         (3,258)      (3,054)
   Deferred revenue                                                                 79,324       25,854
                                                                                 ---------    ---------
Net cash provided by operating activities                                           23,925        5,322
                                                                                 ---------    ---------
Investing activities:
   Purchases of  businesses, net of  cash acquired                                (156,960)    (264,598)
   Purchases of property and equipment                                             (14,506)     (11,053)
                                                                                 ---------    ---------
Net cash used in investing activities                                             (171,466)    (275,651)
                                                                                 ---------    ---------
Financing activities:
   Borrowings under the senior credit facilities                                    44,000      181,000
   Proceeds from the issuance of common stock                                           --      261,804
   Payment for treasury stock                                                       (1,875)          --
   Repayment of debt and capital lease obligations                                    (752)    (139,188)
   Other, principally the exercise of stock options in 2000                            704          (78)
                                                                                 ---------    ---------
Net cash provided by financing activities                                           42,077      303,538
                                                                                 ---------    ---------
Effect of exchange rate changes on cash                                             (1,034)          --
                                                                                 ---------    ---------
Net (decrease) increase in cash and cash equivalents                              (106,498)      33,209
Cash and cash equivalents at beginning of period                                   382,640       48,021
                                                                                 ---------    ---------
Cash and cash equivalents at end of period                                       $ 276,142    $  81,230
                                                                                 =========    =========
Supplemental disclosure of cash flow information:
Cash paid for interest                                                           $  37,305    $  20,923
                                                                                 =========    =========
Cash paid for income taxes                                                       $   1,228    $   2,034
                                                                                 =========    =========

Supplemental disclosure of non-cash investing and financing activities:

o Issuance of equity securities, the assumption of debt and the agreements to pay future cash consideration in connection with certain acquisitions (see
    Note 4).

o Cash and cash equivalents included $3.65 million of cash at March 31, 1999 which had been deposited in a separate account and was used to fund committed capital expenditures.

                             See accompanying notes.

                             SFX ENTERTAINMENT, INC.
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                         Class A   Class B     Additional
                                         Common    Common       Paid-In      Deferred     Accumulated      Treasury
                                          Stock     Stock       Capital    Compensation     Deficit          Stock          Total
                                          -----     -----       -------    ------------     -------          -----          -----
Balances, January 1, 2000                $   639   $    25   $ 1,238,186   $    (3,775)   $  (133,106)   $    (2,000)   $ 1,099,969
Issuance of 44,835 shares of Class A
   Common Stock pursuant to the
   exercise of employee stock options         --        --           704            --             --             --            704
Issuance of options to purchase
   2,102,500 shares of Class A Common
   Stock pursuant to employment agreements    --        --        54,244            --             --             --         54,244
Repurchase of 30,563 shares of Class A
   Common Stock                               --        --         1,875            --             --         (1,875)            --
Accretion on stock subject to
   redemption                                 --        --           709            --           (709)            --             --
Amortization of deferred compensation         --        --            --           918             --             --            918
Net loss                                      --        --            --            --       (117,091)            --       (117,091)
Comprehensive loss
   foreign currency translation               --        --            --            --         (2,374)            --         (2,374)
                                         -------   -------   -----------   -----------    -----------    -----------    -----------
Comprehensive loss                            --        --            --            --       (119,465)            --       (119,465)
                                         -------   -------   -----------   -----------    -----------    -----------    -----------
Balances, March 31, 2000 (unaudited)     $   639   $    25   $ 1,295,718   $    (2,857)   $  (253,280)   $    (3,875)   $ 1,036,370
                                         =======   =======   ===========   ===========    ===========    ===========    ===========

                             See accompanying notes.

                             SFX ENTERTAINMENT, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION

         SFX Entertainment, Inc. ("SFX") is the world's largest diversified promoter, producer and venue operator for live entertainment events. In addition, SFX is a leading fully integrated sports marketing and management company specializing in the representation of sports athletes and broadcasters, integrated event management, television programming and production and marketing consulting services. SFX owns, partially or entirely, and/or operates under lease or exclusive booking arrangements the largest network of venues used principally for music concerts and other live entertainment events in the United States, with 92 venues in 31 of the top 50 markets, including 17 amphitheaters in the top 10 markets and 9 venues used principally for theatrical presentations. In addition, SFX owns or operates 28 international venues used primarily for theatrical presentations.

         In July of 1999, SFX completed a three-for-two split of its Class A and B Common Stock. The financial and share information presented herein has been restated, to the extent applicable, to reflect the effect of the stock split. Certain 1999 amounts have been reclassified to conform to their 2000 presentation.

         Information with respect to the three months ended March 31, 2000 and 1999 is unaudited. The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Rule 10-01 of Regulation S-X. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the unaudited interim consolidated financial statements contain all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the consolidated financial position, results of operations and cash flows of SFX, for the periods presented.

2.  PROPOSED MERGER WITH CLEAR CHANNEL COMMUNICATIONS, INC.

         On February 29, 2000, SFX announced that it entered into a definitive merger agreement with Clear Channel Communications, Inc. Under the terms of the merger agreement, the Class A stockholders of SFX will receive 0.6 shares of Clear Channel Communications, Inc. common stock for each SFX share, and Class B stockholders of SFX will receive one share of Clear Channel Communications, Inc. common stock for each SFX share, on a fixed exchange basis. The proposed merger would require an amendment to SFX's certificate of incorporation to allow the unequal consideration being paid to the holders of Class A and Class B Common Stock. The transaction is expected to be consummated early in the third quarter of 2000, subject to the approval of Class A and B stockholders of SFX and customary regulatory approvals and closing conditions. On May 4, 2000, the U.S. Federal Trade Commission granted early termination on the statutory waiting period under Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

         Under the terms of the merger agreement between Clear Channel and SFX, certain payments and other distributions will be made to employees and senior management of SFX in connection with the merger, which would result in SFX recording significant compensation expense.

         Between approximately February 29 and March 10, 2000, 11 lawsuits were filed by various plaintiffs against SFX, its directors and Clear Channel with respect to the proposed merger. On May 12, 2000, SFX and counsel to the plaintiffs in the shareholder litigation entered into a memorandum of understanding regarding a proposed settlement that would result in a modification of the consideration payable to such holders in the merger (See
Note 9).

3.  FINANCINGS

         February 1999 Equity Offering

         In February 1999, SFX consummated an offering of 7,423,500 shares of its Class A Common Stock at an offering price of $37.00 per share and received net proceeds of approximately $260.7 million. SFX used the proceeds to finance certain of the 1999 acquisitions.

         August 1999 Equity Offering

         In August 1999, SFX consummated an offering of 8,625,000 shares of its Class A Common Stock at an offering price of $41.00 per share and received net proceeds of approximately $337.9 million. SFX used the proceeds to consummate certain of its 1999 and 2000 acquisitions.

         Senior Credit Facility

         On August 23, 1999, SFX entered into a new seven-year $1.1 billion senior credit facility which replaced SFX's then-existing $350.0 million senior credit facility. The new senior credit facility is comprised of a $250.0 million multi-draw, multi-currency term loan maturing on December 31, 2005, a single-draw, $600.0 million U.S. dollar term loan maturing on June 30, 2006 and a $250.0 million reducing revolver having a letter of credit sub-limit of $75.0 million maturing on December 31, 2005. SFX used a portion of the net proceeds to finance certain of its 1999 and 2000 acquisitions and intends to use the remaining portion of the net proceeds for general corporate purposes and potential future acquisitions.

4.  ACQUISITIONS

2000 ACQUISITIONS

         During the first quarter of 2000, SFX completed the acquisitions of Speakers of Sport, which represents team sports athletes, primarily professional baseball players; the Electric Factory Concerts group of companies, the leading concert promoter in the Philadelphia, Pennsylvania area; and certain other companies. The total consideration for these acquisitions was approximately $91.6 million, including $20.0 million of deferred consideration payable in stock. In addition, SFX paid $36.1 million in cash for certain equity investments. SFX financed these acquisitions with borrowings under its senior credit facility and cash on hand.

1999 ACQUISITIONS

         The following table is a brief description of the acquisitions completed by SFX in 1999. A detailed description of the 1999 acquisitions is included in SFX's Annual Report on Form 10-K for the year ended December 31, 1999, as amended.

(in thousands)                           Cash                   Number
                                    Consideration    Value of     Of
                        Date          And Assumed     Stock      Shares                        Business
Company               Acquired         Debt (1)       Issued    Issued                          Segment
-------------------  -----------  ----------------  ---------  ----------  ------------------------------------------------------
Cellar Door           2/19/99         $  79,396      $20,000      519         Music
Nederlander           3/16/99           126,423            -        -         Music
Marquee               3/16/99            76,945       81,728    2,103         Sports
Livent                8/27/99           100,809            -        -         Theatrical
Apollo                9/17/99           218,942       37,472      980         Theatrical, Family Entertainment & Other and Music
EMA Telstar           10/4/99            27,857            -        -         Music
Mojo Works            10/21/99           40,654            -        -         Music
Other Acquisitions    Various           178,839       15,745      397         All segments
                                      ---------    ---------    -----
Total                                 $ 849,865    $ 154,945    3,999
                                      =========    =========    =====

(1) Includes cash paid related to deferred contingent purchase price agreements.

         Certain of the agreements relating to SFX's acquisitions provide for purchase price adjustments and other future contingent payments based on the financial performance of the acquired companies. As of March 31, 2000, SFX had accrued $19.5 million related to such contingent cash payments which are included as deferred purchase consideration on the consolidated balance sheet. SFX will continue to accrue additional amounts related to such contingent payments if and when it is determinable beyond a resonable doubt that the applicable financial performance targets will be met.

         SFX's 1999 and 2000 acquisitions were accounted for using the purchase method of accounting. The purchase price of certain of the 1999 and 2000 acquisitions have been preliminarily allocated to the assets acquired and liabilities assumed and are subject to change. Operating results for the 1999 and 2000 acquisitions are included herein from their respective acquisition dates.

         The following pro forma summary represents the consolidated results of operations for the three months ended March 31, 2000 and the year ended December 31, 1999 as if the 1999 and 2000 acquisitions and related financings had occurred as of January 1, 1999. These pro forma results have been included for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisitions and related financings been made as of those dates or of the results which may occur in the future (in thousands, except per share data).

                                                           Pro Forma

                                           Three Months Ended     Three Months Ended
                                             March 31, 2000         March 31, 1999
                                             --------------         --------------
Total revenue                                  $ 431,009               $393,654
Net loss                                        (117,226)               (37,136)
Basic and dilutive net loss per
   common shares                               $   (1.79)              $  (0.58)

5. BUSINESS SEGMENTS

         SFX classifies its operations into four major business segments in the live entertainment industry: music, theater, sports and family entertainment & other. The music segment primarily consists of the promotion and production of live entertainment events, most significantly for concerts in venues owned (partially or entirely) and/or operated by SFX and in third party venues. The theater segment develops and manages touring Broadway shows and other theatrical productions and owns and operates theatrical venues. The sports segment acts as a full-service marketing and management company specializing in the representation of team sports athletes, as well as promoting specialized motor sports events. The family entertainment & other segment primarily consists of the promotion and marketing of family-oriented events, marketing and consulting for local, regional and national live marketing programs, the subscription or fee based radio and music industry data compilation and distribution, the creation and distribution of network radio special events and live concert programming and merchandising at live events.

         SFX's operations and revenues have been largely seasonal in nature, with generally higher revenues generated in the second and third quarters. SFX's outdoor venues are primarily used in the summer months and do not generate substantial revenue in the late fall, winter and early spring. SFX's entertainment marketing and consulting in connection with such outdoor venues also predominantly generate revenues in the second and third quarters. Therefore, the seasonality of SFX's business causes, and will continue to cause, a significant variation in SFX's quarterly operating results.

         SFX evaluates performance based on several factors, of which the primary financial measure is EBITDA, because this measure approximates the cash flow generated by each segment. EBITDA is defined as earnings before interest, taxes, investment and other income, minority interest, other charges and depreciation and amortization, including integration and start-up costs. The accounting policies of the segments are the same as those described in the summary of significant accounting policies contained in SFX's Annual Report on Form 10-K, for the year ended December 31, 1999, as amended.

                                                       THREE MONTHS ENDED MARCH 31, 2000 (IN THOUSANDS)
                                    ------------------------------------------------------------------------------------
                                                                                 FAMILY
                                                                              ENTERTAINMENT
                                       MUSIC        THEATRICAL      SPORTS       & OTHER       CORPORATE        TOTAL
                                    -----------    -----------   -----------   -----------    -----------    -----------
Total revenue                       $   170,121    $   112,146   $    83,835   $    61,787    $        --    $   427,889
                                    ===========    ===========   ===========   ===========    ===========    ===========
EBITDA                              $       (30)   $    14,487   $    17,799   $     4,165    $    (6,322)   $    30,099
Depreciation and amortization,
   including integration and
   start-up costs of $3,734              23,868          5,945        11,359         5,979          1,868         49,019
Other charges                                --             --            --            --         82,020         82,020
                                    -----------    -----------   -----------   -----------    -----------    -----------
Income (loss) from operations       $   (23,898)   $     8,542   $     6,440   $    (1,814)   $   (90,210)   $  (100,940)
                                    ===========    ===========   ===========   ===========    ===========    ===========
Total assets as of March 31, 2000   $ 1,640,852    $   576,448   $   429,901   $   191,871    $   170,809    $ 3,009,881
                                    ===========    ===========   ===========   ===========    ===========    ===========

                                                      THREE MONTHS ENDED MARCH 31, 1999 (IN THOUSANDS)
                                    ------------------------------------------------------------------------------------
                                                                                 FAMILY
                                                                              ENTERTAINMENT
                                       MUSIC        THEATRICAL      SPORTS       & OTHER       CORPORATE        TOTAL
                                    -----------    -----------   -----------   -----------    -----------    -----------
Total revenue                       $   106,103    $    80,383   $    55,749   $    33,886    $        --    $   276,121
                                    ===========    ===========   ===========   ===========    ===========    ===========
EBITDA                              $     2,203    $     7,587   $    14,452   $     3,727    $    (5,180)   $    22,789
Depreciation and amortization,
   including integration and
   start-up costs of $1,428              15,286          2,472         3,046         4,637            787         26,228
Other charges                                --             --            --            --            983            983
                                    -----------    -----------   -----------   -----------    -----------    -----------
Income (loss) from operations       $   (13,083)   $     5,115   $    11,406   $      (910)   $    (6,950)   $    (4,422)
                                    ===========    ===========   ===========   ===========    ===========    ===========

                                    -----------    -----------   -----------   -----------    -----------    -----------
Total assets as of March 31, 1999   $ 1,059,957    $   144,419   $   336,528   $   255,656    $    65,306    $ 1,861,866
                                    ===========    ===========   ===========   ===========    ===========    ===========

6. OTHER CHARGES

         Other charges for the three months ended March 31, 2000 were $82.0 million consisting of $69.9 million of non-cash charges, $7.6 million of merger related expenses, primarily investment banking and legal fees related to the proposed merger of SFX with a subsidiary of Clear Channel Communications, Inc. and $4.5 million of cash payments, principally to settle potential rights to future payments under a contingent purchase price agreement.

         The $69.9 million of non-cash charges consisted primarily of $54.2 million related to the issuance of fully-vested options to purchase 2,102,500 shares of SFX's Class A Common Stock at prices that were below the then current market price. The options were issued to members of SFX's senior management group in connection with new long-term employment agreements entered into on January 15, 2000. The non-cash charges also included $14.7 million related to the forgiveness of loans granted under an executive loan program and $1.0 million related to the issuance of stock options. In connection with the above agreements, each executive agreed to forfeit his change of control stock options provided for under his previous employment agreement.

         Other charges for the three months ended March 31, 1999 of $983,000 consisted of charges related to the issuance of stock options.

7. DILUTIVE EARNINGS PER SHARE

         Outstanding stock options at March 31, 2000 and 1999 had no dilutive effect on basic earnings per share during the three months ended March 31, 2000 and 1999 due to the SFX's net loss position.

8. GUARANTEES BY SUBSIDIARIES

         SFX is a holding company that has no operating assets or operations of its own. Substantially all of SFX's subsidiaries are wholly owned and have jointly and severally guaranteed SFX's senior subordinated notes (the "Guarantors"). A certain subsidiary which is not wholly owned (the "Non-Wholly Owned Guarantor Subsidiary") guarantees such indebtedness and certain subsidiaries (the "Non-Guarantor Subsidiaries") do not guarantee such indebtedness.

         Full financial statements of the Guarantors, Non-Guarantor Subsidiaries and the Non-Wholly Owned Guarantor Subsidiary have not been included because, pursuant to their respective guarantees, the Guarantors are jointly and severally liable with respect to the senior subordinated notes and management believes that the Non-Guarantor Subsidiaries and Non-Wholly Owned Guarantor are not material to SFX on a consolidated basis. Accordingly, SFX does not believe that the information contained in separate full financial statements of the Guarantors, Non-Guarantor Subsidiaries or the Non-Wholly Owned Guarantor Subsidiary would be material to investors. The following are summarized unaudited statements setting forth certain financial information concerning the Guarantors, the Non-Guarantor Subsidiaries and the Non-Wholly Owned Guarantor Subsidiary as of and for the three months ended March 31, 2000 and 1999 (in thousands).

                                                            AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2000
                                      -----------------------------------------------------------------------------------------
                                                                                     NON-WHOLLY                        SFX
                                           SFX                                          OWNED                    ENTERTAINMENT,
                                      ENTERTAINMENT,                 NON-GUARANTOR   GUARANTOR                        INC.
                                           INC.        GUARANTORS    SUBSIDIARIES    SUBSIDIARY    ELIMINATIONS   CONSOLIDATED
                                      -----------------------------------------------------------------------------------------
Current assets                         $   145,888    $   294,298    $    77,455    $       541    $        --    $   518,182
Property and equipment, net                 18,118        472,678        197,852             90             --        688,738
Goodwill, net                                   --      1,386,064        205,863          9,402             --      1,601,329
Investment in subsidiaries               2,295,179         93,209          7,318             --     (2,295,179)       100,527
Other assets                                61,622         17,558         18,153          3,772             --        101,105
                                       -----------    -----------    -----------    -----------    -----------    -----------
   Total assets                        $ 2,520,807    $ 2,263,807    $   506,641    $    13,805    $(2,295,179)   $ 3,009,881
                                       ===========    ===========    ===========    ===========    ===========    ===========
Current liabilities                    $    63,656    $   287,605    $   121,781    $       185    $      (205)   $   473,022
Long-term debt, less current portion     1,391,414         24,798         10,031             --         (8,155)     1,418,088
Other liabilities                           12,341         39,272          4,256             --             --         55,869
Minority interest                               --          3,711          3,907          1,888             --          9,506
Temporary equity                            17,026             --             --             --             --         17,026
Shareholders' equity                     1,036,370      1,908,421        366,666         11,732     (2,286,819)     1,036,370
                                       -----------    -----------    -----------    -----------    -----------    -----------
Total liabilities                      $ 2,520,807    $ 2,263,807    $   506,641    $    13,805    $(2,295,179)   $ 3,009,881
                                       ===========    ===========    ===========    ===========    ===========    ===========
Revenue                                $        --    $   370,280    $    56,495    $     1,114    $        --    $   427,889
Operating expenses                          87,475        383,166         56,667          1,521             --        528,829
Interest expense, net                       30,832          1,940            274             (2)          (270)        32,774
Minority interest                               --            440            194             --             --            634
(Benefit) provision for
   income taxes                            (17,291)            (6)            40             --             --        (17,257)
                                       -----------    -----------    -----------    -----------    -----------    -----------
Net (loss) income                      $  (101,016)   $   (15,260)   $      (680)   $      (405)   $       270    $  (117,091)
                                       ===========    ===========    ===========    ===========    ===========    ===========
Cash flows (used in) provided by
   operating activities                $   (29,396)   $    55,285    $    (2,332)   $       368    $        --    $    23,925
Cash flows (used in) provided by
   investing activities                   (158,522)       (16,086)         3,145             (3)            --       (171,466)
Cash flows provided by (used in)
   financing activities                     42,829           (764)            12             --             --         42,077
Effect of exchange rate                         --         (1,034)            --             --             --         (1,034)
Cash at the beginning of the period        263,909         68,384         50,187            160             --        382,640
Cash at the end of the period          $   118,820    $   105,785    $    51,012    $       525    $        --    $   276,142

                                                            AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1999
                                      -----------------------------------------------------------------------------------------
                                                                                     NON-WHOLLY                        SFX
                                           SFX                                          OWNED                    ENTERTAINMENT,
                                      ENTERTAINMENT,                 NON-GUARANTOR   GUARANTOR                        INC.
                                           INC.        GUARANTORS    SUBSIDIARIES    SUBSIDIARY    ELIMINATIONS   CONSOLIDATED
                                      -----------------------------------------------------------------------------------------
Revenue                                $        --    $   272,960    $       805    $     2,356    $        --    $   276,121
Operating expenses                           4,432        269,898          3,553          2,660             --        280,543
Interest expense, net                       18,009           (782)         1,224             --           (236)        18,215
Minority interest                               --            147             --            (63)            --             84
Provision for income taxes                  (6,441)         1,345             --             --             --         (5,096)
                                       -----------    -----------    -----------    -----------    -----------    -----------
Net (loss) income                      $   (16,000)   $     2,352    $    (3,972)   $      (241)   $       236    $   (17,625)
                                       ===========    ===========    ===========    ===========    ===========    ===========

Cash flows (used in ) provided by
   operating activities                $   (26,561)   $    29,809    $     1,144    $       930    $        --    $     5,322
Cash flows  used in investing
   activities                             (265,025)       (10,089)          (537)            --             --       (275,651)
Cash flows provided by (used in)
   financing activities                    302,680          1,398           (540)            --             --        303,538
Cash at the beginning of the period          3,685         44,132            111             93             --         48,021
Cash at the end of the period          $    14,779    $    65,250    $       178    $     1,023    $        --    $    81,230

         The summarized consolidating balance sheet concerning the Guarantors, the Non-Guarantor Subsidiaries and the Non-Wholly Owned Guarantor Subsidiaries as of December 31, 1999 is included in SFX's Annual Report on Form 10-K for the year ended December 31, 1999, as amended.

9. COMMITMENTS, CONTINGENCIES AND OTHER MATTERS

         While SFX is involved in several lawsuits and claims arising in the ordinary course of business, SFX is not currently a party to any legal proceeding that management believes would have a material adverse effect on its business, financial position or results of operations.

         Between approximately February 29 and March 10, 2000, 11 lawsuits were filed in the Court of Chancery in the State of Delaware, New Castle County, by various plaintiffs, all claiming to be holders of SFX Class A Common Stock, against SFX, its directors and Clear Channel. The complaints all seek essentially the same relief, i.e., certification as a class action, an injunction enjoining consummation of the merger and/or damages in an amount to be determined. The complaints allege that the difference in consideration for the Class A and Class B Common Stock of SFX constitutes unfair consideration to the Class B common stockholders. The complaints allege that SFX's directors have breached their fiduciary duty in agreeing to such terms and conditions and further allege that Clear Channel aided and abetted the actions of the directors of SFX. To date, no answers have been filed by any of the defendants. A plaintiff in one of the lawsuits has filed a motion for summary judgment. The defendants have replied to that motion and it is currently pending before the court. SFX and the other defendants intend to defend the actions vigorously and believe they are without merit.

         On May 12, 2000, SFX and counsel to the plaintiffs in the shareholder litigation entered into a memorandum of understanding regarding a proposed settlement that would result in a modification of the consideration payable to such holders in the merger. Under the proposed settlement, Clear Channel would pay to the holders of the SFX Class A Common Stock an aggregate of $34.5 million, less the amount of fees and expenses awarded to plaintiffs' counsel by the court. Neither SFX nor Clear Channel would be liable for any additional legal fees or expenses of counsel for the plaintiffs. Amounts payable under the proposed settlement may be paid either in cash or Clear Channel common stock. The proposed settlement is subject to certain conditions, including court approval. Accordingly, there can be no assurance that the terms of the proposed settlement will not change or that the settlement will, in fact, occur. The shareholder litigation was the sole factor in SFX and Clear Channel agreeing to the modifications in the terms of the merger contemplated by the proposed settlement.

     (b) Pro forma financial information

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma combined condensed consolidated financial statements give effect to the SFX merger and AMFM merger. For accounting purposes, Clear Channel will account for the SFX merger and AMFM merger as a purchase of SFX and AMFM respectively; accordingly, the net assets of SFX and AMFM have been adjusted to their estimated fair values based upon a preliminary purchase price allocation.

     The unaudited pro forma combined condensed consolidated balance sheet at March 31, 2000 gives effect to the SFX merger and AMFM merger as if they occurred on March 31, 2000. The unaudited pro forma combined condensed consolidated statements of operations for the year ended December 31, 1999 and for the three months ended March 31, 2000 give effect to the SFX merger and AMFM merger as if they had occurred on January 1, 1999.

     The unaudited pro forma combined condensed consolidated balance sheet was prepared based upon the historical balance sheets of Clear Channel and SFX. The unaudited pro forma combined condensed consolidated statements of operations for year ended December 31, 1999 and for the three months ended March 31, 2000 was prepared based upon the historical statement of operations of Clear Channel, adjusted to reflect the merger with Jacor Communications, Inc. as if such merger had occurred on January 1, 1999 ("Clear Channel Pro Forma") and the historical statements of operations of SFX.

     Additionally, with respect to the AMFM merger, the unaudited pro forma combined condensed consolidated balance sheet at March 31, 2000 was prepared based upon the historical balance sheet of AMFM, adjusted for certain financing transactions, as if such transactions had occurred on March 31, 2000. The unaudited pro forma combined condensed consolidated statement of operations for the year ended December 31, 1999, with respect to the AMFM merger, was prepared based upon the historical statement of operations of AMFM, adjusted to reflect the merger with Capstar Broadcasting Corporation, the acquisition of KKFR-FM and KFYI-AM from The Broadcast Group, Inc., the disposition of WMVP-AM to ABC, Inc., the disposition of AMFM's outdoor advertising business to Lamar Advertising Company and certain financing transactions as if such transactions had occurred on January 1, 1999 ("1999 AMFM Merger Effect"). The unaudited pro forma combined condensed consolidated statement of operations for the three months ended March 31, 2000, with respect to the AMFM merger, was prepared based upon the historical statement of operations of AMFM, adjusted to reflect certain financing transactions as if such transactions had occurred on January 1, 1999 ("2000 AMFM Merger Effect"). Additionally, the AMFM Merger Effect 1999 and 2000 financial statements have been adjusted for the expected divestitures of 112 radio stations in markets where the combined AMFM and Clear Channel radio stations exceed the number necessary to obtain regulatory approvals for the merger. These divestitures have been recorded based upon managements' best estimates as to the expected cash sales proceeds for the stations involved.

     Certain amounts in the SFX historical financial statements and the AMFM Merger Effect financial statements have been reclassified to conform to Clear Channel's presentation. The unaudited pro forma combined condensed consolidated financial statements exclude the effect of certain acquisitions of Clear Channel, SFX and AMFM as these transactions were insignificant, individually and in the aggregate, to the financial position or results of operations of each respective company.

     The unaudited pro forma combined condensed consolidated financial statements should be read in conjunction with the historical financial statements of Clear Channel, SFX and AMFM.

     The unaudited pro forma combined condensed consolidated financial statements are not necessarily indicative of the actual results of operations or financial position that would have occurred had the mergers and the above described acquisitions, dispositions, financing and merger transactions of Clear Channel, SFX and AMFM occurred on the dates indicated nor are they necessarily indicative of future operating results or financial position.

                           CLEAR CHANNEL SFX AND AMFM

       UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEET
                           (IN THOUSANDS OF DOLLARS)
                               AT MARCH 31, 2000

                                     ASSETS

                                                                                                  CLEAR CHANNEL,
                                                                        MERGER         AMFM        SFX AND AMFM
                                       CLEAR CHANNEL      SFX         PRO FORMA       MERGER        PRO FORMA
                                        HISTORICAL     HISTORICAL   ADJUSTMENTS(A)    EFFECT          MERGER
                                       -------------   ----------   --------------  -----------   --------------
Current Assets:
  Cash and cash equivalents..........   $   320,129    $  276,142     $  (70,000)   $    68,804     $   595,075
  Accounts receivable, net...........       712,375       112,683             --        455,380       1,280,438
  Other current assets...............       140,277       129,357             --         60,920         330,554
                                        -----------    ----------     ----------    -----------     -----------
        Total Current Assets.........     1,172,781       518,182        (70,000)       585,104       2,206,067

Property, plant & equipment, net.....     2,595,254       688,738             --        373,791       3,657,783

Intangible assets, net...............    12,067,774     1,601,329      2,278,340     23,416,593      39,364,036
Other assets:
  Restricted cash....................           136            --             --             --             136
  Notes receivable...................        53,675        14,055             --             --          67,730
  Equity investments in, and advances
    to, nonconsolidated affiliates...       380,933       100,527        (21,341)     1,125,373       1,585,492
  Other assets.......................       298,114        87,050             --        252,031         637,195
  Other investments..................       953,964            --       (122,437)            --         831,527
                                        -----------    ----------     ----------    -----------     -----------
        TOTAL ASSETS.................   $17,522,631    $3,009,881     $2,064,562    $25,752,892     $48,349,966
                                        ===========    ==========     ==========    ===========     ===========

                                              LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
  Accounts payable, accrued expenses
    and other current liabilities....   $   642,588    $  458,542     $       --    $   310,970     $ 1,412,100
  Current portion of long-term
    debt.............................        42,235        14,480             --             --          56,715
                                        -----------    ----------     ----------    -----------     -----------
        Total Current Liabilities....       684,823       473,022             --        310,970       1,468,815
Long-term debt.......................     4,698,997     1,418,088         42,438      2,955,416       9,114,939
Liquid yield options notes...........       492,309            --             --             --         492,309
Deferred income taxes................     1,349,217        27,817        (13,145)     4,894,226       6,258,115
Other long-term liabilities..........       139,375        28,052             --         52,023         219,450
Minority interest....................        17,275         9,506             --          3,435          30,216
Temporary equity.....................            --        17,026             --             --          17,026
Shareholders' Equity:
  Common stock.......................        33,890           664          3,237         20,362          58,153
  Additional paid-in capital.........     9,227,641     1,295,718      1,796,431     17,031,419      29,351,209
  Common stock warrants..............       250,587            --             --             --         250,587
  Retained earnings (accumulated
    deficit).........................       256,731      (253,280)       253,280        485,041         741,772
  Other comprehensive income.........       370,416            --        (24,411)            --         346,005
  Other..............................         2,304        (2,857)         2,857             --           2,304
  Cost of shares held in treasury....          (934)       (3,875)         3,875             --            (934)
                                        -----------    ----------     ----------    -----------     -----------
        Total Shareholders' Equity...    10,140,635     1,036,370      2,035,269     17,536,822      30,749,096
                                        -----------    ----------     ----------    -----------     -----------
        TOTAL LIABILITIES AND
          SHAREHOLDERS' EQUITY.......   $17,522,631    $3,009,881     $2,064,562    $25,752,892     $48,349,966
                                        ===========    ==========     ==========    ===========     ===========

                           CLEAR CHANNEL SFX AND AMFM

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                      CONSOLIDATED STATEMENT OF OPERATIONS
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
                          YEAR ENDED DECEMBER 31, 1999


                                                                                    1999      CLEAR CHANNEL,
                                                                  PRO FORMA         AMFM       SFX AND AMFM
                                   CLEAR CHANNEL      SFX           MERGER         MERGER       PRO FORMA
                                     PRO FORMA     HISTORICAL   ADJUSTMENTS(B)     EFFECT         MERGER
                                   -------------   ----------   --------------   ----------   --------------
Net revenue......................   $2,949,807     $1,684,355      $ (8,340)     $1,675,607     $6,301,429
Operating expenses...............    1,824,192      1,478,813         9,264         916,534      4,228,803
Depreciation and amortization....      817,060        142,583        80,104         951,351      1,991,098
Noncash compensation expense.....           --          7,250            --          26,727         33,977
Merger and nonrecurring costs....           --             --            --          77,978         77,978
Corporate expenses...............       77,519         18,524            --          64,750        160,793
                                    ----------     ----------      --------      ----------     ----------
Operating income (loss)..........      231,036         37,185       (97,708)       (361,733)      (191,220)
Interest expense.................      232,979        100,825        (5,664)        256,756        584,896
Gain on disposition of assets....        1,734            760            --          12,289         14,783
Gain on disposition of
  representation contracts.......           --             --            --          18,173         18,173
Other income -- net..............       20,046          6,577            --           1,250         27,873
                                    ----------     ----------      --------      ----------     ----------
Income (loss) before income
  taxes, equity in earnings
  (loss) of nonconsolidated
  affiliates and extraordinary
  item...........................       19,837        (56,303)      (92,044)       (586,777)      (715,287)
Income tax (expense) benefit.....      (85,393)        (1,597)       (2,266)        175,879         86,623
                                    ----------     ----------      --------      ----------     ----------
Income (loss) before equity in
  earnings (loss) of
  nonconsolidated affiliates and
  extraordinary item.............      (65,556)       (57,900)      (94,310)       (410,898)      (628,664)
Equity in earnings (loss) of
  nonconsolidated affiliates.....       16,077             --         4,903         (68,466)       (47,486)
                                    ----------     ----------      --------      ----------     ----------
Income (loss) before
  extraordinary item.............   $  (49,479)    $  (57,900)     $(89,407)     $ (479,364)    $ (676,150)
                                    ==========     ==========      ========      ==========     ==========
Income (loss) before
  extraordinary item per common
  share:
  Basic..........................   $    (0.15)    $    (1.06)                                  $    (1.16)
                                    ==========     ==========                                   ==========
  Diluted........................   $    (0.15)    $    (1.06)                                  $    (1.16)
                                    ==========     ==========                                   ==========

                           CLEAR CHANNEL SFX AND AMFM

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                      CONSOLIDATED STATEMENT OF OPERATIONS
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
                       THREE MONTHS ENDED MARCH 31, 2000

                                                                                 2000      CLEAR CHANNEL,
                                                                PRO FORMA        AMFM       SFX AND AMFM
                                 CLEAR CHANNEL      SFX           MERGER        MERGER       PRO FORMA
                                  HISTORICAL     HISTORICAL   ADJUSTMENTS(B)    EFFECT         MERGER
                                 -------------   ----------   --------------   ---------   --------------
Net revenue....................    $782,539      $ 427,889       $ (2,031)     $ 341,046     $1,549,443
Operating expenses.............     519,961        391,468          1,983        171,985      1,085,397
Depreciation and
  amortization.................     220,054         49,019         13,386        218,067        500,526
Noncash compensation expense...          --         69,897             --         34,878        104,775
Merger and nonrecurring
  costs........................          --         12,123         (7,602)        11,115         15,636
Corporate expenses.............      24,578          6,322             --         15,302         46,202
                                   --------      ---------       --------      ---------     ----------
Operating income (loss)........      17,946       (100,940)        (9,798)      (110,301)      (203,093)
Interest expense...............      55,549         36,576         (1,302)        67,662        158,485
Gain on disposition of
  assets.......................          --             --             --         22,819         22,819
Gain on disposition of
  representation contracts.....          --             --             --         16,217         16,217
Other income -- net............         398          3,168             --            697          4,263
                                   --------      ---------       --------      ---------     ----------
Income (loss) before income
  taxes, equity in earnings
  (loss) of nonconsolidated
  affiliates and extraordinary
  item.........................     (37,205)      (134,348)        (8,496)      (138,230)      (318,279)
Income tax (expense) benefit...      (5,133)        17,257           (521)        11,844         23,447
                                   --------      ---------       --------      ---------     ----------
Income (loss) before equity in
  earnings (loss) of
  nonconsolidated affiliates
  and extraordinary item.......     (42,338)      (117,091)        (9,017)      (126,386)      (294,832)
Equity in earnings (loss) of
  nonconsolidated affiliates...       2,936             --            280        (19,565)       (16,349)
                                   --------      ---------       --------      ---------     ----------
Income (loss) before
  extraordinary item...........    $(39,402)     $(117,091)      $ (8,737)     $(145,951)    $ (311,181)
                                   ========      =========       ========      =========     ==========
Income (loss) before
  extraordinary item per common
  share:
  Basic........................    $  (0.12)     $   (1.77)                                  $    (0.54)
                                   ========      =========                                   ==========
  Diluted......................    $  (0.12)     $   (1.77)                                  $    (0.54)
                                   ========      =========                                   ==========

                                 CLEAR CHANNEL

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

     Clear Channel and SFX unaudited pro forma combined condensed consolidated financial statements reflect the merger, accounted for as a purchase, as follows:

SFX Class A common shares outstanding March 31, 2000 less
  shares held in treasury...................................   63,775,401
Less: Class A shares held by Clear Channel at March 31,
  2000......................................................   (3,000,000)
                                                              -----------
Adjusted Class A common stock outstanding...................   60,775,401
Share conversion number.....................................         0.60
                                                              -----------
Clear Channel's common stock to be issued to Class A
  holders...................................................   36,465,241
SFX Class B common shares outstanding March 31, 2000 (1:1
  conversion)...............................................    2,545,557
                                                              -----------
Total Clear Channel common stock to be issued in the
  merger....................................................   39,010,798
Estimated value per share (based on the average price
  between February 23, 2000 and March 2, 2000)..............  $   74.0089
                                                              -----------
                                                              $ 2,887,146
Estimated value of common stock options and other equity....      208,904
Historical cost of SFX common shares held by Clear
  Channel...................................................       84,881
Estimated transaction costs.................................       70,000
                                                              -----------
          Total estimated purchase price....................  $ 3,250,931
                                                              ===========

     For purposes of these statements the total estimated purchase price was allocated as follows:

Total estimated purchase price..............................  $3,250,931
Plus -- estimated fair value of long-term debt in excess of
  carrying value............................................      42,438
Less -- SFX net assets at March 31, 2000....................   1,036,370
Plus -- Historical cost of SFX investment not purchased.....      21,341
Plus -- elimination of SFX's existing net goodwill and other
  intangible assets.........................................   1,601,329
                                                              ----------
Estimated purchase price allocated to goodwill and other
  intangible assets.........................................  $3,879,669
                                                              ==========

     The estimated purchase price allocated to goodwill and other intangible assets of $3,879,669 will be amortized over a 20 year period using the straight-line method, which will result in annual amortization of $193,983.

     Clear Channel will be required to refinance certain outstanding SFX long-term debt.

     The unaudited pro forma combined condensed consolidated balance sheet is based on the assumption that SFX's debt holders will not tender their debt securities based on a change of control of SFX, although Clear Channel must offer to tender all of SFX's senior notes and notes at prices ranging from 100% to 101% of the principal amount of the notes. It is expected that the debt holders will not accept Clear Channel's tender offer, as the fair value of this debt is expected to be greater than the required offer at the time of the offer.

                                 CLEAR CHANNEL

                     NOTES TO UNAUDITED PRO FORMA COMBINED
           CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(A) The pro forma merger adjustments at March 31, 2000 are as follows:

                                                                    INCREASE
                                                                   (DECREASE)
                                                                   ----------
(1)  Decrease in cash resulting from estimated merger expenses including the $34.5 million proposed settlement to SFX
     shareholder suits...........................................  $  (70,000)
(2)  Increase in intangible assets, net equal to the excess
     purchase price of the merger and the elimination of SFX's
     pre-existing intangible assets..............................   2,278,340
(3)  Decrease in equity investment in, and advances to,
     nonconsolidated affiliates resulting from the elimination of
     SFX investments not purchased...............................     (21,341)
(4)  Decrease in other investments resulting from the elimination
     of Clear Channel's investment in SFX common stock...........    (122,437)
(5)  Increase in long-term debt resulting from the mark-up of
     SFX's debt to fair value in excess of carrying value........      42,438
(6)  Decrease in deferred income taxes resulting from the
     elimination of deferred tax on unrealized gain related to
     Clear Channel's investment in SFX common stock..............     (13,145)
(7)  Increase in common stock to account for Clear Channel common stock given in the merger, net of SFX's outstanding shares,
     at $0.10 par value..........................................       3,237
(8)  Increase in additional paid-in capital to account for Clear
     Channel common stock given in the merger at $74.0089 per
     share less $0.10 par value ($2,883,245) plus the value of
     SFX stock options included in the merger ($208,904) less
     SFX's additional paid-in capital balance ($1,295,718).......   1,796,431
(9)  Increase in retained earnings (accumulated deficit) to
     eliminate SFX's existing accumulated deficit balance........     253,280
(10) Decrease in other comprehensive income resulting from the elimination of Clear Channel's unrealized gain on their
     investment in SFX common stock..............................     (24,411)
(11) Increase in other equity resulting from the elimination of
     SFX's deferred compensation.................................       2,857
(12) Increase in cost of shares held in treasury resulting from
     the cancelation of SFX's shares held in treasury............       3,875

                                 CLEAR CHANNEL

                     NOTES TO UNAUDITED PRO FORMA COMBINED
           CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(B) The pro forma merger adjustments for the year ended December 31, 1999 and for the three months ended March 31, 2000 are as follows:

                                                                 INCREASE (DECREASE)
                                                                      TO INCOME
                                                                 --------------------
                                                                 12/31/99    3/31/00
                                                                 ---------   --------
(13)  Decrease in revenue due to the elimination of services
      SFX provided to Clear Channel and services Clear Channel
      provided to SFX and the reclassification of earnings from
      equity method investments out of net revenue (SFX's
      policy) into equity in earnings of nonconsolidated
      affiliates (Clear Channel's policy)......................  $ (8,340)   $ (2,031)
(14)  Decrease in operating expense due to the elimination of services SFX provided to Clear Channel and services Clear
      Channel provided to SFX of $3,437 and $1,751 for 12/31/99
      and 3/31/00, respectively, offset by the increase in
      operating expenses resulting from change in
      classification of integration and start-up costs of
      $12,701 and $3,734 for 12/31/99 and 3/31/00,
      respectively, from treatment as depreciation expense
      (SFX's policy) to treatment as operating expense (Clear
      Channel's policy)........................................    (9,264)     (1,983)
(15)  Increase in amortization expense resulting from the
      additional goodwill created by the merger, other
      intangible assets acquired in the merger and a change in
      the life of intangible assets amortization from an
      average of 15 years (SFX's policy) to an average of 20
      years (Clear Channel's policy) of $92,805 and $17,120 for
      12/31/99 and 3/31/00, respectively, partially offset by
      the reclassification of $12,701 and $3,734 for 12/31/99
      and 3/31/00, respectively, from depreciation expense to
      operating expense........................................   (80,104)    (13,386)
(16)  Decrease in merger and non-recurring costs due to the
      elimination of direct merger related expenses............        --       7,602
(17)  Decrease in interest expense resulting from the
      amortization of premium on long-term debt resulting from
      the mark-up to fair value................................     5,664       1,302
(18)  Increase in income tax expense associated with the tax effect of adjustment (15) at Clear Channel's assumed tax
      rate of 40%..............................................    (2,266)       (521)
(19)  Increase in equity in earnings (loss) of nonconsolidated affiliates resulting from the reclassification of
      earnings from equity method investments out of revenue
      (SFX's policy) into equity in earnings of nonconsolidated
      affiliates (Clear Channel's policy)......................     4,903         280

                                 CLEAR CHANNEL

                     NOTES TO UNAUDITED PRO FORMA COMBINED
           CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Pro forma basic and diluted share information is as follows:

                                                                    (IN THOUSANDS)
                                                                 --------------------
                                                                 12/31/99    3/31/00
                                                                 ---------   --------
Basic:
  Clear Channel pro forma weighted-average shares
     outstanding...............................................   340,249     338,803
  SFX weighted-average shares outstanding......................    58,204      66,416
  Decrease weighted-average common stock outstanding to account for Clear Channel's common stock given in the merger at
     the share conversion number of 0.60 for SFX's Class A
     common stock and 1.0 for SFX's Class B common stock.......   (19,202)    (27,406)
                                                                 --------    --------
  Clear Channel and SFX pro forma merger weighted-average
     shares outstanding........................................   379,251     377,813
                                                                 ========    ========
Diluted:
  Clear Channel pro forma weighted-average shares
     outstanding...............................................   358,149     374,994
  SFX weighted-average shares outstanding......................    61,542      71,108
  Decrease weighted-average common stock outstanding to account for Clear Channel's common stock given in the merger and
     to account for the dilution effect SFX's common stock
     warrants, employee stock options and other dilutive shares have on the Company at the share conversion number of 0.60 for SFX's Class A common stock and 1.0 for SFX's Class B
     common stock..............................................   (20,538)    (29,282)
                                                                 --------    --------
  Clear Channel and SFX pro forma merger weighted-average
     shares outstanding........................................   399,153     416,820
                                                                 ========    ========

                                 CLEAR CHANNEL

              UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
                          YEAR ENDED DECEMBER 31, 1999

                                                              JACOR
                                                 CLEAR      HISTORICAL                     CLEAR
                                                CHANNEL     1/1 TO 5/4     PRO FORMA      CHANNEL
                                               HISTORICAL      1999      ADJUSTMENT(A)   PRO FORMA
                                               ----------   ----------   -------------   ----------
Net revenue..................................  $2,678,160    $271,647      $      --     $2,949,807
Operating expenses...........................   1,632,115     192,077             --      1,824,192
Depreciation and amortization................     722,233      46,951         47,876        817,060
Corporate expenses...........................      70,146       7,373             --         77,519
                                               ----------    --------      ---------     ----------
Operating income (loss)......................     253,666      25,246        (47,876)       231,036
Interest expense.............................     192,321      39,731            927        232,979
Gain on disposition of assets................     138,659     130,385       (267,310)         1,734
Other income (expense) -- net................      20,209        (163)            --         20,046
                                               ----------    --------      ---------     ----------
Income (loss) before income taxes, equity in
  earnings (loss) of nonconsolidated
  affiliates and extraordinary item..........     220,213     115,737       (316,113)        19,837
Income tax (expense) benefit.................    (150,635)    (52,300)       117,542        (85,393)
                                               ----------    --------      ---------     ----------
Income (loss) before equity in earnings of
  nonconsolidated affiliates and
  extraordinary
  item.......................................      69,578      63,437       (198,571)       (65,556)
Equity in earnings of nonconsolidated
  affiliates.................................      16,077          --             --         16,077
                                               ----------    --------      ---------     ----------
Income (loss) before extraordinary item......  $   85,655    $ 63,437      $(198,571)    $  (49,479)
                                               ==========    ========      =========     ==========
Income (loss) before extraordinary item per
  common share:
  Basic......................................  $     0.27                                $    (0.15)
                                               ==========                                ==========
  Diluted....................................  $     0.26                                $    (0.15)
                                               ==========                                ==========

                                 CLEAR CHANNEL

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                           (IN THOUSANDS OF DOLLARS)

JACOR MERGER

     The Jacor acquisition pro forma adjustments exclude the effect of any divestiture of stations, which were required for regulatory approval, as Clear Channel intends the funds received from any divestiture to be reinvested in acquisitions of similar stations in other markets.

     (A) The pro forma merger adjustments for the year ended December 31, 1999 are as follows:

                                                               INCREASE (DECREASE)
                                                                    TO INCOME
                                                               -------------------
(1)   Increase in amortization expense resulting from the
      additional goodwill created by the merger and a change
      in the life of goodwill amortization from 40 years
      (Jacor's policy) to 25 years (Clear Channel's policy).
      This amortization expense results in a permanent
      difference and will not be deductible for federal
      income tax purposes...................................        $ (47,876)
(2)   Increase in interest expense associated with the
      increased long-term debt resulting from the estimated
      merger expenses of $50,000............................             (927)
(3)   Decrease in gain on disposition of assets as this gain
      is associated directly with the merger of Jacor and is
      a non-recurring item..................................         (267,310)
(4)   Decrease in income tax expense associated with the tax
      effect of adjustments (2) and (3) at Clear Channel's
      assumed tax rate of 40%...............................          117,542

                               AMFM MERGER EFFECT

       UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEET
                               AT MARCH 31, 2000
                           (IN THOUSANDS OF DOLLARS)

                                                                                                                    PRO FORMA
                                    AMFM         PRO FORMA         AMFM        CLEAR CHANNEL         AMFM             MERGER
                                 HISTORICAL    ADJUSTMENTS(A)    PRO FORMA    DIVESTITURES(B)   DIVESTITURES(C)   ADJUSTMENTS(D)
                                 -----------   --------------   -----------   ---------------   ---------------   --------------
ASSETS
Current assets:
  Cash and cash equivalents....  $    68,804      $     --      $    68,804      $      --        $        --      $        --
  Accounts receivable, net.....      455,380            --          455,380             --                 --               --
  Other current assets.........       60,920            --           60,920             --                 --               --
                                 -----------      --------      -----------      ---------        -----------      -----------
    Total current assets.......      585,104            --          585,104             --                 --               --
Property and equipment, net....      459,693            --          459,693        (22,352)           (63,550)              --
Intangible assets, net.........   10,079,653            --       10,079,653       (385,959)        (1,658,763)      15,381,662
Other assets:
  Investments in
    nonconsolidated
    affiliates.................    1,081,115            --        1,081,115             --                 --           44,258
  Other assets.................      252,031            --          252,031             --                 --               --
                                 -----------      --------      -----------      ---------        -----------      -----------
    TOTAL ASSETS...............  $12,457,596      $     --      $12,457,596      $(408,311)       $(1,722,313)     $15,425,920
                                 ===========      ========      ===========      =========        ===========      ===========

LIABILITIES AND STOCKHOLDERS'
  EQUITY

Current liabilities:
  Accounts payable and accrued
    expenses...................  $   310,970      $     --      $   310,970      $      --        $        --      $        --
                                 -----------      --------      -----------      ---------        -----------      -----------
    Total current
      liabilities..............      310,970            --          310,970             --                 --               --
Long-term debt.................    5,783,388        10,000(1)     5,793,388       (860,246)        (2,266,613)         288,887
Deferred tax liabilities.......    1,663,262        (3,500)(1)    1,649,783        (33,106)          (272,065)       3,549,614
                                                    (9,979)(2)
Other liabilities..............       52,023            --           52,023             --                 --               --
Minority interest..............        3,435            --            3,435             --                 --               --
Stockholders' equity:
  Common stock.................        2,166            --            2,166             --                 --           18,196
  Additional paid-in capital...    5,272,597        28,511(2)     5,301,108             --                 --       11,730,311
  Retained earnings
    (accumulated deficit)......     (630,245)       (6,500)(1)     (655,277)       485,041            816,365         (161,088)
                                                   (18,532)(2)
                                 -----------      --------      -----------      ---------        -----------      -----------
    Total stockholders'
      equity...................    4,644,518         3,479        4,647,997        485,041            816,365       11,587,419
                                 -----------      --------      -----------      ---------        -----------      -----------
    TOTAL LIABILITIES AND
      STOCKHOLDERS' EQUITY.....  $12,457,596      $     --      $12,457,596      $(408,311)       $(1,722,313)     $15,425,920
                                 ===========      ========      ===========      =========        ===========      ===========

                                    AMFM
                                   MERGER
                                   EFFECT
                                 -----------
ASSETS
Current assets:
  Cash and cash equivalents....  $    68,804
  Accounts receivable, net.....      455,380
  Other current assets.........       60,920
                                 -----------
    Total current assets.......      585,104
Property and equipment, net....      373,791
Intangible assets, net.........   23,416,593
Other assets:
  Investments in
    nonconsolidated
    affiliates.................    1,125,373
  Other assets.................      252,031
                                 -----------
    TOTAL ASSETS...............  $25,752,892
                                 ===========
LIABILITIES AND STOCKHOLDERS'
  EQUITY
Current liabilities:
  Accounts payable and accrued
    expenses...................  $   310,970
                                 -----------
    Total current
      liabilities..............      310,970
Long-term debt.................    2,955,416
Deferred tax liabilities.......    4,894,226
Other liabilities..............       52,023
Minority interest..............        3,435
Stockholders' equity:
  Common stock.................       20,362
  Additional paid-in capital...   17,031,419
  Retained earnings
    (accumulated deficit)......      485,041
                                 -----------
    Total stockholders'
      equity...................   17,536,822
                                 -----------
    TOTAL LIABILITIES AND
      STOCKHOLDERS' EQUITY.....  $25,752,892
                                 ===========

                               AMFM MERGER EFFECT

  UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                PRO FORMA         CAPSTAR AS       PRO FORMA
                                                                               ADJUSTMENTS       ADJUSTED FOR     ADJUSTMENTS
                                                                 LAMAR           FOR THE         THE COMPLETED      FOR THE
                                                 AMFM         TRANSACTION         LAMAR             CAPSTAR         CAPSTAR
                                             HISTORICAL(E)   HISTORICAL(F)   TRANSACTION(F)     TRANSACTIONS(G)    MERGER(H)
                                             -------------   -------------   ---------------    ---------------   -----------
Net revenue................................   $1,977,888       $(156,627)       $      --          $ 347,290       $(31,397)(26)
Operating expenses.........................    1,048,711         (84,583)              --            207,001         (4,221)(26)
Depreciation and amortization..............      732,233         (94,062)              --             78,338        (26,832)(26)
                                                                                                                    146,977(27)
Noncash compensation expense...............        6,443              --               --             20,284             --(27)
Merger and non-recurring costs.............       81,829          (2,154)              --             51,288        (47,510)(28)
Corporate expenses.........................       57,559          (6,835)              --             14,026             --
                                              ----------       ---------        ---------          ---------       --------
Operating income (loss)....................       51,113          31,007               --            (23,647)       (99,811)
Interest expense...........................      426,681            (171)         (36,128)(22)        90,075         (9,650)(26)
                                                                                                                      1,406(29)
Interest income............................       10,644              --               --                302         (9,650)(26)
Gain on disposition of assets..............      221,312             947         (209,970)(23)            --             --
Gain on disposition of representation
  contracts................................       18,173              --               --                 --             --
Other income...............................           --              --               --                (46)            --
                                              ----------       ---------        ---------          ---------       --------
Income (loss) before income taxes, equity
  in earnings (loss) of nonconsolidated
  affiliates and extraordinary item........     (125,439)         32,125         (173,842)          (113,466)      (101,217)
Income tax (expense) benefit...............        6,391          (8,867)          60,845(24)         26,759         35,426(30)
Dividends and accretion on preferred stock
  of subsidiaries..........................       11,846              --               --             17,390             --
                                              ----------       ---------        ---------          ---------       --------
Income before equity in earnings (loss) of
  nonconsolidated affiliates and
  extraordinary item.......................     (130,894)         23,258         (112,997)          (104,097)       (65,791)
Equity in earnings (loss) of
  nonconsolidated
  affiliates...............................      (27,651)             --          (57,599)(25)        (2,444)            --
                                              ----------       ---------        ---------          ---------       --------
Net income (loss) before extraordinary
  item.....................................     (158,545)         23,258         (170,596)          (106,541)       (65,791)
Preferred stock dividends..................       15,936              --               --                 --             --
                                              ----------       ---------        ---------          ---------       --------
Income (loss) attributable to common shares
  outstanding..............................   $ (174,481)      $  23,258        $(170,596)         $(106,541)      $(65,791)
                                              ==========       =========        =========          =========       ========
Net income (loss) before extraordinary item
  per common share:
  Basic and diluted........................   $    (1.01)
                                              ==========
  Weighted-average common shares
     outstanding...........................      172,967                                                             28,464
                                              ==========                                                           ========

                               AMFM MERGER EFFECT

  UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                         (Continuation of above table)

                                                PRO FORMA
                                               ADJUSTMENTS
                                                 FOR THE            OTHER
                                             OTHER COMPLETED      PRO FORMA           AMFM       CLEAR CHANNEL
                                              TRANSACTIONS(I)    ADJUSTMENTS(J)     PRO FORMA    DIVESTITURES(K)
                                              ---------------    --------------     ----------   ---------------
Net revenue................................        $  (705)          $     --        $2,136,449      $(120,840)
Operating expenses.........................           (116)                --        1,166,792         (57,857)
Depreciation and amortization..............          2,839                 --          839,493         (17,987)

Noncash compensation expense...............             --                 --           26,727              --
Merger and non-recurring costs.............             --                 --           83,453              --
Corporate expenses.........................             --                 --           64,750              --
                                                   -------           --------        ----------      ---------
Operating income (loss)....................         (3,428)                --          (44,766)        (44,996)
Interest expense...........................          2,815             12,944(31)      487,972         (47,723)

Interest income............................             --                 --            1,296              --
Gain on disposition of assets..............             --                 --           12,289              --
Gain on disposition of representation
  contracts................................             --                 --           18,173              --
Other income...............................             --                 --              (46)             --
                                                   -------           --------        ----------      ---------
Income (loss) before income taxes, equity
  in earnings (loss) of nonconsolidated
  affiliates and extraordinary item........         (6,243)           (12,944)        (501,026)          2,727
Income tax (expense) benefit...............          2,185              4,530(32)      127,269            (178)
Dividends and accretion on preferred stock
  of subsidiaries..........................             --            (29,236)(33)          --              --
                                                   -------           --------        ----------      ---------
Income before equity in earnings (loss) of
  nonconsolidated affiliates and
  extraordinary item.......................         (4,058)            20,822         (373,757)          2,549
Equity in earnings (loss) of
  nonconsolidated
  affiliates...............................             --                 --          (87,694)             --
                                                   -------           --------        ----------      ---------
Net income (loss) before extraordinary

  item.....................................         (4,058)            20,822         (461,451)          2,549
Preferred stock dividends..................             --            (15,936)(34)          --              --
                                                   -------           --------        ----------      ---------
Income (loss) attributable to common shares
  outstanding..............................        $(4,058)          $ 36,758        $(461,451)      $   2,549
                                                   =======           ========        ==========      =========
Net income (loss) before extraordinary item
  per common share:
  Basic and diluted........................                                          $   (2.14)(35)
                                                                                     ==========
  Weighted-average common shares
     outstanding...........................                            13,792          215,223
                                                                     ========        ==========


                         (Continuation of above table)

                                                                                        1999
                                                   AMFM         PRO FORMA MERGER        AMFM
                                               DIVESTITURES(L)    ADJUSTMENTS(M)    MERGER EFFECT
                                               ---------------   ----------------   -------------
Net revenue................................       $ (320,455)        $ (19,547)        $1,675,607
Operating expenses.........................         (179,245)          (13,156)           916,534
Depreciation and amortization..............         (133,137)          262,982            951,351

Noncash compensation expense...............               --                --             26,727
Merger and non-recurring costs.............               --            (5,475)            77,978
Corporate expenses.........................               --                --             64,750
                                                  ----------         ---------         ----------
Operating income (loss)....................           (8,073)         (263,898)          (361,733)
Interest expense...........................         (165,315)          (18,178)           256,756

Interest income............................               --                --              1,296
Gain on disposition of assets..............               --                --             12,289
Gain on disposition of representation
  contracts................................               --                --             18,173
Other income...............................               --                --                (46)
                                                  ----------         ---------         ----------
Income (loss) before income taxes, equity
  in earnings (loss) of nonconsolidated
  affiliates and extraordinary item........          157,242          (245,720)          (586,777)
Income tax (expense) benefit...............          (23,110)           71,898            175,879
Dividends and accretion on preferred stock
  of subsidiaries..........................               --                --                 --
                                                  ----------         ---------         ----------
Income before equity in earnings (loss) of
  nonconsolidated affiliates and
  extraordinary item.......................          134,132          (173,822)          (410,898)
Equity in earnings (loss) of
  nonconsolidated
  affiliates...............................               --            19,228            (68,466)
                                                  ----------         ---------         ----------
Net income (loss) before extraordinary

  item.....................................          134,132          (154,594)          (479,364)
Preferred stock dividends..................               --                --                 --
                                                  ----------         ---------         ----------
Income (loss) attributable to common shares
  outstanding..............................       $  134,132         $(154,594)        $ (479,364)
                                                  ==========         =========         ==========
Net income (loss) before extraordinary item
  per common share:
  Basic and diluted........................

  Weighted-average common shares
     outstanding...........................

                               AMFM MERGER EFFECT

  UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 2000
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                 OTHER                                                             PRO FORMA
                                   AMFM        PRO FORMA         AMFM         CLEAR CHANNEL         AMFM             MERGER
                                HISTORICAL   ADJUSTMENTS(J)    PRO FORMA     DIVESTITURES(K)   DIVESTITURES(L)   ADJUSTMENTS(M)
                                ----------   --------------    ---------     ---------------   ---------------   --------------
Net revenue...................  $ 521,270       $    --        $ 521,270        $(27,531)         $(72,226)         $(80,467)
Operating expenses............    308,088            --          308,088         (14,405)          (43,312)          (78,386)
Depreciation and
  amortization................    212,491            --          212,491          (4,084)          (30,500)           40,160
Noncash compensation
  expense.....................     34,878            --           34,878              --                --                --
Merger and non-recurring
  costs.......................     11,115            --           11,115              --                --                --
Corporate expenses............     15,302            --           15,302              --                --                --
                                ---------       -------        ---------        --------          --------          --------
Operating income (loss).......    (60,604)           --          (60,604)         (9,042)            1,586           (42,241)
Interest expense..............    124,342        (1,014)(31)     123,328          (9,801)          (41,082)           (4,783)
Interest income...............        697            --              697              --                --                --
Gain on disposition of
  assets......................     22,819            --           22,819              --                --                --
Gain on disposition of
  representation contracts....     16,217            --           16,217              --                --                --
                                ---------       -------        ---------        --------          --------          --------
Income (loss) before income
  taxes, equity in earnings
  (loss) of nonconsolidated
  affiliates and extraordinary
  item........................   (145,213)        1,014         (144,199)            759            42,668           (37,458)
Income tax (expense)
  benefit.....................     10,749          (355)(32)      10,394            (924)           (8,385)           10,759
Credit on exchange of
  preferred stock of
  subsidiary..................      3,310        (3,310)(33)          --              --                --                --
                                ---------       -------        ---------        --------          --------          --------
Income (loss) before equity in
  earnings (loss) of
  nonconsolidated affiliates
  and extraordinary item......   (131,154)       (2,651)        (133,805)           (165)           34,283           (26,699)
Equity in earnings (loss) of
  nonconsolidated
  affiliates..................    (24,372)           --          (24,372)             --                --             4,807
                                ---------       -------        ---------        --------          --------          --------
Net income (loss) before
  extraordinary item..........   (155,526)       (2,651)        (158,177)           (165)           34,283           (21,892)
Preferred stock dividends.....        321          (321)(34)          --              --                --                --
                                ---------       -------        ---------        --------          --------          --------
Income (loss) attributable to
  common shares outstanding...  $(155,847)      $(2,330)       $(158,177)       $   (165)         $ 34,283          $(21,892)
                                =========       =======        =========        ========          ========          ========
Basic and diluted loss before
  extraordinary item per
  common share................  $   (0.72)                     $   (0.73)(35)
                                =========                      =========
Weighted-average common shares
  outstanding.................    215,116         1,269          216,385
                                =========       =======        =========

                                  2000 AMFM
                                MERGER EFFECT
                                -------------
Net revenue...................    $ 341,046
Operating expenses............      171,985
Depreciation and
  amortization................      218,067
Noncash compensation
  expense.....................       34,878
Merger and non-recurring
  costs.......................       11,115
Corporate expenses............       15,302
                                  ---------
Operating income (loss).......     (110,301)
Interest expense..............       67,662
Interest income...............          697
Gain on disposition of
  assets......................       22,819
Gain on disposition of
  representation contracts....       16,217
                                  ---------
Income (loss) before income
  taxes, equity in earnings
  (loss) of nonconsolidated
  affiliates and extraordinary
  item........................     (138,230)
Income tax (expense)
  benefit.....................       11,844
Credit on exchange of
  preferred stock of
  subsidiary..................           --
                                  ---------
Income (loss) before equity in
  earnings (loss) of
  nonconsolidated affiliates
  and extraordinary item......     (126,386)
Equity in earnings (loss) of
  nonconsolidated
  affiliates..................      (19,565)
                                  ---------
Net income (loss) before
  extraordinary item..........     (145,951)
Preferred stock dividends.....           --
                                  ---------
Income (loss) attributable to
  common shares outstanding...    $(145,951)
                                  =========
Basic and diluted loss before
  extraordinary item per
  common share................
Weighted-average common shares
  outstanding.................

                               AMFM MERGER EFFECT

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                  CONDENSED CONSOLIDATED FINANCIAL INFORMATION
                           (IN THOUSANDS OF DOLLARS)

(A) Adjustments to the Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet regarding transactions that occurred relating to AMFM business

     (1) Reflects the purchase of $100,000 of aggregate principal amount of AMFM's 10 1/2% Senior Subordinated Notes due 2007 and estimated fees and expenses pursuant to a tender offer which was commenced on April 28, 2000, funded with borrowings under the credit agreement. The adjustment to accumulated deficit represents the related extraordinary loss on the early extinguishment of debt of $6,500, net of a tax benefit of $3,500.

     (2) Reflects the adjustment to record estimated stock option compensation expense of $18,532, net of a tax benefit of $9,979, relating to certain executive stock options which will become exercisable upon the Clear Channel merger.

     Clear Channel and AMFM unaudited pro forma combined condensed consolidated financial statements reflect the merger, with AMFM accounted for as a purchase, as follows:

AMFM common shares outstanding March 31,2000................   216,613,724
                                                              ------------
Share conversion number.....................................          0.94
                                                              ------------
Clear Channel's common stock to be issued in the merger.....   203,616,901
Estimated value per share (based on the average price
  between September 29, 1999 and October 6, 1999)...........  $    77.3229
                                                              ------------
                                                              $ 15,744,249
Estimated value of common stock options and other equity....     1,307,532
Estimated transaction costs.................................       100,000
                                                              ------------
          Total estimated purchase price....................  $ 17,151,781
                                                              ============

     For purposes of these statements the total estimated purchase price was allocated as follows:

Total estimated purchase price..............................  $17,151,781
Plus -- deferred tax liability..............................    3,549,614
Plus -- fair value of debt in excess of carrying value......      188,887
Less -- estimated fair value adjustment to investment in and
  advances to nonconsolidated affiliates....................       44,258
Less -- AMFM net assets at March 31, 2000...................    5,464,362
Plus -- elimination of AMFM's existing net licenses and
  goodwill..................................................    8,420,890
                                                              -----------
Estimated purchase price allocated to licenses and
  goodwill..................................................  $23,802,552
                                                              ===========

                               AMFM MERGER EFFECT

                     NOTES TO UNAUDITED PRO FORMA COMBINED
           CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The estimated purchase price allocated to licenses and goodwill of $23,802,552 will be amortized over a 25 year period using the straight-line method, which will result in annual licenses and goodwill amortization of $952,102.

     The pro forma information does not include adjustments related to the antitrust issues raised by the DOJ concerning the approximate 30% equity (11% voting) interest in Lamar currently owned by AMFM. Clear Channel or AMFM will be required to divest some or all of the investment in Lamar over some undetermined period of time. The total income effect of the Lamar investment included in pro forma balances is a loss of $61,379 and $16,894 at December 31, 1999 and March 31, 2000, respectively. If divestiture of all of the Lamar investment is required by the DOJ, pro forma net loss before extraordinary items would be $471,985 and $129,057 at December 31, 1999 and March 31, 2000, respectively. Additionally, when Clear Channel or AMFM is required to divest some or all of the Lamar investment, proceeds from the divestiture would be used to reduce debt, which would reduce pro forma interest expense. See Footnote 25 on page
105 for more information regarding this investment.

     Clear Channel will be required to refinance certain outstanding AMFM long-term debt.

     The unaudited pro forma combined condensed consolidated balance sheet is based on the assumption that AMFM's debt holders will not tender their debt securities based on a change of control of AMFM, although Clear Channel must offer to tender all of AMFM's senior notes and notes at prices ranging from 100% to 101% of the principal amount of the notes. It is expected that the debt holders will not accept Clear Channel's tender offer, as the fair value of this debt is expected to be greater than the required offer at the time of the offer.

     The total number of actual divested stations is still subject to regulatory approval. Based on the current status of regulatory approvals, the final total of stations to be divested is expected to be between 110 and 115 stations. The pro forma adjustments at March 31, 2000 relating to the sale of radio stations Clear Channel and AMFM anticipate divesting, assuming a total of 112 radio stations in the aggregate will be divested, are as follows:

(B) Clear Channel Divestitures

                                                                      INCREASE
                                                                     (DECREASE)
                                                                     ----------
 (5)   Decrease in property, plant and equipment, net of
       accumulated depreciation....................................  $ (22,352)
 (6)   Decrease in intangible assets, net..........................   (385,959)
 (7)   Decrease in long-term debt resulting from the use of net
       proceeds....................................................   (860,246)
 (8)   Decrease in deferred income taxes...........................    (33,106)
 (9)   Increase in retained earnings resulting from the gain on the sale of stations, net of tax at Clear Channel's assumed tax
       rate of 40%.................................................    485,041

                               AMFM MERGER EFFECT

                     NOTES TO UNAUDITED PRO FORMA COMBINED
           CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(C) AMFM Divestitures

                                                                      INCREASE
                                                                     (DECREASE)
                                                                     -----------
(10)   Decrease in property, plant and equipment, net of
       accumulated depreciation....................................  $   (63,550)
(11)   Decrease in intangible assets, net..........................   (1,658,763)
(12)   Decrease in long-term debt resulting from the use of net
       proceeds....................................................   (2,266,613)
(13)   Decrease in deferred income taxes...........................     (272,065)
(14)   Increase in retained earnings resulting from the gain on the sale of stations, net of tax at AMFM's assumed tax rate of
       39%.........................................................      816,365

(D) The pro forma merger adjustments at March 31, 2000 are as follows:

                                                                    INCREASE
                                                                   (DECREASE)
                                                                   -----------
(15) Increase in intangible assets, net equal to the excess
     purchase price of the merger and the elimination of AMFM's existing accumulated amortization of goodwill...............  $15,381,662
(16) Increase in investment in and advances to, nonconsolidated affiliates due to the mark-up to fair value of AMFM's
     investments.................................................       44,258
(17) Increase in long-term debt resulting from estimated merger
     expenses and mark-up of AMFM's debt to fair value...........      288,887
(18) Increase in deferred income tax due to fair value write-up
     of FCC licenses.............................................    3,549,614
(19) Increase in common stock to account for Clear Channel common
     stock given in the merger at $0.10 par value................       18,196
(20) Increase in additional paid-in capital to account for Clear
     Channel common stock given in the merger at $77.3229 per
     share less $0.10 par value ($15,723,888) plus the value of
     AMFM stock options included in the merger ($1,307,531) less
     AMFM's pro forma additional paid-in capital balance
     ($5,301,108)................................................   11,730,311
(21) Decrease in retained earnings to eliminate AMFM's existing
     pro forma retained earnings balance.........................     (161,088)

ADJUSTMENTS TO THE UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS REGARDING TRANSACTIONS THAT OCCURRED RELATING TO AMFM BUSINESS

(E) AMFM began operating KKFR-FM and KFYI-AM in Phoenix under a time brokerage agreement effective November 5, 1998. Therefore, the results of operations of KKFR-FM and KFYI-AM are included in AMFM's historical operations for the year ended December 31, 1999.

AMFM entered into a time brokerage agreement to sell substantially all of the broadcast time of WMVP-AM in Chicago effective September 10, 1998. Therefore, substantially all of the results of operations of WMVP-AM are excluded from AMFM's historical operations for the year ended December 31, 1999.

(F) On September 15, 1999, AMFM completed the sale to Lamar of all of the outstanding common stock of the subsidiaries which held all of AMFM's assets used in its outdoor advertising business. AMFM received net cash proceeds of approximately $700,000 and 26,227,273 shares of class A common stock, par

                               AMFM MERGER EFFECT

                     NOTES TO UNAUDITED PRO FORMA COMBINED
           CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

value $.01 per share, of Lamar. This adjustment removes the historical results of operations of AMFM's outdoor advertising business.

     (22) Reflects the net decrease in interest expense of $36,128 for the year ended December 31, 1999 in connection with the additional bank borrowings related to the outdoor advertising acquisitions completed during 1999 and the paydown of debt resulting from the net proceeds of $700,000 received from Lamar.

     (23) Reflects the elimination of the nonrecurring gain of $209,970 incurred in connection with AMFM's sale of its outdoor advertising business.

     (24) Reflects the tax effect of the pro forma adjustments.

     (25) The adjustment to reflect AMFM's 30% equity (11% voting) interest in Lamar and amortization of the investment basis in excess of underlying equity in the net assets of Lamar over an estimated life of 15 years is as follows:

                                                                 PERIOD FROM
                                                                 JANUARY 1 TO
                                                              SEPTEMBER 15, 1999
                                                              ------------------
Lamar historical net loss applicable to common stock for the
  nine months ended September 30, 1999......................       $(19,533)
Pro forma adjustments for the acquisition by Lamar of AMFM's
  outdoor business..........................................        (49,383)
                                                                   --------
Lamar pro forma net loss applicable to common
  stockholders..............................................        (68,916)
AMFM equity interest........................................             30%
                                                                   --------
Equity in pro forma net loss of Lamar.......................        (20,675)
Less historical equity in net loss of Lamar.................           (174)
                                                                   --------
Pro forma adjustment for equity in net loss of Lamar........        (20,501)
Amortization of investment basis in excess of underlying
  equity in the net assets of Lamar.........................        (37,098)
                                                                   --------
          Total equity in net loss of nonconsolidated
            affiliate.......................................       $(57,599)
                                                                   ========

       The Lamar pro forma net loss applicable to common stockholders was estimated by AMFM based on information obtained from publicly filed financial statements. These estimates, including the allocation of purchase price, are preliminary and subject to change.

                               AMFM MERGER EFFECT

                     NOTES TO UNAUDITED PRO FORMA COMBINED
           CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(G) Adjustments to Capstar's Historical Condensed Consolidated Statement of Operations

     Capstar's historical condensed consolidated statement of operations for the period from January 1 to July 13, 1999 and pro forma adjustments are summarized below:

PERIOD FROM JANUARY 1                              CAPSTAR      PRO FORMA       CAPSTAR
TO JULY 13, 1999                                  HISTORICAL   ADJUSTMENTS     PRO FORMA
---------------------                             ----------   -----------     ---------
Net revenues....................................  $ 347,290       $  --        $ 347,290
Operating expenses..............................    207,001          --          207,001
Depreciation and amortization...................     78,338          --           78,338
Corporate general and administrative............     14,026          --           14,026
Noncash compensation expense....................     20,284          --           20,284
LMA fees........................................        387        (387)(a)           --
Merger and non-recurring costs..................     51,288          --           51,288
                                                  ---------       -----        ---------
Operating income................................    (24,034)        387          (23,647)
Interest expense................................     90,075          --           90,075
Interest income.................................       (302)         --             (302)
Other (income) expense..........................         46          --               46
                                                  ---------       -----        ---------
Income (loss) before income taxes...............   (113,853)        387         (113,466)
Income tax expense (benefit)....................    (26,894)        135(b)       (26,759)
Dividends and accretion on preferred stock of
  subsidiary....................................     17,390          --           17,390
                                                  ---------       -----        ---------
Income (loss) before equity in net loss of
  nonconsolidated affiliates....................   (104,349)        252         (104,097)
Equity in net loss of nonconsolidated
  affiliates....................................     (2,444)         --           (2,444)
                                                  ---------       -----        ---------
Income (loss) attributable to common
  stockholders..................................  $(106,793)      $ 252        $(106,541)
                                                  =========       =====        =========

---------------

     (a) Reflects the elimination of $387 of time brokerage (LMA) fees paid by Capstar for the period from January 1 to July 13, 1999 related to acquired radio stations that were previously operated under time brokerage agreements.

     (b) Reflects the tax effect of the pro forma adjustments.

(H) Adjustments to Unaudited Pro Forma Combined Condensed Consolidated Statement of Operations Related to the Capstar Merger

     (26) Reflects the elimination of intercompany transactions between AMFM and Capstar for AMFM's media representation services provided to Capstar, Capstar's participation in The AMFM Radio Networks, fees paid by AMFM to Capstar under time brokerage (LMA) agreements and interest on Capstar's note payable to AMFM of $150,000 for the period from January 1 to July 13, 1999.

                               AMFM MERGER EFFECT

                     NOTES TO UNAUDITED PRO FORMA COMBINED
           CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     (27) Reflects incremental amortization related to the Capstar merger and is based on the allocation of the total consideration as follows:

                                                                PERIOD FROM
                                                               JANUARY 1 TO
                                                               JULY 13, 1999
                                                               -------------
Amortization expense on $5,892,486 of intangible assets.....     $210,602
Less: historical amortization expense.......................      (63,625)
                                                                 --------
Adjustment for net increase in amortization expense.........     $146,977
                                                                 ========

        Historical depreciation expense of Capstar as adjusted for the completed Capstar transactions is assumed to approximate depreciation expense on a pro forma basis. Actual depreciation and amortization may differ based upon final purchase price allocations.

     (28) Reflects the elimination of financial advisory and other expenses of Capstar in connection with the Capstar merger of $47,510 for the period from January 1 to July 13, 1999.

     (29) Reflects the adjustment to record interest expense of $1,406 for the year ended December 31, 1999 on additional bank borrowings related to estimated financial advisors, legal, accounting and other professional fees incurred by AMFM and Capstar.

     (30) Reflects the tax effect of the pro forma adjustments.

(I) Adjustments to Unaudited Pro Forma Combined Condensed Consolidated Statement of Operations Related to the Other Completed Transactions

     On April 16, 1999, AMFM sold WMVP-AM in Chicago to ABC, Inc. for $21,000 in cash. AMFM entered into a time brokerage agreement to sell substantially all of the broadcast time of WMVP-AM effective September 10, 1998.

     On July 1, 1999, AMFM acquired KKFR-FM and KFYI-AM in Phoenix from The Broadcast Group, Inc. for $90,000 in cash. AMFM began operating KKFR-FM and KFYI-AM under a time brokerage agreement effective November 5, 1998.

     The combined condensed statement of operations for the other completed transactions for the year ended December 31, 1999 is summarized below:

                                                CHICAGO          PRO FORMA
                                              DISPOSITION     ADJUSTMENTS FOR        OTHER
YEAR ENDED                                    HISTORICAL    THE OTHER COMPLETED    COMPLETED
DECEMBER 31, 1999                              1/1-4/16        TRANSACTIONS       TRANSACTIONS
-----------------                             -----------   -------------------   ------------
Net revenues................................     $(705)           $    --           $  (705)
Operating expenses..........................      (116)                --              (116)
Depreciation and amortization...............        --              2,839(a)          2,839
                                                 -----            -------           -------
Operating income (loss).....................      (589)            (2,839)           (3,428)
Interest expense............................        --              2,815(b)          2,815
                                                 -----            -------           -------
Income (loss) before income taxes...........      (589)            (5,654)           (6,243)
Income tax expense (benefit)................        --             (2,185)(c)        (2,185)
                                                 -----            -------           -------
Income (loss)...............................     $(589)           $(3,469)          $(4,058)
                                                 =====            =======           =======

                               AMFM MERGER EFFECT

                     NOTES TO UNAUDITED PRO FORMA COMBINED
           CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

---------------

     (a) Reflects incremental amortization related to the assets acquired in the Phoenix acquisition and is based on the allocation of the total consideration as follows:

                              INCREMENTAL    INTANGIBLE                   HISTORICAL    ADJUSTMENT
    YEAR ENDED                AMORTIZATION    ASSETS,     AMORTIZATION   AMORTIZATION    FOR NET
    DECEMBER 31, 1999          PERIOD(I)        NET        EXPENSE(I)      EXPENSE       INCREASE
    -----------------         ------------   ----------   ------------   ------------   ----------
    Phoenix acquisition.....     1/1-7/1      $85,160        $2,839          $ --         $2,839

        (i) Intangible assets are amortized on a straight-line basis over an estimated average 15 year life. The incremental amortization period represents the period of the year that the acquisition was not completed.

        Historical depreciation expense for the Phoenix acquisition is assumed to approximate depreciation expense on a pro forma basis. Actual depreciation and amortization may differ based upon final purchase price allocations.

     (b) Reflects the adjustment to interest expense as follows:

                                                                     YEAR ENDED
                                                                  DECEMBER 31, 1999
                                                                  -----------------
    Additional bank borrowings related to other completed
      transactions..............................................       $69,000
                                                                       -------
    Interest expense at 7.25%...................................         5,003
    Less: historical interest expense recognized subsequent to the completed
      transaction...............................................         2,188
                                                                       -------
    Net increase in interest expense............................       $ 2,815
                                                                       =======

     (c) Reflects the tax effect of the pro forma adjustments.

(J) Other Pro Forma Adjustments

     (31) Reflects (i) the net decrease in interest expense resulting from the November 19, 1999 refinancing of the existing credit agreements of two of AMFM's subsidiaries into a single new credit agreement with an estimated average interest rate of 7.25%, (ii) the net decrease in interest expense related to the purchase of $293,641 of aggregate principal amount of AMFM's 10 3/4% Senior Subordinated Notes due 2006 and estimated fees and expenses pursuant to a tender offer which was completed on November 12, 1999, funded with borrowings under the credit agreement, (iii) the net decrease in interest expense related to the purchase of $200,000 of aggregate principal amount of AMFM's
          9 3/8% Senior Subordinated Notes due 2004 and estimated fees and expenses which was completed on February 15, 2000, funded with borrowings under the credit agreement, (iv) the net decrease in interest expense related to the purchase of $100,000 aggregate principal amount of AMFM's 10 1/2% Senior Subordinated Notes due 2007 and estimated fees and expenses pursuant to a tender offer which was commenced on April 28, 2000, funded with borrowings under the credit agreement, (v) the net increase in interest expense related to the exchange of the 12 5/8% Series E Cumulative Exchangeable Preferred Stock of AMFM for 12 5/8% Senior Subordinated Exchange Debentures due 2006 on November 23, 1999 and (vi) the net increase in interest expense related to the exchange of the 12% Senior Exchangeable Preferred Stock of AMFM for 12% Subordinated Exchange Debentures due 2009 completed effective January 1, 2000.

     (32) Reflects the tax effect of the pro forma adjustments.

                               AMFM MERGER EFFECT

                     NOTES TO UNAUDITED PRO FORMA COMBINED
           CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     (33) Reflects the elimination of 1999 dividends and credit on exchange of preferred stock of subsidiary for the three months ended March 31, 2000 related to the exchange of the 12 5/8% Series E Cumulative Exchangeable Preferred Stock of AMFM for 12 5/8% Senior Subordinated Exchange Debentures due 2006 completed on November 23, 1999 and the exchange of the 12% Senior Exchangeable Preferred Stock of AMFM for 12% Subordinated Exchange Debentures due 2009 completed effective January 1, 2000.

     (34) Reflects the elimination of preferred stock dividends related to (i) the conversion of AMFM's $3.00 Convertible Exchangeable Preferred Stock to AMFM common stock on August 24, 1999, pursuant to a notice of redemption issued to holders and (ii) the conversion of AMFM's 7% Convertible Preferred Stock to AMFM common stock on January 19, 2000 pursuant to a notice of redemption issued to holders.

     (35) The pro forma combined loss per common share data is computed by dividing pro forma loss attributable to common stockholders by the weighted-average common shares assumed to be outstanding. A summary of shares used in the pro forma combined loss per common share calculation follows:

                                                                      THREE MONTHS
                                                    YEAR ENDED            ENDED
                                                 DECEMBER 31, 1999   MARCH 31, 2000
                                                 -----------------   ---------------
                                                           (IN THOUSANDS)
Historical weighted-average shares
  outstanding..................................       172,967            215,116
Incremental weighted-average shares relating
  to:
  53,553,966 shares of common stock issued in
     connection with the Capstar merger on July
     13, 1999..................................        28,464                 --
  11,979,800 shares of common stock issued upon
     the conversion of AMFM's $3.00 Convertible
     Exchangeable Preferred Stock on August 24,
     1999......................................         7,713                 --
  6,079,088 shares of common stock issued upon
     the conversion of AMFM's 7% Convertible
     Preferred Stock on January 19, 2000.......         6,079              1,269
                                                      -------            -------
Shares used in the pro forma combined earnings
  per share calculation........................       215,223            216,385
                                                      =======            =======

                               AMFM MERGER EFFECT

                     NOTES TO UNAUDITED PRO FORMA COMBINED
           CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The pro forma adjustments for the year ended December 31, 1999 and for the three months ended March 31, 2000 relating to the sale of radio stations Clear Channel and AMFM anticipate divesting, assuming a total of 112 radio stations in the aggregate will be divested, are as follows:

(K) Clear Channel Divestitures

                                                                 INCREASE (DECREASE)
                                                                      TO INCOME
                                                                 --------------------
                                                                 12/31/99    3/31/00
                                                                 ---------   --------
(36)  Decrease in revenue......................................  $(120,840)  $(27,531)
(37)  Decrease in operating expenses...........................     57,857     14,405
(38)  Decrease in depreciation and amortization, of which
      $3,173 and $1,151 for 12/31/99 and 3/31/00, respectively,
      results in a permanent difference and will not be
      deducted for federal income tax purposes.................     17,987      4,084
(39)  Decrease in interest expense associated with the
      reduction of long-term debt resulting from the use of net
      proceeds.................................................     47,723      9,801
(40)  Increase in income tax expense associated with the tax effect of adjustments (36) through (39) at Clear
      Channel's assumed tax rate of 40%........................       (178)      (924)

(L) AMFM Divestitures

                                                                 INCREASE (DECREASE)
                                                                      TO INCOME
                                                                ---------------------
                                                                12/31/99    03/31/00
                                                                ---------   ---------
(41)  Decrease in revenue....................................   $(320,455)  $(72,226)
(42)  Decrease in operating expenses.........................     179,245     43,312
(43)  Decrease in depreciation and amortization, of which
      $97,986 and $21,169 for 12/31/99 and 3/31/00,
      respectively, results in a permanent difference and
      will not be deducted for federal income tax purposes...     133,137     30,500
(44)  Decrease in interest expense associated with the
      reduction of long-term debt resulting from the use of
      net proceeds...........................................     165,315     41,082
(45)  Increase in income tax expense associated with the tax effect of adjustments (41) through (44) at AMFM's
      assumed tax rate of 39%................................     (23,110)    (8,385)

                               AMFM MERGER EFFECT

                     NOTES TO UNAUDITED PRO FORMA COMBINED
           CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(M) The pro forma merger adjustments for the year ended December 31, 1999 and for the three months ended March 31, 2000 are as follows:

                                                                      INCREASE (DECREASE)
                                                                           TO INCOME
                                                                     ---------------------
                                                                     12/31/99    03/31/00
                                                                     ---------   ---------
(46)  Decrease in revenue due to the elimination of services AMFM provided to Clear Channel and services Clear Channel
      provided to AMFM............................................   $ (19,547)  $(80,467)
(47)  Decrease in operating expense due to the elimination of services AMFM provided to Clear Channel and services Clear
      Channel provided to AMFM of $19,547 and $80,467 for 12/31/99 and 3/31/00, respectively, partially offset by the increase in operating expense resulting from change in classification for start-up and development costs of ($6,391) for 12/31/99 from treatment as depreciation expense and as merger and
      non-recurring costs (AMFM's policy) to treatment as
      operating expense (Clear Channel's policy)..................      13,156     78,386
(48)  Increase in amortization expense resulting from the
      additional licenses and goodwill created by the merger and a change in the life of licenses and goodwill amortization
      from 15 years (AMFM's policy) to 25 years (Clear Channel's policy). Of the $263,898 and $42,241 for 12/31/99 and
      3/31/00, respectively, additional amortization expense,
      $65,975 and $10,560 for 12/31/99 and 3/31/00, respectively, results in a permanent difference and will not be deductible for federal income tax purposes. This is partially offset by the decrease in amortization expense resulting from the
      change of classification of start-up and development costs of ($916) and $2,081 for 12/31/99 and 3/31/00, respectively, from treatment as depreciation expense (AMFM's policy) to
      treatment as operating expense (Clear Channel's policy).....    (262,982)   (40,160)
(49)  Decrease in merger and non-recurring costs resulting from the change in classification for start-up and development
      costs from treatment as merger and non-recurring costs
      (AMFM's policy) to treatment as operating expense (Clear
      Channel's policy)...........................................       5,475         --
(50)  Decrease in interest expense resulting from the amortization of premium on long-term debt resulting from the mark-up to fair value, partially offset by the increase in interest
      expense associated with the increased long-term debt
      resulting from the estimated merger expenses of $100,000....      18,178      4,783
(51)  Decrease in income tax expense associated with the tax effect of the adjustments in note (48) and (50) at Clear
      Channel's assumed tax rate of 40%...........................      71,898     10,759
(52)  Increase in equity in earnings of nonconsolidated affiliates caused by changing the life of excess cost amortization from
      15 years (AMFM's policy) to 25 years (Clear Channel's
      policy). This increase is partially offset by the
      amortization of the markup of excess cost to fair value.....      19,228      4,807

                               AMFM MERGER EFFECT

                     NOTES TO UNAUDITED PRO FORMA COMBINED
           CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Pro forma basic and diluted share information is as follows:

                                                                (IN THOUSANDS)
                                                              -------------------
                                                              12/31/99    3/31/00
                                                              --------    -------
Basic:
  Clear Channel pro forma weighted-average shares
     outstanding............................................  340,249     338,803
  AMFM pro forma weighted-average shares outstanding........  215,223     216,385
  Decrease weighted-average common stock outstanding to
     account for Clear Channel's common stock given in the
     merger at the share conversion number of 0.94..........  (11,959)    (12,768)
                                                              -------     -------
  Clear Channel and AMFM Pro Forma merger weighted-average
     shares outstanding.....................................  543,513     542,420
                                                              =======     =======
Diluted:
  Clear Channel pro forma weighted-average shares
     outstanding............................................  358,149     374,994
  AMFM pro forma weighted-average shares outstanding........  222,433     225,226
  Decrease weighted-average common stock outstanding to
     account for Clear Channel's common stock given in the
     merger and to account for the dilution effect AMFM's
     common stock warrants, employee stock options and other
     dilutive shares have on the Company at the share
     conversion number of 0.94..............................  (13,262)    (13,299)
                                                              -------     -------
  Clear Channel and AMFM Pro Forma merger weighted-average
     shares outstanding.....................................  567,320     586,921
                                                              =======     =======

     (c) Exhibits.

         22.1 Agreement and Plan of Merger dated October 2, 1999, among Clear Channel Communications, Inc., AMFM Inc., and CCU Merger Sub, Inc. (Previously filed on the Company's Current Report on Form 8-K dated October 5, 1999.)

         22.2 Agreement and Plan of Merger dated February 28, 2000, among Clear Channel Communications, Inc., SFX Entertainment, Inc., and CCU Merger Sub, Inc. (Previously filed on the Company's Current Report on Form 8-K dated February 29, 2000.)

         23.1  Consent of Pricewaterhouse LLP

         23.2  Consent of Ernst & Young LLP

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Clear Channel Communications, Inc.

Date: June 14, 2000                    By: /s/ HERBERT W. HILL, JR.
                                           -------------------------------------
                                           Herbert W. Hill, Jr.
                                           Senior Vice President and
                                           Chief Reporting Officer

                                INDEX TO EXHIBITS


        Exhibit
        Number      Description
        ------      -----------

         22.1       Agreement and Plan of Merger dated October 2, 1999, among
                    Clear Channel Communications, Inc., AMFM Inc., and CCU
                    Merger Sub, Inc. (Previously filed on the Company's Current
                    Report on Form 8-K dated October 5, 1999.)

         22.2       Agreement and Plan of Merger dated February 28, 2000, among
                    Clear Channel Communications, Inc., SFX Entertainment, Inc., and CCU Merger Sub, Inc. (Previously filed on the Company's
                    Current Report on Form 8-K dated February 29, 2000.)

         23.1       Consent of Pricewaterhouse LLP

         23.2       Consent of Ernst & Young LLP